Exhibit 10.1

Execution Version

CREDIT AGREEMENT

Dated as of February 19, 2025

among

LONG RIDGE ENERGY LLC,
as Borrower,

LONG RIDGE ENERGY GENERATION LLC and OHIO GASCO LLC,
as Operating Parties,

VARIOUS LENDERS,

CITIZENS BANK, N.A.,
 as Administrative Agent,

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
as Collateral Agent

and

MORGAN STANLEY SENIOR FUNDING, INC.
as Sole Lead Arranger and Sole Bookrunner

CITIZENS BANK, N.A and DEUTSCHE BANK SECURITIES INC.
as Lead Co-Managers

COMPASS POINT RESEARCH & TRADING, LLC, BTIG, LLC and ING CAPITAL LLC
as Co-Managers

i

SCHEDULES

Schedule I	-	Commitments; Applicable Lending Offices; Notices
Schedule 6.01(b)	-	Capital Stock
Schedule 6.01(k)	-	Adverse Proceedings
Schedule 6.01(m)	-	Environmental Matters
Schedule 6.01(p)		Regulatory Matters
Schedule 7.01(d)	-	Insurance
Schedule 7.01(u)	-	Post-Closing Deliverables
Schedule 7.01(w)		Initial Mortgage Property
Schedule 7.02(b)	-	Existing Debt
Schedule 7.02(f)	-	Permitted Investments
Schedule 7.02(o)	-	Existing Affiliate Transactions

EXHIBITS

Exhibit A	-	Form of Assignment and Assumption
Exhibit B	-	Form of Term B Note
Exhibit C	-	Form of Funding Notice
Exhibit D	-	Form of Security Agreement
Exhibit E	-	Form of Solvency Certificate
Exhibit F	-	Form of Collateral Agency and Intercreditor Agreement
Exhibit G-1	-	Form of Compliance Certificate
Exhibit G-2	-	Form of Financial Officer Certification
Exhibit H	-	Form of Conversion/Continuation Notice
Exhibit I	-	Form of Effective Date Certificate
Exhibit J	-	[Reserved]
Exhibit K	-	Form of Prepayment Notice
Exhibit L	-	Form of Depositary Agreement
Exhibit N	-	Form of Affiliate Assignment Agreement
Exhibit O-1	-	Form of Generating Project Operating Report
Exhibit O-2	-	Form of Production Project Operating Report
Exhibit P-1	-	Form of U.S. Tax Compliance Certificate
Exhibit P-2	-	Form of U.S. Tax Compliance Certificate
Exhibit P-3	-	Form of U.S. Tax Compliance Certificate
Exhibit P-4	-	Form of U.S. Tax Compliance Certificate
Exhibit Q	-	Form of Guaranty Agreement

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of February 19, 2025 (the “Effective Date”), by and among LONG RIDGE ENERGY LLC, a Delaware limited liability company (the “Borrower”), LONG RIDGE ENERGY GENERATION LLC, a Delaware limited liability company (“PowerCo”), OHIO GASCO LLC, a Delaware limited liability company (“GasCo” and, together with PowerCo, the “Operating Parties”, and individually an “Operating Party”), the LENDERS, CITIZENS BANK, N.A., as administrative agent (together with any successors and permitted assigns in such capacity, the “Administrative Agent”) and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as collateral agent (together with any successors and permitted assigns in such capacity, the “Collateral Agent”).

PRELIMINARY STATEMENTS:

(a)          The Borrower Parties are party to (i) that certain First Lien Credit Agreement, dated as of February 15, 2019, by and among the Borrower, the Operating Parties, the various financial institutions and other persons from time to time party thereto, and Cortland Capital Market Services LLC, as administrative agent and (ii) that certain Second Lien Credit Agreement, dated as of February 15, 2019, by and among the Borrower, the Operating Parties, the various financial institutions and other persons from time to time party thereto, and Cortland Capital Market Services LLC, as administrative agent (collectively, the “Existing Financing”), pursuant to which the various financial institutions and other persons party thereto extended credit to the Operating Parties for the development, construction, operation, maintenance and ownership of the Projects (as defined herein).

(b)            The Borrower has requested that the Lenders provide the senior secured term loan facility described herein, the proceeds of which shall be used to repay the Existing Financing and otherwise as provided in Section 4.09.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01    Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“2032 Notes” shall mean the $600,000,000 senior secured notes due 2032 issued by the Borrower pursuant to the 2032 Notes Indenture.

“2032 Notes Indenture” shall mean the Indenture for the 2032 Notes, dated as of February 19, 2025, among the Borrower, the Borrower Parties as guarantors, U.S. Bank Trust Company, National Association, as trustee (the “Senior Notes Trustee”) and the Collateral Agent.

“Acceleration” has the meaning specified in Section 8.01(e).

“Acceptable Letter of Credit” has the meaning specified in the Depositary Agreement.

“Additional Refinancing Lender” has the meaning set forth in Section 2.08(a).

“Administrative Agent” has the meaning specified in the preamble hereto.

“Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to the Borrower and the Lenders from time to time.

“Adverse Proceeding” means any action, suit, litigation, proceeding, hearing (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Borrower Party) at law or in equity, or before or by any Governmental Authority or arbitrator, domestic or foreign whether pending or, to the knowledge of any Borrower Party, threatened in writing against or directly affecting any Borrower Party or any property of any Borrower Party, including the Projects.

“Affected Financial Institution” means, (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” means any Lender having asserted that it is unlawful to make SOFR Advances pursuant to Section 4.04(c).

“Affected Property” means, with respect to any Event of Eminent Domain or Casualty Event, any Property (in whole or in part) of any Operating Party lost, destroyed, damaged, condemned or otherwise taken as a result of the occurrence of such Event of Eminent Domain or Casualty Event.

“Affiliate” means, with respect to a specified Person, another Person directly or indirectly through one or more intermediaries, controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ability to exercise voting power, by contract or otherwise.  For the purposes of this Agreement, Fortress and its Affiliates and any publicly traded entity managed by Fortress or any of its Affiliates, shall be deemed to be “Affiliates” of each Operating Party, the Borrower and Parent; provided that Mubadala Capital, a wholly owned asset management subsidiary of Mubadala Investment Company, and its Affiliates (except for Foundation Holdco LP and its controlled affiliates) shall not be deemed “Affiliates” of each Operating Party, the Borrower and Parent.

“Affiliate Assignment Agreement” means an Assignment and Assumption substantially in the form of Exhibit N hereto or any other form approved by the Administrative Agent.

“Affiliate Transaction” has the meaning specified in Section 7.02(o).

“Agency Fee Letter” means that certain Agency Fee Letter, dated as of February 7, 2025, between the Borrower and the Administrative Agent.

“Agent-Related Persons” means the Agents, the Depositary, and their respective Related Parties.

“Agents” means, individually or collectively, as the context may require, the Administrative Agent and the Collateral Agent.

“Agreement” means this Credit Agreement.

“All-In Yield” means, as to any Debt, the yield thereof, whether in the form of interest rate, margin, credit spread adjustment, original issue discount, upfront fees, a SOFR or Base Rate floor, or otherwise, in each case, incurred or payable by the Borrower Parties generally to all lenders of such Debt; provided, that original issue discount and upfront fees shall be equated to an interest rate assuming a 4-year life to maturity (e.g., 100 basis points of original issue discount equals to 25 basis points of interest margin for a four year average life to maturity) or, if less, the stated life to maturity at the time of incurrence of the applicable Debt; and provided, further, that “All-In Yield” shall not include amendment fees, consent fees, arrangement fees, structuring fees, commitment fees, underwriting fees, placement fees, advisory fees, success fees, ticking fees, undrawn commitment fees and similar fees (regardless of whether any of the foregoing fees are paid to, or shared with, in whole or in part any or all lenders), any fees not paid or payable in the primary syndication of such Debt or other fees not paid or payable generally to all lenders ratably.

“Ancillary Fees” has the meaning provided in Section 10.05(c)(vii).

“Annual Operating Budget” means a proposed annual operating plan and budget, detailed by month, of anticipated revenues and anticipated expenditures under all applicable waterfall levels set forth in Section 3.2(c) of the Depositary Agreement, anticipated Major Maintenance Expenses and Capital Expenditures. For the avoidance of doubt, the Annual Operating Budget shall in all instances be subject to the Permitted Variance.

“Annual Period” has the meaning specified in Section 7.03(f)(ii).

“Annual Reporting Date”  has the meaning specified in Section 7.03(c).

“Anti-Corruption Laws” means any laws or regulations relating to the prevention or prohibition of bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977.

“Anti-Money Laundering Laws” means, to the extent applicable to the Borrower Parties, any laws or regulations relating to money laundering or terrorist financing in any applicable jurisdiction currently in force or hereafter enacted as they may be amended from time to time, including the Patriot Act.

“Applicable ECF Percentage” means, in respect of Excess Cash Flow on each Quarterly Payment Date, one hundred percent (100%).

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s SOFR Lending Office in the case of a SOFR Advance.

“Applicable Margin” means 3.50% per annum for Base Rate Advances and 4.50% per annum for SOFR Advances.

“Approved Remedial Plan” has the meaning specified in Section 7.01(t)(ii)(B).

“Assignment and Assumption” means (a) an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06), and accepted by the Administrative Agent, in accordance with Section 10.06, and in substantially the form of Exhibit A hereto or any other form approved by the Administrative Agent or (b) in the case of any assignment to a Non-Debt Fund Affiliate, Debt Fund Affiliate or the Borrower, an Affiliate Assignment Agreement.

“Assignment Effective Date” has the meaning specified in Section 10.06(b).

“Auction” has the meaning specified in Section 10.06(g)(i).

“Auction Manager” means (a) the Administrative Agent or any Lead Arranger, as determined by the Borrower, or any of their respective Affiliates or (b) any other financial institution or advisor agreed by the Borrower and the Administrative Agent (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any repurchases pursuant to Section 10.06(g).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.14.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of ninety (90) days or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its Property) shall occur, or such Person shall take any corporate action to authorize any of the foregoing actions.

“Base Case Model” has the meaning specified in Section 5.01(b)(vi).

“Base Rate” means, for any day, a rate per annum equal to the greatest of: (a) the Prime Rate in effect on such day; (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%; and (c) 1% plus the Term SOFR (without giving effect to any rounding) for a one-month tenor in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided, that at no time shall the “Base Rate” be deemed to be less than 0.00% per annum.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively.

“Base Rate Advance” means a Term Advance that bears interest as provided in Section 2.05(a)(i).

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Benchmark” means, initially, with respect to any SOFR Advances, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.14.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent upon such occurrence:

(a)          Daily Simple SOFR; and

(b)         the sum of: (i) the alternate benchmark rate that has been selected by the Borrower and the Administrative Agent giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate of interest as a replacement to the Term SOFR Reference Rate or then-current Benchmark, if applicable, for syndicated credit facilities of the applicable currency and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a)          in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b)         in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)       a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b)
a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c)
a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.14 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the US Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” has the meaning specified in the preamble hereto.

“Borrower Materials” has the meaning specified in Section 7.03(p).

“Borrower Notice” has the meaning specified in Section 7.01(w)(i)(C)(2).

“Borrower Parties” means, individually or collectively, as the context may require, the Borrower and each Operating Party.

“Borrowing” means a Term B Borrowing or any other borrowing consisting of simultaneous Term Advances of the same Class and Type and, in the case of SOFR Advances, having the same Interest Period.

“Bring-Down Conditions” means, with respect to any applicable Term Advance, that:

(a)          the representations and warranties of each Borrower Party contained in each Loan Document are true and correct in all material respects (or, in the case of any such representations and warranties qualified as to materiality, in all respects) on and as of the date given, before and after giving effect to the Term Advance to be made on such date and, with respect to any Borrowing, to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date such Term Advance is made, in which case as of such specific date; and

(b)         no Default or Event of Default has occurred and is continuing, or would result from the making of such Term Advance on such date or, with respect to any Borrowing, from the application of the proceeds therefrom.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by law or other governmental action to close.

“Capex Carryover Amount” has the meaning specified in Section 7.02(q).

“CapEx Target Amount” means, at any time, the lesser of (a) an amount reasonably anticipated to cover Capital Expenditures (i)  solely in connection with the Production Project and (ii) with respect to LRWV for the 2025 and 2026 Fiscal Years, as reasonably determined by the Borrower in good faith and (b) eighty five million dollars ($85,000,000).

“Capital Expenditures” means, for any period and a Person, without duplication, the additions to property, plant and equipment and other capital expenditures of such Person and its consolidated subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of such Person for such period prepared in accordance with GAAP, but excluding to the extent they would otherwise be included in the definition of Capital Expenditures:

(a)        expenditures made in connection with the replacement, substitution, restoration or repair of Property to the extent financed with (i) Insurance Proceeds paid to any Operating Party on account of a Casualty Event in respect of the Property being replaced, restored or repaired or (ii) Eminent Domain Proceeds paid to any Operating Party on account of an Event of Eminent Domain, in each case in accordance with the terms of the Loan Documents;

(b)          the purchase price of equipment that is purchased with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by any credit granted by the seller of such equipment for the equipment being traded in at such time;

(c)         the purchase of plant, property or equipment to the extent financed with the proceeds of a disposition or asset sale permitted by this Agreement;

(d)           payments under Finance Lease Obligations to the extent such Finance Lease Obligations are permitted under the terms of the Loan Documents;

(e)          expenditures to the extent any Borrower Party has received reimbursement in cash from a Person that is not another Borrower Party for which any Borrower Party has not provided or is not required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person;

(f)           Major Maintenance Expenses; and

(g)          the purchase of plant, property or equipment, in each case to the extent financed (directly or indirectly) with Cash Flow Available for Restricted Payments or Investments (after satisfying the conditions set forth in Section 7.02(f)(ii) or Section 7.02(g)(i)(A), if any, as applicable), amounts on deposit in any Permitted Borrower Account or the proceeds of cash equity contributions received by any Borrower Party from Parent, which cash equity contributions have been so contributed prior to such purchase, specifically for the purpose of the purchase of such plant, property or equipment.

 “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand account or Deposit Account.

              “Cash Equivalents” means any of the following: (a) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof, or obligations unconditionally guaranteed by the full faith and credit of the government of the United States; (b) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than one year from the date of acquisition thereof and, at the time of acquisition, having a rating of AA- or higher from S&P or Aa3 or higher from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (c) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (d) demand deposits, time deposits, certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts or deposit accounts issued or offered by, the Depositary or any domestic office of any commercial bank organized under the laws of the United States of America, any State thereof, any country that is a member of the OECD or any political subdivision thereof, that has a combined capital and surplus and undivided profits of not less than $500,000,000; (e) fully collateralized repurchase agreements for securities described in clauses (a) and (b) above and entered into with a financial institution satisfying the criteria of clause (d) above; (f) marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency); and (g) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, substantially all of whose assets are invested in investments of the type described in clauses (a) through (e) above.

“Cash Flow Available for Debt Service” means, for any period, (a)(i) the sum of Project Revenues and LRWV Project Revenues collected for such period and (ii) the amount of Excluded Contributions previously received by the Borrower and Not Otherwise Applied; less (b) the aggregate of (without duplication) Operating Costs and Capital Expenditures paid during such period; provided, however, that clause (b) of this definition shall not include any amounts paid from amounts on reserve in the Liquidity Holdback Account or funded from the Gas CapEx Account.

“Cash Flow Available for Restricted Payments or Investments” means, for any period, an amount equal to the amount of any Excess Cash Flow proceeds that are not required to be applied pursuant to Section 2.04(b)(i) for such period (calculated without giving effect to Section 2.04(b)(vii)).

“Casualty Event” means a casualty event that causes all or a material portion of the Property of any Operating Party to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, other than (a) ordinary use and wear and tear or (b) any Event of Eminent Domain.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 4.04(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by U.S. or foreign regulatory authorities, in each case pursuant to Basel III, (ii) all requests, rules, guidelines, requirements and directives promulgated by the European Commission or foreign regulatory authorities, in each case pursuant to CRD IV (or any other applicable capital requirement directive) and (iii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall, in each case, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

 “Change of Control” means the occurrence of any of the following: (a) FTAI Infrastructure Inc. and/or any of its Affiliates shall, in the aggregate, fail to own and control, directly or indirectly, beneficially and of record, Capital Stock of the Borrower representing at least fifty percent (50%) on a fully diluted basis of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower or (b) the Borrower shall, in the aggregate, fail to own and control, directly or indirectly, beneficially and of record, Capital Stock of each Operating Party representing at least one hundred percent (100%) on a fully diluted basis of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of each Operating Party. Notwithstanding the foregoing, a Permitted Change of Control shall not constitute a Change of Control.

“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Term Advance or Commitment with respect to a particular Class of Term Advances or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Term B Commitments, Extended Term Commitments in respect of a given Term Extension Series or Refinancing Term B Commitments of a given Refinancing Series and (c) when used with respect to Term Advances or a Borrowing, refers to whether such Term Advances, or the Term Advances comprising such Borrowing, are Term B Advances, Extended Term Advances of a given Term Extension Series or Refinancing Term B Advances of a given Refinancing Series.  Term B Commitments, Extended Term Commitments or Refinancing Term B Commitments (and in each case, the Term Advances made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes.  Commitments (and, in each case, the Term Advances made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class.

“Co-Managers” means, collectively, Compass Point Research & Trading, LLC, BTIG, LLC and ING Capital LLC (each in its capacity as a co-manager under the Engagement Letter) and the Lead Co-Managers.

“Collateral” means (a) the Capital Stock of each Operating Party and of LRWV and (b) all Property of the Borrower Parties, now owned or hereafter acquired, upon which a Lien is created or purported to be created by a Collateral Document; provided that Excluded Property shall not constitute Collateral.

“Collateral Agent” has the meaning specified in the preamble hereto.

“Collateral Documents” means the Security Agreement (and any agreement entered into, or required to be delivered, by any of the Borrower Parties, as applicable, pursuant to the terms of the Security Agreement in order to perfect the Lien created on any Property pursuant thereto), the Depositary Agreement, the Intercreditor Agreement, the Mortgages, any account control agreement with any local bank in respect of any Local Operating Account and each other agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties to secure the obligations and liabilities of any Borrower Party under any Loan Document.

“Commitment” means, with respect to each Lender (to the extent applicable), such Lender’s Term B Commitment, Extended Term Commitment of a Term Extension Series or Refinancing Term B Commitment of a given Refinancing Series, as the context may require.

“Commodity Hedge and Power Sale Agreement” means any agreement (including each confirmation entered into pursuant to any master agreement) providing for any swap, cap, collar, put, call, floor, future, option, spot or forward sale with respect to the capacity or energy of any of the Projects (including capacity options and heat rate call options) or fuel or emissions requirements of any of the Projects, power purchase and sale agreement, fuel purchase and sale agreement, netback fuel contract, tolling agreement, capacity purchase agreement, emissions credit purchase or sale agreement, carbon allowance purchase or sale agreement, energy management agreement, netting agreement or similar agreement, in each case, entered into in respect of any commodity, including any energy management agreements having any such characteristics, and any agreement providing for credit support for any of the foregoing, but in each case, excluding any Physical Power or Gas Sale Agreement.

“Commodity Hedge Counterparty” means any Person (other than any Operating Party or its Affiliates) party to an Effective Date Commodity Hedge Agreement or Permitted Secured Commodity Hedge and Power Sale Agreement (or any such Person whose obligations under such applicable agreement is guaranteed by an entity) (a) that is, at the time it enters into such applicable agreement, (i) a commercial bank, insurance company or other similar financial institution or any Affiliate thereof, (ii) a public utility or (iii) in the business of selling, marketing, purchasing or distributing electric energy, capacity, ancillary services or fuel and (b) that, at the time such applicable agreement is entered into, has a Required Rating.

“Competitor” means any Person engaged primarily and actively in a business similar to the business of any Borrower Party.

“Compliance Certificate” means a compliance certificate substantially in the form of Exhibit G-1.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 4.04 or 10.03(c) and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Contractual Obligations” means, as applied to any Person, any provision of any Capital Stock issued by such Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which such Person is a party or by which it or any of its Properties is bound.

“Control Investment Affiliate” means as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) exists primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Term Advances of one Type into Term Advances of the other Type pursuant to Section 2.06 or 4.04.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit H.

“Covenant Parties” means the collective reference the Borrower Parties and LRWV.

“Covered Entity” means any of the following:

(a)           a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)           a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)           a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 10.24(a).

          “Credit Agreement Refinancing Indebtedness” means Debt (which may be (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Debt incurred pursuant to a Refinancing Amendment), in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Debt) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Term B Advances or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided, that (i) such Debt has a maturity no earlier than the Latest Maturity Date applicable to any Facility in effect prior to the incurrence of such Debt, and in the case of Refinancing Term B Advances, a Weighted Average Life to Maturity that is equal to or greater than, the remaining Weighted Average Life to Maturity of  the Refinanced Debt, (ii) such Debt shall not have a greater principal amount than the principal amount of the Refinanced Debt plus any accrued interest, fees, original issue discount, premium or expenses in respect thereof (including any related breakage costs under Interest Rate Agreements or Commodity Hedge and Power Sale Agreements), (iii) there shall be no borrowers or guarantors in respect of such Debt that are not the Borrower Parties (or, if LRWV becomes a Guarantor hereunder, LRWV), (iv) if secured, such Debt shall not be secured by any assets that do not constitute Collateral for the Facilities, (v) the other terms and conditions of such Debt shall either, at the option of the Borrower (A) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrower) or (B) if not consistent with the terms of the Refinanced Debt being refinanced or replaced, not materially more restrictive (taken as a whole) to the Borrower (as determined by the Borrower) than those applicable to the Refinanced Debt being refinanced or replaced (except for (x) pricing, premiums, fees, rate floors and prepayment and redemption terms and (y) covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Debt and it being understood that to the extent any financial maintenance covenant is added for the benefit of such Credit Agreement Refinancing Indebtedness in the form of Refinancing Term B Advances or refinancing notes or other debt securities (whether issued in a public offering, Rule 144A, private placement or otherwise), no consent shall be required from the Administrative Agent or any of the Lenders to the extent that such financial maintenance covenant is also added for the benefit of each Facility remaining outstanding after the incurrence or issuance of such Credit Agreement Refinancing Indebtedness (provided, that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Debt, together with a reasonably detailed description of the material terms and conditions of such Debt or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (v) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five-Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees))), (vi) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, and all commitments thereunder terminated, substantially concurrently with when such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained; provided that contingent obligations related to such Refinanced Debt may survive, (vii) an Other Debt Representative acting on behalf of the holders of such Debt shall have become party to the Intercreditor Agreement and (viii) any such Debt that is secured shall be subject to security agreements on substantially similar terms to the existing security agreements and to an intercreditor agreement on terms reasonably satisfactory to the Administrative Agent.

“CRD IV” means,  (a) Regulation (EU) No. 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No. 648/2012; and (b) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

 “Cure Notice” has the meaning specified in Section 7.04(b)(ii).

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that, if the Administrative Agent determines that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt” as applied to any Person, means, without duplication, (a) all obligations of such Person for borrowed money; (b) that portion of obligations with respect to Finance Lease Obligations that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) all obligations of such Person evidenced by notes, bonds, debentures, drafts or other similar instruments representing extensions of credit whether or not representing obligations for borrowed money; (d) all obligations of such Person in respect of the deferred purchase price of property (excluding (i) trade payables, (ii) expenses accrued in the ordinary course of business and (iii) obligation resulting from take or pay contracts entered into in the ordinary course of business) which purchase price is due more than six (6) months after the date of placing such property in service or taking delivery of the title thereto; (e) all Debt of others secured by any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed; provided that the amount of such Debt will be the lesser of (i) the fair market value of such asset as determined by such Person in good faith on the date of determination and (ii) the amount of such Debt of other Persons; (f) the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings; and (g) the net mark to market exposure of such Person in respect of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement or Commodity Hedge and Power Sale Agreement; provided, that in no event shall (A) deferred compensation arrangements, (B) non-compete or consulting obligations, (C) earn out obligations until such obligations are earned or mature in accordance with GAAP, (D) asset retirement obligations and (E) working capital or other adjustments to purchase price or indemnification obligations under purchase agreements (except to the extent that the amount payable is, or becomes, reasonably determinable and would be reflected on a balance sheet in accordance with GAAP), in each case, constitute Debt of a Person for the purposes of Section 7.02(b).

“Debt Fund Affiliate” means any Affiliate of any Parent that is a bona fide diversified debt fund with respect to which the applicable Parent does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity (but shall not include any natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural person) or the Borrower).

“Debt Proceeds” means, with respect to the incurrence or issuance of any Debt by a Borrower Party (other than Debt permitted to be incurred or issued pursuant to Section 7.02(b)), the Net Cash Proceeds received by such Borrower Party in connection with such incurrence or issuance.

“Debt Service” means, for any period, the sum of (without duplication) (a) all scheduled principal payable during such period in respect of the Term B Facility and any other senior secured or unsecured debt facility, (b) the amount of Term B Interest Expense, (c) the amount of interest expense in respect of any senior secured or unsecured debt facility and (d) the amount of any commitment fees or other scheduled fees in this Agreement, or commitment or other scheduled fees paid or payable in connection with any Refinanced Debt (other than fees that constitute operating expenses).  For the avoidance of doubt, Debt Service shall not include any (i) mandatory prepayments pursuant to the Loan Documents, (ii) amounts required to be transferred to the Debt Service Reserve Account or (iii) repayment of Term B Advances on the Term Maturity Date.

“Debt Service Coverage Ratio” or “DSCR” means, for any Measurement Period, the ratio of (a) Cash Flow Available for Debt Service for such Measurement Period to (b) Debt Service of the Borrower Parties for such Measurement Period; provided that with respect to the fiscal quarters ending December 31, 2025 and March 31, 2026, DSCR shall be calculated on a pro forma basis as if the capacity revenue (commencing June 1, 2025) had commenced at the beginning of the applicable Measurement Period.

“Debt Service Reserve Account” has the meaning specified in the Depositary Agreement.

“Debt Service Reserve Requirement” means (a) as of the Effective Date, the Effective Date Debt Service Reserve Requirement and (b) on any other date of determination, an amount equal to the sum of the reasonably anticipated Debt Service in respect of the Term B Facility payable during the following six-month period occurring after such date of determination.  For the avoidance of doubt, the Debt Service Reserve Requirement may be satisfied at any time with the provision of cash or an Acceptable Letter of Credit.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.04(b)(vii).

“Default” means any Event of Default or a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Interest” has the meaning specified in Section 4.02.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

          “Defaulting Lender” means, subject to Section 4.11(b), any Lender that (a) has failed to (i) fund all or any portion of its Term Advances within two (2) Business Days of the date such Term Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days after the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with such Lender’s funding obligations hereunder or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Term Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other Federal or state regulatory authority acting in such a capacity or (e) has become, or has a parent company that has become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.11(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Deposit Account” means a demand, time, savings, checking, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Depositary” means The Bank of New York Mellon, in its capacity as depositary, together with any successor depositary appointed pursuant to the Depositary Agreement.

“Depositary Accounts” has the meaning specified in the Depositary Agreement.

“Depositary Agreement” means that certain Depositary Agreement, dated as of the Effective Date, by and among the Borrower Parties, the Collateral Agent, the Administrative Agent and the Depositary, substantially in the form of Exhibit L.

“Disqualified Equity Interests” means any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Capital Stock which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Capital Stock which are not otherwise Disqualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Debt or any other Capital Stock that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date. Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case, in the ordinary course of business of the Borrower or any Subsidiary, such Capital Stock shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or immediate family members) of the Borrower (or any Subsidiary) shall be considered Disqualified Equity Interests because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means, on any date, (a) any Person designated by name by the Borrower as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the date of the Engagement Letter, (b) any other Person that is a Competitor of any Borrower Party, which Person has been designated by the Borrower as a “Disqualified Institution” by written notice (including by email) to the Administrative Agent and the Lenders or (c) any Affiliate of any Person identified in clause (a) or (b) that is (i) identified in writing by the Borrower from time to time or (ii) clearly identifiable as an Affiliate on the basis of such Affiliate’s name  (other than any bona fide debt fund affiliate that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business for financial investment purposes and with respect to which no personnel involved with the investment in the relevant Disqualified Institution, or the management, control or operation thereof, directly or indirectly, possesses the power to direct or cause the investment policies of such fund, vehicle or entity, other than such debt funds excluded pursuant to clause (a) or (b) of this paragraph); provided, that “Disqualified Institutions” shall exclude (x) any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time and (y) an Affiliate or Related Fund of a Lender in connection with the initial syndication.

“Division” means the division of a limited liability company into two or more limited liability companies pursuant to a “plan of division” or similar method within the meaning of the Delaware Limited Liability Company Act.

“Dollars” and the sign “$” mean the lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Economic Area (currently including the member states of the European Union, Iceland, Liechtenstein, and Norway).

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning specified in the introductory paragraph of this Agreement.

“Effective Date Certificate” means an Effective Date Certificate in substantially the form of Exhibit I.

“Effective Date Commodity Hedge Agreements” has the meaning specified in Section 5.01(e).

“Effective Date Debt Service Reserve Requirement” means $13,736,111.

             “Effective Date Financial Statements” means (a) the audited consolidated balance sheets and the related statements of income and cash flow for the Borrower for the Fiscal Year ended on December 31, 2023 and (b) the unaudited consolidated balance sheets and the related unaudited statements of income and cash flow for the Borrower for the Fiscal Quarter ended on September 30, 2024.

“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds related to the same Lender being treated as a single Eligible Assignee for all purposes hereof), (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business, and (c) in respect of assignments of Term B Advances only, any Non-Debt Fund Affiliate to the extent the conditions set forth in Section 10.06(e) are satisfied, any Debt Fund Affiliate to the extent the conditions set forth in Section 10.06(f) are satisfied, or the Borrower to the extent the conditions set forth in Section 10.06(g) are satisfied.  Other than to the extent set forth in clause (b) of this definition, no Borrower Party, nor any of its Affiliates, shall be permitted to qualify as an Eligible Assignee under this definition.  In no event shall “Eligible Assignee” include any Terminated Lender or any of its Subsidiaries, or Defaulting Lender or any of its Subsidiaries, any Disqualified Institution, any Sanctioned Person, a natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural person), or any Person which, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this sentence.

“Eligible Facility” means an “eligible facility” within the meaning of PUHCA §15 U.S.C. 792-5(a)(2).

“Eminent Domain Proceeds” means, with respect to any Event of Eminent Domain, the Net Cash Proceeds received by any Operating Party in connection with such Event of Eminent Domain.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA with respect to which any Operating Party has liability, contingent or otherwise.

“Employee Sharing Agreement” means that certain Employee Sharing Agreement, dated as of February 19, 2025, by and among the Operating Parties and Ohio River Partners Shareholder LLC, a Delaware limited liability company.

“Engagement Letter” means that certain amended and restated engagement letter, dated as of February 13, 2025, by and among the Borrower, Morgan Stanley Senior Funding, Inc. and the Co-Managers.

“Environmental Action” means any investigation, written notice, written notice of violation, claim, action, suit, proceeding, written demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Release or threatened Release of a Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to human health or safety or the environment (including natural resources).

“Environmental Consultant” means Black & Veatch Management Consulting, LLC or such other independent environmental consultant of recognized standing as may be reasonably selected by the Borrower in good faith.

“Environmental Consultant, Insurance Consultant and Market Consultant Reports” means (a) that certain “Technical and Environmental Due Diligence Report”, prepared by the Environmental Consultant, dated as of October 31, 2024, 2024, (b) the insurance consultant report prepared by the Insurance Consultant, dated as of September 4, 2024 and (c) that certain “ICF Market Report – Assessment of PJM Market and Long Ridge Energy Generation Facility,” prepared by the Market Consultant, dated as of November 8, 2024.

“Environmental Law” means any and all applicable current or future Laws, judgments, Governmental Authorizations, or any other legally enforceable requirements of Governmental Authorities relating to (a) environmental matters, including those relating to any Hazardous Materials Activity; or (b) occupational safety and health (to the extent related to exposure to Hazardous Materials) or the protection of human, plant or animal health or welfare, in any manner applicable to any Operating Party or any of its Properties.

 “Equity Cure” has the meaning specified in Section 7.04(b)(i).

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) solely for the purpose of the funding requirements of Section 412 of the Internal Revenue Code or Section 302 of ERISA any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation as in effect on the Effective Date); (b) the failure to meet the minimum funding standards of Section 412 or 430 of the Internal Revenue Code or Section 302 of ERISA with respect to any Pension Plan (whether or not waived) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by an Operating Party or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to such Operating Party or any of its Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on an Operating Party or any of its ERISA Affiliates pursuant to Section 4062 or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of an Operating Party or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by an Operating Party or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could give rise to the imposition on an Operating Party or any of its ERISA Affiliates of material fines, penalties, taxes or related charges under Section 4071 of ERISA in respect of any Pension Plan; (i) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; (j) a determination that any Pension Plan is in “at risk” status, within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA or (k) a determination that any Multiemployer Plan is in endangered or critical status, within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA.

“Erroneous Payment” has the meaning assigned to it in Section 9.15(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.15(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 9.15(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.15(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Abandonment” means the operation of any of the Projects shall have been abandoned for a period of at least ninety (90) consecutive days (it being acknowledged that a Casualty Event, Event of Eminent Domain, a force majeure event, an outage, or any other event which is not caused by any Operating Party shall be deemed to not be an “Event of Abandonment”).

“Event of Eminent Domain” means any action, series of actions, omissions or series of omissions by any Governmental Authority (a) by which such Governmental Authority appropriates, confiscates, condemns, expropriates, nationalizes, seizes or otherwise takes all or a material portion of the Property of any Operating Party (including any Capital Stock of any Operating Party) or (b) by which such Governmental Authority assumes custody or control of the Property (other than immaterial portions of such Property) or business operations of any Operating Party or any Capital Stock of any Operating Party, in each case, that is reasonably anticipated to last for more than 90 consecutive days.

“Events of Default” has the meaning specified in Section 8.01.

“EWG” means an “exempt wholesale generator” within the meaning of Section 1262(6) of PUHCA, and FERC’s implementing regulations thereof at 18 C.F.R Part 366.

“Excess Cash Flow” means, as of any Quarterly Payment Date, an amount equal to funds available pursuant to clause (xiii) of Section 3.1(c) of the Depositary Agreement as of such date after giving effect to the withdrawals, transfers and payments specified in clauses (i) through (xii) of Section 3.1(c) of the Depositary Agreement on or prior to such date; provided that “Excess Cash Flow” shall not include, at any time, any Effective Date Cash Reserve (as defined in the Depositary Agreement) amounts (or any Existing Hedge Termination Payment Reserve (as defined in the Depositary Agreement) amounts).

“Exchange Act” means the Securities Exchange Act of 1934 and any successor statute.

“Excluded Commodity Accounts” shall mean any securities account, deposit account or commodities account maintained by any Operating Party (or, if LRWV becomes a Guarantor hereunder, LRWV) in connection with Permitted Trading Activities and any related Cash and Cash Equivalents on deposit therein or credited thereto.

“Excluded Contribution” means the Net Cash Proceeds actually received by the Borrower from and after the Effective Date to such date from any capital contributions to, or the sale of Capital Stock of, the Borrower (other than (a) Disqualified Equity Interests and (b) any Equity Cure).

“Excluded Property” has the meaning specified in the Intercreditor Agreement.

“Excluded Taxes” means, in the case of each Lender, each Agent and any other recipient of a payment to be made by or on account of any Obligation of the Borrower Parties, (a) Taxes that are imposed on its overall net income (however denominated), franchise Taxes and branch profits Taxes (or, in each case, alternative minimum Taxes or Taxes imposed in lieu of such Taxes) that are (i) imposed by the jurisdiction in which such Agent, Lender or other recipient is organized, its principal office is located, or it has its Applicable Lending Office or (ii) that are Other Connection Taxes, (b) Taxes attributable to the failure of such Lender or Agent to comply with its obligations to deliver the documentation referred to in clauses (e) and (h) of Section 4.06; (c) any United States federal withholding Tax imposed with respect to an interest in the Term Advances or Commitments pursuant to a law that is in effect at the time such Lender (i) acquires such interest in the applicable Commitment, or, in the case of an interest in a Term Advance not funded by such Lender pursuant to a prior Commitment, the date such Lender acquired such interest in such Term Advance (other than an assignment pursuant to the election of the Borrower under Section 4.08) or (ii) designates a new Applicable Lending Office, except to the extent such Lender (or its assignor, if any) was entitled, at the time of designation of a new Applicable Lending Office (or assignment), to receive additional amounts with respect to such withholding Tax pursuant to Section 4.06 and (d) Taxes imposed pursuant to FATCA and U.S. backup withholding Taxes.

 “Existing Financing” has the meaning provided in recital (a).

“Existing Liens” has the meaning provided in Section 10.05(c)(vii).

“Existing LRWV Debt” means that certain EB-5 Loan Agreement, dated as of May 17, 2024, by and between LRWV, as borrower, and CanAm Pennsylvania Regional Center, LP XI, as lender, as in effect on the date hereof.

“Existing Term Tranche” has the meaning provided in Section 2.09(a).

“Extended Term Advances” has the meaning provided in Section 2.09(a).

“Extended Term Commitment” means, in respect of any Lender, such Lender’s Commitment to make an Extended Term Advance.

“Extending Term Lender” has the meaning provided in Section 2.09(b).

“Extension” means the establishment of a Term Extension Series by amending a Term Advance pursuant to Section 2.09 and the applicable Extension Amendment.

“Extension Amendment” has the meaning provided in Section 2.09(c).

“Extension Election” has the meaning provided in Section 2.09(b).

“Facility” means the Term B Advances, a given Refinancing Series of Refinancing Term B Advances, or a given Term Extension Series of Extended Term Advances, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Internal Revenue Code (or any amended or successor version described above) and any fiscal or regulatory legislation, or official administrative rules adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing the foregoing.

“Federal Funds Rate” means, for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it and (c) if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

          “Fee Letters” means, collectively, (a) the Agency Fee Letter, (b) that certain Schedule of Fees, dated as of February 11, 2025, provided by the Depositary to the Borrower Parties and acknowledged by the Borrower prior to the date hereof, (c) that certain Schedule of Fees, dated as of January 8, 2025, provided by the Collateral Agent to the Borrower Parties and acknowledged by the Borrower on such date, (d) the Engagement Letter, and (e) that certain fee letter, dated on or near the Effective Date, between the Borrower and the Lead Arranger.

“FERC” means the Federal Energy Regulatory Commission and any successor.

“FERC Electric Tariff” means the electric tariff filed with FERC by PowerCo setting forth the rights and obligations of PowerCo with respect to its authority to make FERC-jurisdictional wholesale sales of electric energy, capacity or ancillary services at market-based rates.

“Finance Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or finance leases  on a balance sheet of such Person under GAAP; provided that (x) the amount of such obligations shall be the amount thereof determined in accordance with GAAP and (y) the final maturity of such obligations shall be the date of the last payment due under such lease (or other arrangement) before such lease (or other arrangement) may be terminated by the lessee without payment of a premium or penalty.

“Financial Covenant” has the meaning specified in Section 7.04(b)(i).

“Financial Officer” means in respect of any Person, the chief financial officer, chief accounting officer, controller, treasurer, assistant treasurer, or such other Person having the functions of any of the foregoing (including any authorized signatory having such functions).

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Financial Officer, substantially in the form of Exhibit G-2, of the applicable Borrower Party that such financial statements fairly present, in all material respects, the financial condition of such Borrower Party as at the dates indicated and the results of its operations and its cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and, in the case of unaudited financial statements, the absence of footnotes.

“Financial Sponsor Entity” means a fund or other entity that is directly or indirectly controlled, managed or advised by a financial sponsor, which, together with any parallel equity funds, has total original capital commitments of at least $3,500,000,000.

“Financing Document” has the meaning specified in the Intercreditor Agreement.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means a fiscal year of the Borrower Parties ending on December 31 of each calendar year.

“Fitch” means Fitch Ratings, Inc., and any success thereto.

“Flood Act” has the meaning specified in Section 6.01(cc)(ii).

“Floor” means a rate of interest equal to 0.00% per annum.

“Fortress” means Fortress Investment Group LLC, a Delaware limited liability company.

“FPA” means the Federal Power Act, 15 U.S.C. §791a et seq. and FERC’s implementing regulations thereunder.

“Funding Notice” has the meaning specified in Section 2.02(a).

“Funds Flow Memorandum” has the meaning specified in Section 5.01(b)(xii).

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession (but excluding the policies, rules and regulations of the SEC applicable only to public companies).  All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP.

“Gas Availability Certificate” has the meaning specified in Section 7.03(f)(ii).

“Gas CapEx Account” means that certain account, established on or before the Effective Date in the name of GasCo, entitled “OHIO GASCO LLC CAPEX RESERVE ACCT” and numbered 9024707000, which account shall be funded with proceeds of Term B Advances on the Effective Date in an amount equal to eighty five million Dollars ($85,000,000) (the “Gas CapEx Loan Proceeds”) in accordance with Section 4.09(b) hereof.

“Gas CapEx Loan Proceeds” has the meaning specified in the definition of “Gas CapEx Account”.

“Gas Capital Expenditures” means those Capital Expenditures (i) made by any Operating Party solely in connection with the Production Project and (ii) made by LRWV.

“GasCo” has the meaning specified in the introductory paragraph of this Agreement.

“Gas Cure” has the meaning specified in Section 7.01(t)(ii)(A).

“Gas Gathering Contract” means the Gas Gathering Contract, dated as of February 15, 2019, by and between Eureka Midstream, LLC and GasCo.

“Gas Properties” means (a) Hydrocarbon Interests; (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; (c) all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (d) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; and (e) all tenements, hereditaments, appurtenances and properties in anywise appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.  Unless otherwise qualified, all references to a Gas Property or to Gas Properties in this Agreement shall refer solely to a Gas Property or Gas Properties of Operating Parties, and solely to the extent of such Operating Party’s ownership of such Gas Property or Gas Properties.

“Generating Project” means PowerCo’s approximately 485 megawatt natural gas fired, combined cycle power plant located in Hannibal, Ohio, and all associated real and personal property.

“Generating Project Operating Report” has the meaning specified in Section 7.03(f).

“Generating Project Site” means the 25.443 acre land owned by PowerCo, in and being a part of Sections 14 and 15, Range 3, Town 2, Ohio Township, Monroe County, Ohio.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof, any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States or, to the extent applicable and legally binding, a foreign entity or government or any securities exchange (including any supra-national bodies such as the European Union or the European Central Bank), any self-regulatory organization (including the National Association of Insurance Commissioners) and any applicable regional transmission organization or independent system operator as approved by FERC or NERC, including PJM.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Guarantors” means, subject to Section 7.02(x)(ii), the Operating Parties.

“Guaranty Agreement” means that certain Guaranty Agreement, dated as of the Effective Date, by and among Guarantors and the Administrative Agent, in the form attached as Exhibit Q.

“Hazardous Materials” means (a) any petrochemical or petroleum products or by-products, oil, waste oil, asbestos in any form that is or could become friable, urea formaldehyde foam insulations, lead-based paint, per- or polyfluoroalkyl substances and polychlorinated biphenyls; (b) any products, mixtures, compounds, materials, wastes, air emissions, toxic substances, wastewater discharges, chemicals or substances that may give rise to liability pursuant to, or is listed or regulated under, or the human exposure to which or the Release of which is controlled or limited by Environmental Laws; and (c) any materials, wastes or substances defined under Environmental Laws as “hazardous”, “toxic”, a “pollutant”, or a “contaminant”, or words of similar meaning or regulatory effect.

“Hazardous Materials Activity” means any activity, event or occurrence involving the generation, use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Bank” means (a) any Person who is an Agent, Lead Arranger, Lender or any Affiliate of the foregoing at the time the applicable Interest Rate Agreement is executed or (b) any other commercial bank, insurance company or other similar financial institution, or any Affiliate of the foregoing (other than any Affiliate an Operating Party), whose long-term senior unsecured debt is rated any two of at least BBB+ by S&P, BBB+ by Fitch, or Baa1 by Moody’s at the time the applicable Interest Rate Agreement was executed (or whose obligations under such Interest Rate Agreement are guaranteed by a Person satisfying such ratings requirements at the time the applicable Interest Rate Agreement is executed).

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable Laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable Laws now allow.

“Holdings Project Account” means the account of the Borrower with the account number 446026620730, which shall be used only for the purposes of receiving equity contributions from the owners of, and Affiliates of, the Borrower, and the receipt of (and disbursement of) Restricted Payments from the Operating Parties, in each case in accordance with the terms of the Loan Documents.

“Hydrocarbon Interests” means all presently existing or after-acquired rights, titles and interests in and to gas leases, gas and mineral leases, other Hydrocarbon leases, mineral interests, mineral servitudes, overriding royalty interests, royalty interests, net profits interests, production payment interests and other similar interests.  Unless otherwise qualified, all references to a Hydrocarbon Interest or Hydrocarbon Interests in this Agreement shall refer to a Hydrocarbon Interest or Hydrocarbon Interests of a Borrower Party.

“Hydrocarbons” means collectively, gas, casinghead gas, drip gasoline, natural gasoline and all other liquid or gaseous hydrocarbons and related minerals and all products therefrom, in each case, whether in a natural or a processed state.

“Increased Cost Lender” has the meaning specified in Section 4.08.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims, actions, judgments, suits (including Environmental Actions), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented out-of-pocket fees and disbursements of counsel for Indemnitees but limited, in the case of legal expenses, to the reasonable and documented expenses of one counsel for all Indemnitees taken as a whole and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for all Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict, of another firm of counsel for such affected Indemnitee), including in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable and documented out-of-pocket fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be brought or threatened by the Borrower, any Affiliate of the Borrower or any other Person and which may be imposed on, incurred by, asserted against or involve any such Indemnitee (whether or not such Indemnitee is a party to such claim, action, judgment or suit), in any manner relating to or arising out of (a) the execution and delivery of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby and the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, in each case, (i) the Lenders’ agreement to make a Term Advance or the use or intended or proposed use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral) or (ii) in connection with the marketing and syndication activities of the Lead Arranger and its respective Affiliates of the Facilities); or (b) any Environmental Action or Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of an Operating Party.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower Party under any Loan Document and (b), to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.03(a).

“Independent Director” means a member of the board of directors or board of managers, as applicable, who is not an officer or employee of the Borrower Parties or any Affiliate thereof and who is otherwise “independent” in accordance with the rules of the New York Stock Exchange or such other securities exchange on which the Capital Stock may be listed.

“Independent Engineer” means Black & Veatch Management Consulting, LLC.

“Independent Engineer Report” means that certain “Technical and Environmental Due Diligence Report”, prepared by the Independent Engineer, dated as of October 31, 2024.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant of nationally recognized standing.

“Initial Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders.

“Initial Mortgage Property” means the Real Estate Assets described in Schedule 7.01(w).

“Insurance Consultant” means Marsh USA Inc., or any other qualified insurance consultant agreed to by the Borrower and the Administrative Agent (such approval of the Administrative Agent and the Borrower not to be unreasonably withheld, conditioned or delayed).

“Insurance Proceeds” means, with respect to any Casualty Event, the Net Cash Proceeds received by any Operating Party from time to time with respect to such Casualty Event.

“Insurance Proceeds Account” has the meaning specified in the Depositary Agreement.

“Intellectual Property” means the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights and registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and registrations and applications for registration thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including proprietary designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Interconnection Agreement” means that certain Interconnection Services Agreement, dated as of February 12, 2019, by and among PowerCo, PJM, and AEP Ohio Transmission Company, Inc.

“Intercreditor Agreement” means that certain Collateral Agency and Intercreditor Agreement, dated as of the Effective Date, substantially the form of Exhibit F, by and among the Borrower Parties, the Administrative Agent, the Collateral Agent, the Senior Notes Trustee, the Hedge Banks, the Senior Notes Trustee, the Commodity Hedge Counterparties and each other Person party thereto from time to time.

“Interest Payment Date” means with respect to (a) any Base Rate Advance or Borrowing, (i) the last Business Day of each Quarterly Payment Date, commencing on March 31, 2025, and (ii) the final maturity date of such Term Advance or Borrowing; or (b) any SOFR Advance or Borrowing, the last day of each Interest Period applicable to such Term Advance; provided that, in the case of each Interest Period of longer than three months, “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.  For purposes hereof, the date of a Term Advance or Borrowing initially shall be the date on which such Term Advance or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Term Advance or Borrowing.

“Interest Period” means, in connection with a SOFR Advance, an interest period of one, three or six months, as selected by the Borrower in a Funding Notice or Conversion/Continuation Notice (or, if agreed to by all applicable Lenders, an interest period of twelve months) (a) initially, commencing on the date of such SOFR Advance or the date of the Conversion of any Base Rate Advance into such SOFR Advance, as the case may be and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, that (i) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day, (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) of this definition, end on the last Business Day of a calendar month, (iii) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Term Advance was made and (iv) no tenor that has been removed from this definition pursuant to Section 4.14 shall be available for specification in such Funding Notice or Conversion/Continuation Notice.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with an Operating Party’s (or, if LRWV becomes a Guarantor hereunder, LRWV’s)  operations or financing and not for speculative purposes. To the extent any Interest Rate Agreement is not documented pursuant to an ISDA master agreement or other industry standard documentation, such Interest Rate Agreement shall be reasonably satisfactory to the Administrative Agent.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment” means (a) any direct or indirect purchase or other acquisition by a Borrower Party of, or of a beneficial interest in, any of the Securities of any other Person; (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by a Borrower Party from any Person, of any Capital Stock of such Person; and (c) any direct or indirect loan, guarantee, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by a Borrower Party to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment; provided that any returns or distributions of capital or repayment of principal actually received in Cash by such other Person with respect thereto shall reduce the amount of an Investment; provided further that if a distribution reduces the amount of an Investment below zero, then such amount will deemed to be zero dollars, but the Borrower Parties may count the unused portion of the distribution against future Investments.

“IRS” means the United States Internal Revenue Service.

“ISDA” means International Swaps and Derivatives Association, Inc.

“JOA Subordination Agreement” means that certain subordination agreement to be entered into between Triad Hunter, LLC and the Collateral Agent.

“Joint Development Agreement” means that certain Joint Development Agreement, dated as of April 11, 2018, by and between Triad Hunter, LLC and GasCo.

“Joint Operating Agreements” means, individually or collectively, as the context may require, (a) that certain Operating Agreement, dated as of April 11, 2018, by and between Triad Hunter, LLC and GasCo, (b) that certain Master JOA Supplemental Agreement, dated as of April 11, 2018, by and between Triad Hunter, LLC and GasCo, and (c) each joint operating agreement in the form of a “100% JOA” or a “Third Party JOA” (as each term is defined in the Joint Development Agreement) entered into in connection therewith.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Term Advance or Commitment hereunder at such time, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, and Governmental Authorizations of, and agreements with, any Governmental Authority.

“Lead Arranger” means Morgan Stanley Senior Funding, Inc.  (in its capacity as a sole lead arranger and a sole bookrunner under the Engagement Letter).

“Lead Co-Managers” means, collectively, Citizens Bank, N.A. and Deutsche Bank Securities Inc. (each in its capacity as a co-manager under the Engagement Letter).

“Lenders” means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to an Assignment and Assumption for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) the aggregate outstanding principal amount of Debt of the Covenant Parties as of such date of determination to (b) Cash Flow Available for Debt Service for the Measurement Period most recently ended on or prior to such date.

“Lien” means, with respect to any property or asset, any mortgage, pledge, security interest, encumbrance or lien of any kind in the nature of security or any other agreement or arrangement having a similar effect; provided that in no event shall an operating lease be deemed to constitute a Lien.  For the avoidance of doubt, “Lien” shall not include any netting or set-off arrangements under any Contractual Obligation (other than any Contractual Obligation constituting debt for borrowed money or having the effect of debt for borrowed money) otherwise permitted under the terms of this Agreement.

“Liquidity Holdback Account” has the meaning specified in the Depositary Agreement.

“Loan Documents” means collectively, (a) this Agreement, (b) the Term B Notes (if any), (c) the Collateral Documents, (d) the Guaranty Agreement, (e) the Fee Letters and (f) any Refinancing Amendment or Extension Amendment.

“Local Operating Account” has the meaning specified in the Depositary Agreement.

“Long Term Service Agreement” means that certain Contractual Service Agreement, dated as of February 15, 2019, by and between PowerCo and General Electric International, Inc.

“LRWV” means Long Ridge West Virginia LLC, a Delaware limited liability company and wholly-owned Subsidiary of the Borrower.

“LRWV Project Revenues” means all revenues, payments, interest income, Cash and proceeds from whatever source received by or on behalf of LRWV in connection with the sale of natural gas or ancillary services reasonably incidental thereto.

“Major Maintenance Expenses” has the meaning specified in the Depositary Agreement.

“Management Group” mean at any time, a Director, any President, any Vice President or Executive Vice President, any Managing Director, any Treasurer and any Secretary or other executive officer of the Borrower or any Subsidiary at such time.

“Margin Stock” has the meaning specified in Regulation U.

“Market Consultant” means ICF Incorporated, L.L.C.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or results of operations of the Borrower Parties, taken as a whole, (b) the ability of the Borrower Parties, taken as a whole, to fully and timely perform their material payment Obligations under the Loan Documents or (c) the rights and remedies of the Agents and any Lenders, taken as a whole, under the Loan Documents.

“Material Contract” means each of the following:

(a)          the Joint Operating Agreements;

(b)          the Interconnection Agreement;

(c)          the Gas Gathering Contract;

(d)          the Effective Date Commodity Hedge Agreements;

(e)          the Permitted Secured Commodity Hedge and Power Sale Agreements;

(f)          the O&M Agreement;

(g)          the Long Term Service Agreement;

(h)          the Water Line Easement and Operating Agreement;

(i)          each additional Project Document which provides for the payment by any Operating Party of, or the provision to any Operating Party of, goods or services with a value in excess of $10,000,000 in any calendar year, or $20,000,000 for the full term of such additional Project Document; and

(j)           any Replacement Project Contract for or in respect of any of the foregoing agreements;

provided that Physical Power or Gas Sale Agreements shall not be deemed Material Contracts.

“Maturity Date” means (a) with respect to the Term B Facility, the Term Maturity Date, (b) with respect to any tranche of Extended Term Advances, the final maturity date as specified in the Term Extension Request accepted by the Lenders and (c) with respect to any Refinancing Term B Commitments, the final maturity date as specified in the Refinancing Amendment; provided, in each case, that if such final maturity date is not a Business Day, then the applicable Maturity Date shall be the next succeeding Business Day.

“MBR Authority” means a final order issued by FERC (a) authorizing any Operating Party pursuant to Section 205 of the FPA to sell electric energy, capacity and specified ancillary services at market-based rates, (b) accepting a tariff providing for such sales without modification or condition that would result in a Material Adverse Effect to the market-based rate tariff of any Operating Party under Section 205 of the FPA, and (c) granting any Operating Party waivers of regulations and blanket authorizations as are customarily granted by FERC to persons with market-based rate authority, including blanket authorization to issue securities and assume liabilities under Section 204 of the FPA and FERC’s regulations thereunder.

“MCF” means the amount of natural gas produced or consumed per day in thousands of cubic feet.

“Measurement Period” means, with respect to the last day of any Fiscal Quarter, the period of four consecutive Fiscal Quarters ending on such date.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereof.

“Mortgage Property” means (a) the Initial Mortgage Property and (b) all other Real Estate Assets of any Operating Party subject to the Mortgages.

“Mortgages” mean, collectively, the mortgages, deeds of trust, deeds to secure debt and other security documents (including amendments to any of the foregoing) delivered with respect to Mortgage Properties, or, at Administrative Agent’s option, an amendment to an existing Mortgage, adding any additional Mortgage Property to the real property encumbered by such existing Mortgage, each in form and substance reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan” means an Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NERC” means the North American Electric Reliability Corporation or any successor certified by FERC as the “Electric Reliability Organization” within the meaning of Section 215(a)(2) of the FPA, and any regional entity exercising delegated authority therefrom, and any successor regional entities.

“Net Cash Proceeds” means:

(a)          with respect to the incurrence or issuance of any Debt by a Borrower Party, the sum of Cash and Cash Equivalents (but only as and when received) received by such Borrower Party, net of the sum of (i) all fees and out-of-pocket costs and expenses (including legal and accounting fees and expenses, underwriting discounts, investment banking fees, commissions, collection expenses and other customary transaction costs) paid or reasonably estimated to be payable by the Borrower Parties in connection with such event, (ii) the amount of all Taxes paid (or reasonably estimated to be payable) by the Borrower Parties in connection with such event, and (iii) the amount of any reserves established by the Borrower Parties to fund contingent liabilities reasonably estimated to be payable, in each case, that are directly attributable to such event (as determined reasonably and in good faith by an officer of the Borrower Parties);

(b)         with respect to any proceeds of or under any casualty or property insurance, indemnity, condemnation awards, warranty or guaranty received by any Operating Party in connection with the occurrence of any Casualty Event or Event of Eminent Domain, the sum of Cash and Cash Equivalents received by such Operating Party in connection with such Casualty Event or Event of Eminent Domain net of the sum of (i) all fees and out of pocket costs and expenses (including legal and accounting fees and expenses, underwriting discounts, investment banking fees, commissions, collection expenses and other customary transaction costs) paid or reasonably estimated to be payable by the Borrower Parties in connection with such event or with the collection, enforcement, negotiation, consummation, settlement, proceedings, administration or other activity related to the receipt or collection of the relevant proceeds to the extent such amounts were not deducted in determining the amount referred to in clause (i), (ii) the amount of all Taxes paid (or reasonably estimated to be payable) by the Borrower Parties in connection with such event, (iii) any costs associated with unwinding any related Interest Rate Agreement in connection with such transaction and (iv) the amount of any reserves established by the Borrower Parties to fund contingent liabilities reasonably estimated to be payable, in each case, that are directly attributable to such event (as determined reasonably and in good faith by an officer of the Borrower Parties); and

(c)          with respect to any issuance of Capital Stock, the sum of the Cash and Cash Equivalents received by such Borrower Party in connection with such issuance thereof, net of the sum of (i) all fees and out-of-pocket costs and expenses (including legal and accounting fees and expenses, underwriting discounts, investment banking fees, commissions, collection expenses and other customary transaction costs) paid or reasonably estimated to be payable by the Borrower Parties in connection with such event, (ii) the amount of all Taxes paid (or reasonably estimated to be payable) by the Borrower Parties in connection with such event, and (iii) the amount of any reserves established by the Borrower Parties to fund contingent liabilities reasonably estimated to be payable, in each case, that are directly attributable to such event (as determined reasonably and in good faith by an officer of the Borrower Parties).

“NFIP” has the meaning specified in Section 7.01(w)(i)(C)(2).

“NGA” shall mean the Natural Gas Act, 15 U.S.C. §§ 717, et seq., and FERC’s implementing regulations thereunder.

 “Non-Consenting Lender” has the meaning specified in Section 4.08.

“Non-Debt Fund Affiliate” means any Affiliate of a Parent other than (a) the Borrower, (b) any Debt Fund Affiliate and (c) any natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural person).

“Non-Defaulting Lender” means, as to any Facility, a Lender thereunder that is not a Defaulting Lender.

“Non-Public Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Not Otherwise Applied” means, with reference to any amount of Net Cash Proceeds of any transaction or event, that such amount (a) was not required to be applied to prepay the Term Advances pursuant to Section 2.04, and (b) was not previously (and is not concurrently being) applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was or is (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose.

“Notice” means a Funding Notice or a Conversion/Continuation Notice, as the context may require.

“O&M Agreement” means that certain operation and maintenance agreement, dated as of December 1, 2019, by and among PowerCo and Naes Corporation.

“Obligation” means all obligations from time to time owed to any Agent (including former Agents) or any Lender from time to time under any Loan Document whether for principal, interest (including interest, fees and expenses which, but for the filing of a petition in bankruptcy with respect to the Borrower, would have accrued on any Obligation, whether or not a claim is allowed or allowable against the Borrower for such interest, fees and/ or expenses in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise; provided that, as used herein with respect to an obligation of the Borrower hereunder, the term “Obligation” shall not include (or be construed to include) obligations in respect of Permitted Secured Commodity Hedge and Power Sale Agreements (as defined in this Agreement) or Secured Interest Rate Hedges or any Secured Other Permitted Indebtedness Document (as each such term is defined in the Intercreditor Agreement).

“OECD” means the Organization for Economic Cooperation and Development.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Operating Costs” has the meaning specified in the Depositary Agreement.

“Operating Parties” or “Operating Party” has the meaning specified in the preamble hereto, as the context may require.

“Operating Report” means, individually or collectively, as the context may require, the Generating Project Operating Report and the Production Project Operating Report.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its bylaws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, and (d) with respect to any limited liability company, its articles of organization, and its operating agreement.  In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Lender, Agent or other recipient of a payment to be made by or on account of any Obligation of the Borrower Parties, Taxes imposed as a result of a present or former connection between such Lender, Agent or other recipient and the jurisdiction imposing such Tax (other than connections arising from such Lender, Agent or other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any other Loan Document, or sold or assigned an interest in any Term Advance or Loan Document).

“Other Debt Representative” means, with respect to any series of Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Debt is issued, incurred or otherwise obtained, as the case may be.

“Other Taxes” has the meaning specified in Section 4.06(b).

“Parent” means FTAI Infrastructure Inc.

“Participant Register” has the meaning specified in Section 10.06(k).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, (USA PATRIOT Act, Title III of Pub.  L. 107-56 (signed into law October 26, 2001)).

“Payment or Bankruptcy Event of Default” a Default under Section 8.01(a) or (f).

“Payment Recipient” has the meaning assigned to it in Section 9.15(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means an Employee Benefit Plan, other than a Multiemployer Plan, covered by Title IV of ERISA or which is subject to Section 412 or 430 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquiror” means any Person that is a Financial Sponsor Entity (or a direct or indirect acquisition vehicle of such Financial Sponsor Entity) or a “group” (as such term is used in Section 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or group or its respective subsidiaries, and any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) of Persons other than one or more Permitted Holders (provided that at least one member of such group of Persons is a Financial Sponsor Entity (or a direct or indirect acquisition vehicle of such Financial Sponsor Entity)), in any case, whose direct or indirect acquisition of beneficial ownership of Capital Stock of the Borrower constitutes a Permitted Change of Control, together with any Affiliates or co-investment vehicles of the applicable Financial Sponsor Entity, in each case, directly or indirectly controlled, managed or advised by such Financial Sponsor Entity.

“Permitted Borrower Accounts” has the meaning specified in the Depositary Agreement.

“Permitted Cash Credit Support” means Project Cash Credit Support funded with Cash Flow Available for Restricted Payments or Investments, equity contributions made to any Operating Party or funds on deposit in any Permitted Borrower Account.

“Permitted Change of Control” means a transaction or series of related transactions that would otherwise constitute a Change of Control (but for this definition), so long as:

(i)          (A) no Event of Default shall have occurred and be continuing as of the date of entry into the corresponding Permitted Change of Control Agreement and (B) no payment or bankruptcy Event of Default shall have occurred and be continuing as of the Permitted Change of Control Effective Date;

(ii)          (A) those representations and warranties made by the Borrower in Article VI shall be true and correct in all material respects as of the Permitted Change of Control Effective Date (except in the case of any representations which expressly relate to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be, and without duplication of materiality qualifiers) and (B) the representations and warranties made by or on behalf of the sellers in the applicable Permitted Change of Control Agreement as are material to the interests of the Lenders, but only to the extent that the buyers have the right to terminate their obligations to consummate the Permitted Change of Control under such Permitted Change of Control Agreement, or the right not to consummate such Permitted Change of Control, as applicable, as a result of a breach of such representations and warranties, in each case, without the buyers being liable to the sellers as a result thereof under the Permitted Change of Control Agreement shall be true and correct in all material respects;

(iii)     at least ten (10) Business Days prior to the Permitted Change of Control Effective Date (or such shorter period as the Administrative Agent approves in its reasonable discretion) the Borrower shall have delivered notice to the Administrative Agent (for distribution to the Lenders) of such proposed Permitted Change of Control, which notice shall set forth the identity of the Permitted Acquiror;

(iv)     at least three (3) Business Days prior to the Permitted Change of Control Effective Date (or such shorter period as the Administrative Agent approves in its reasonable discretion), the Permitted Acquiror and/or the Borrower, as applicable, shall have provided to the Administrative Agent all customary documentation and other information applicable to the Permitted Acquiror that has been reasonably requested by the Administrative Agent (or by the Lenders through the Administrative Agent) in writing at least seven (7) Business Days prior to the Permitted Change of Control Effective Date required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and, if applicable, the Beneficial Ownership Regulation;

(v)       the Leverage Ratio (calculated on a pro forma basis after giving effect to such transaction or series of related transactions (including any Restricted Payments and dispositions in connection therewith and any Debt assumed or permitted to exist or incurred, issued or otherwise obtained in connection therewith)) of the Covenant Parties would be no greater than immediately prior to the Permitted Change of Control Effective Date;

(vi)        the Borrower shall have received a Ratings Reaffirmation; and

(vii)     on or prior to the Permitted Change of Control Effective Date, the Administrative Agent shall have received an officer’s certificate signed by an officer of the Borrower certifying that the conditions described in clauses (i) through (vi) above have been satisfied.

“Permitted Change of Control Agreement” means the definitive agreement related to a Permitted Change of Control.

“Permitted Change of Control Effective Date” means the date of consummation of a Permitted Change of Control.

“Permitted First Priority Refinancing Advances” means any Credit Agreement Refinancing Indebtedness in the form of secured loans incurred by the Borrower in the form of one or more tranches of loans under this Agreement, which is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens securing the Obligations and is not secured by any property or assets of any Borrower Party other than the Collateral (excluding customary cash collateral).

“Permitted First Priority Refinancing Debt” means any Permitted First Priority Refinancing Notes and any Permitted First Priority Refinancing Advances.

“Permitted First Priority Refinancing Notes” means any Credit Agreement Refinancing Indebtedness in the form of secured Debt (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior secured notes (whether issued in a public offering, Rule 144A, private placement or otherwise), which is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens securing the Obligations and is not secured by any property or assets of any Borrower Party other than the Collateral (excluding escrowed proceeds, if applicable).

“Permitted Holders” means collectively, Fortress, its Affiliates and the Management Group; provided that the definition of “Permitted Holders” shall not include any Control Investment Affiliate whose primary purpose is the operation of an ongoing business (excluding any business whose primary purpose is the investment of capital or assets).

“Permitted Interest Rate Agreement” means any Interest Rate Agreement entered into by any Operating Party (or, if LRWV becomes a Guarantor hereunder, LRWV) with a Hedge Bank.

“Permitted Investment” means, with respect to any Casualty Event or Event of Eminent Domain, the application of any related Net Cash Proceeds to purchase any Property useful in the business of any Operating Party or any Project (or, in the case of a Casualty Event, used to replace damaged or destroyed assets) in accordance with the terms of the Transaction Documents.

“Permitted Liens” means, with respect to the Covenant Parties:

(a)	Liens for Taxes, to the extent not required to be paid pursuant to Section 7.01(b);

(b)
materialmen’s, mechanics’, carriers’, workers’, repairmen’s, employees’ or other like Liens, arising in the ordinary course of business or in connection with the operation and maintenance of the Property of any Covenant Party, which do not in the aggregate materially detract from the value of the Property to which they are attached or materially impair the use thereof or for amounts not yet overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings;

(c)
Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds (other than bonds related to judgment or litigation to the extent such judgment or litigation constitutes an Event of Default), bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of debt for borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any material portion of Property of any Covenant Party;

(d)
Liens securing (i) letters of credit, bank guarantees or similar instruments posted to support payment of any Permitted Secured Commodity Hedge and Power Sale Agreement and any Permitted Interest Rate Agreement, in an aggregate principal amount not to exceed $50,000,000 and (ii) any Acceptable Letter of Credit, in an aggregate principal amount not to exceed $50,000,000;

(e)
easements, rights-of-way, restrictions, title imperfections, survey exceptions, trackage rights, licenses, leases, special assessments, rights-of-way, covenants, conditions, restrictions, declarations, encroachments, encumbrances, other defects or irregularities in title and similar matters if the same do not have a materially adverse effect on the operation or use of such property in the ordinary conduct of the business of any Covenant Party;

(f)	any lien or interest or title of a lessor or sublessor arising by statute or under any lease of real estate permitted hereunder;

(g)	purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(h)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i)
encumbrances on real property in the nature of any zoning restrictions, building and land use laws, ordinances, orders, decrees, restrictions or any other conditions imposed by any Governmental Authority on any Real Estate Asset, if the same does not have a materially adverse effect on the operation or use of such Real Estate Asset in the ordinary conduct of the business of any Covenant Party;

(j)
non-exclusive outbound licenses of patents, copyrights, trademarks and other Intellectual Property rights granted by any Covenant Party in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of any Covenant Party;

(k)	in addition to any matters described in clause (e) above, all exceptions disclosed in the Title Policy and all matters disclosed by the Survey;

(l)
(x) Liens under the Collateral Documents, any Permitted Secured Commodity Hedge and Power Sale Agreement and any Permitted Interest Rate Agreement; provided, that (i) such Liens only secure (A) Debt permitted under Sections 7.02(b)(i) or (ix), (B) obligations under Permitted Secured Commodity Hedge and Power Sale Agreements and/or (C) obligations under Permitted Interest Rate Agreements, (ii) such Liens shall be subject to the terms of the Intercreditor Agreement, and (iii) any (A) Commodity Hedge Counterparty party to any such Permitted Secured Commodity Hedge and Power Sale Agreement and (B) Hedge Bank party to any such Permitted Interest Rate Agreements, shall have become a party to the Intercreditor Agreement as, and shall have the obligations of, a Secured Party thereunder and (y) Liens with respect to the 2032 Notes; provided, that (i) such Liens only secure (A) Debt permitted under Section 7.02(b)(ii) and (ii) such Liens shall be subject to the terms of the Intercreditor Agreement;

(m)
purchase money Liens upon or in real property or equipment acquired or held by any Covenant Party in the ordinary course of business securing the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or existing on any such property or equipment of any Person that is merged or consolidated with or into the Borrower or any of its subsidiaries, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved (other than improvements, accessions or proceeds in respect thereof and assets fixed or appurtenant thereto), and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided, further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (m) shall not exceed the amount permitted under Section 7.02(b)(vii) at any time outstanding;

(n)	Liens solely on any cash earnest money deposits made by any Covenant Party in connection with any letter of intent or purchase agreement permitted hereunder;

(o)
Liens encumbering (i) to the extent pledged to a commodity counterparty, such as an energy manager or fuel supplier in the ordinary course of business, accounts receivable (and accounts into which the proceeds of such accounts receivable are deposited, including “lockbox” and similar accounts) owed by PJM or any other Person to any Covenant Party for the purchase of electric energy and other related products or services (but excluding any such accounts receivable, accounts or proceeds held by or pledged to such commodity counterparty in excess of sixty (60) days), (ii) Excluded Commodity Accounts, (iii) accounts holding Project Cash Credit Support, (iv) other margin, clearing or similar accounts with or on behalf of brokers, credit clearing organizations, independent system operators, regional transmission organizations, pipelines, state agencies, federal agencies, futures contract brokers, exchanges related to the trading of energy (including the Intercontinental Exchange), customers, trading counterparties, or any other parties or issuers of surety bonds and any proceeds thereof, in the ordinary course of business and (v) Permitted Borrower Accounts;

(p)
in respect of any Covenant Party, Liens arising out of judgments or awards (or the payment of money not constituting an Event of Default under Section 8.01(g)) or securing appeal or other surety bonds related to such judgments or awards, to the extent such judgments do not otherwise constitute an Event of Default under Sections 8.01(g);

(q)
Liens arising by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights or relating to purchase orders and other agreements entered into with customers of any Covenant Party in the ordinary course of business (including any energy management agreement);

(r)
Liens or pledges of deposits of Cash or Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers or property, casualty or liability insurance in the ordinary course of business;

(s)
any Liens with respect to the Properties of any Covenant Party that arise under Contractual Obligations of such Covenant Party as in effect on the Effective Date, but only to the extent the same have been disclosed to the Administrative Agent prior to the Effective Date;

(t)
Liens in an amount not to exceed in the aggregate $25,000,000 at any time outstanding not otherwise constituting Permitted Liens under the definition thereof incidental to the ordinary course of business that do not individually or in the aggregate materially impair the Projects, which, if securing Debt, may be secured by the Collateral on a pari passu basis, as long as any such Liens are subject to the Intercreditor Agreement;

(u)	Liens securing Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt, in each case, incurred in accordance with the terms of this Agreement;

(v)
Liens arising under Finance Lease Obligations; provided, that no such Lien shall extend to or cover any property other than the property or equipment subject to such Finance Lease Obligation, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided, further, that the aggregate principal amount of the Debt secured by Liens permitted by this clause (v) shall not exceed the amount permitted under Section 7.02(b)(xiv) at any time outstanding;

(w)
Liens securing obligations owed for all or any part of the deferred purchase price of property or services, which purchase price is due more than six (6) months from the date of incurrence of the obligation in respect thereof; provided, that Debt for the deferred purchase price of property or services is (i) not more than ninety (90) days past due or (ii) being contested in good faith and by appropriate proceedings and in respect of which adequate reserves are in place in accordance with the Covenant Parties’ standard accounting practices;

(x)
Liens securing (i) the contingent obligations of any Covenant Party under or in respect of performance bonds, bid bonds, appeal bonds, surety bonds, financial assurances and completion guarantees, indemnification obligations, (ii) obligations to pay insurance premiums, take or pay obligations and similar obligations  and (iii) obligations resulting from indemnities provided in the ordinary course under the Project Documents;

(y)	statutory Liens of depository or collecting banks on items in collection and any accompanying documents or the proceeds thereof;

(z)	Liens in connection with or evidenced by permitted Debt described in Section 7.02(b)(i) through (xvii);

(aa)
involuntary Liens as contemplated by the Project Documents securing a charge or obligation on any Covenant Party’s property, either real or personal, whether now or hereafter owned in the aggregate sum of less than $1,000,000 at any one time outstanding;

(bb)
solely with respect to the Hydrocarbon Interests, all lessors’ royalties (and Liens to secure the payment thereof), overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production with respect to the Production Project Site (in each case) that do not operate to materially reduce the net revenue interest for the Hydrocarbon Interests (if any) in the aggregate, as reflected in any Mortgage or the most recently delivered Reserve Report, or materially increase the working interest for such Hydrocarbon Interest (if any) in the aggregate, as reflected in any Mortgage or the most recently delivered Reserve Report, without a corresponding increase in the corresponding net revenue interest;

(cc)
Liens for property Taxes on property that a Covenant Party has determined to abandon (so long as such abandonment is not prohibited by this Agreement or any of the other Loan Documents), if the sole recourse for such Tax is to such property;

(dd)
solely with respect to the Hydrocarbon Interests, Liens under the Joint Operating Agreement (but not arising out of any default or breach by GasCo thereunder), under any gas leases, farm-out agreements, production sales contracts, division orders, contracts for sale, operating agreements, area of mutual interest agreements, production handling agreements, joint venture agreements, gas partnership agreements, unitization and pooling declarations and agreements, transportation agreements, marketing agreements, processing agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, in each case, to the extent the same (i) are ordinary and customary to the oil, gas and other mineral exploration, development, processing or extraction business, (ii) do not otherwise cause any other express representation or warranty of any Covenant Party in any of the Loan Documents to be untrue, (iii) do not operate to materially reduce the net revenue interest for such Hydrocarbon Interests (if any) in the aggregate, as reflected in any Mortgage or the most recently delivered Reserve Report, or materially increase the working interest for such Hydrocarbon Interests (if any) in the aggregate, as reflected in any Mortgage or the most recently delivered Reserve Report, without a corresponding increase in the corresponding net revenue interest, and (iv) secure obligations that are not delinquent and do not in any case materially detract from the value of the Hydrocarbon Interests subject thereto; provided that, subject to compliance with Schedule 7.01(u), any Liens created by the Joint Operating Agreement as in effect on the Effective Date (but not arising out of any default or breach by GasCo thereunder) shall be considered “Permitted Liens” irrespective of compliance with subclauses (i) through (iv) hereof;

(ee)	Liens listed on Schedule 7.02(a);

(ff)
Liens related to any sales or discounts without recourse (other than customary representations and warranties) of accounts receivable arising in the ordinary course of business in connection with the compromise, collection or other disposition thereof; and

(gg)	extensions, renewals and replacements of any of the foregoing Liens to the extent and for so long as the Debt or other obligations secured thereby remain outstanding.

“Permitted Other Debt Conditions” means, with respect to Permitted Second Priority Refinancing Debt and Permitted Unsecured Refinancing Debt, that such Debt (a) does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except customary asset sale, event of loss, change of control or event of default provisions that provide for prior payment in full), in each case on or prior to the Latest Maturity Date at the time such Debt is incurred and (b) to the extent secured, the security agreements relating to such Debt are substantially the same as or more favorable to any Borrower Party than the Collateral Documents (as determined by the Borrower in good faith).

“Permitted Second Priority Refinancing Debt” means any Credit Agreement Refinancing Indebtedness in the form of secured Debt (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided, that (a) such Debt is secured by the Collateral on a second priority (or other junior priority) basis to the liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of any Borrower Party other than the Collateral (excluding escrowed proceeds, if applicable), (b) such Debt may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness,” (c) an Other Debt Representative acting on behalf of the holders of such Debt shall have become party to a junior lien intercreditor agreement reasonably satisfactory to the Administrative Agent, (d) an amendment to the Depositary Agreement reasonably satisfactory to the Administrative Agent shall have been entered into, and (e) such Debt meets the Permitted Other Debt Conditions.  Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Secured Commodity Hedge and Power Sale Agreement” means any Commodity Hedge and Power Sale Agreement that (a) by its terms is required or permitted (or for which the failure to be secured by a first priority lien on the Collateral would be a breach of or default under such Commodity Hedge and Power Sale Agreement) to be secured by a Lien under the Collateral Documents, (b) is entered into by any Operating Party (or, if LRWV becomes a Guarantor hereunder, LRWV) with a Person that is a Commodity Hedge Counterparty as of the time entered into (including any such Commodity Hedge and Power Sale Agreements entered into prior to the Effective Date), and (c) is documented pursuant to an ISDA master agreement or other industry standard documentation (including the Edison Electric Institute or the North American Energy Standards Board documentation); provided that, notwithstanding anything to the contrary herein, to the extent secured, any Effective Date Commodity Hedge Agreement entered into pursuant to this Agreement shall be deemed a Permitted Secured Commodity Hedge and Power Sale Agreement for all purposes under the Loan Documents.

“Permitted Tax Distribution Amount” means for any taxable period ending after the Effective Date, (a) if for U.S. federal and/or applicable state or local income tax purposes, any Covenant Party is (or is disregarded as an entity separate from) a member of a consolidated, combined, affiliated or similar income tax group of which a parent entity is the common parent (a “Tax Group”), or is a disregarded entity or partnership owned directly or indirectly by a C corporation, an amount equal to any such U.S. federal and/or applicable state or local income Taxes of such Tax Group or C corporation, as applicable, to the extent such income Taxes are attributable to the taxable income of such Covenant Party; provided, that, the portion of the Permitted Tax Distribution Amount described in this clause (a) in such case, if any, shall be limited to the amount that such Covenant Party would have been required to pay in respect of such Taxes for such taxable period had such Covenant Party filed such income Tax return as a stand-alone corporate taxpayer for all taxable periods ending after the Effective Date; provided, further that the portion of the Permitted Tax Distribution Amount described in this clause (a), if any shall be reduced by any amounts paid by any Borrower Party to the applicable Governmental Authority in respect of such Taxes  plus (b) the amount necessary to permit the Borrower to pay any franchise Taxes required to maintain its existence or good standing, but only to the extent allocable to the Borrower’s ownership interest in such Covenant Party.

“Permitted Trading Activity” means:

(a)       the daily or forward purchase and/or sale, or other acquisition or disposition of wholesale or retail electric energy, capacity, ancillary services, transmission rights, emissions allowances, weather derivatives and/or related commodities, in each case, whether physical or financial;

(b)        the daily or forward purchase and/or sale, or other acquisition or disposition of natural gas, natural gas transportation and/or related commodities, including, swaps, options and swaptions, in each case, whether physical or financial;

(c)          electric energy-related tolling transactions, as seller or tolling services;

(d)          price risk management activities or services;

(e)          other similar gas or electric industry activities or services; or

(f)        additional services as may be consistent with Prudent Industry Practice from time to time in support of the marketing and trading related to the Property of any Covenant Party;

in the case of each of clauses (a) through (f), to the extent such activity is conducted in the ordinary course of business of the Operating Parties.

“Permitted Unsecured Refinancing Debt” means and Credit Agreement Refinancing Debt in the form of unsecured Debt (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior unsecured notes or loans; provided, that such Debt meets the Permitted Other Debt Conditions.

“Permitted Variance” means with respect to any item in any then applicable Annual Operating Budget, an amount that is less than fifteen percent (15%) of such line item.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

 “Petroleum Engineer” means Wright & Company, Inc. or an independent petroleum engineer of recognized national standing as may be reasonably selected by the Borrower in good faith.

“Physical Power or Gas Sale Agreement” means any agreement providing for the sale and physical delivery of electric power or the sale of capacity or ancillary services from the Generating Project to a customer either for its own use or for resale by that customer, the purchase of natural gas for physical delivery to the Generating Project for its own use, or the sale of natural gas by the Production Project to a customer for either its own use or for resale by that customer.

“PJM” means PJM Interconnection, L.L.C., or PJM Settlement, Inc., and any of their successors.

“Plan” has the meaning specified in Section 10.06(d)(iii).

“Platform” has the meaning specified in Section 7.03(p).

“Pledged Equity Interests” means the Capital Stock listed on Annex A  to the Security Agreement.

“PowerCo” has the meaning specified in the introductory paragraph of this Agreement.

“PowerCo Assets” means (a) any Capital Stock of PowerCo and (b) PowerCo’s approximately 485 megawatt natural gas fired, combined cycle power plant located in Hannibal, Ohio.

          “Preferred Stock” means any Capital Stock with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

 “Prepayment Notice” means a notice by the Borrower to prepay Term Advances, which, when in writing, shall be substantially in the form of Exhibit K (or such other form as the Administrative Agent may approve).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Person acting as the Administrative Agent as its prime rate in effect at its principal office in New York City, as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.  Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Rata Share” of any amount means, the product of such amount times a fraction the numerator of which is the amount of Term Advances owed to any Term B Lender under the Term B Facility at such time and the denominator of which is the aggregate amount of the Term Advances then outstanding and owed to all Term B Lenders under the Term B Facility at such time.

“Production Project” means development and operation of GasCo’s ownership in the rights, title and interest in its Hydrocarbon Interests and associated development, production and drilling rights.

“Production Project Operating Report” has the meaning specified in Section 7.03(f).

“Production Project Site” has the meaning given to the term “Site” in the Mortgage executed and delivered by GasCo.

“Production Shortfall” has the meaning specified in Section 7.01(t)(ii).

“Project Cash Credit Support” has the meaning specified in the Depositary Agreement.

“Project Documents” means, collectively, (a) the Material Contracts and (b) any other document, contract or agreement relating to the development, construction, operation and/or maintenance of the Projects, the sale of power therefrom, the provision of gas, electricity and other services thereto and any real property rights and interests relating to any of the Projects; provided that Physical Power or Gas Sale Agreements shall not be deemed Project Documents.

“Project Revenues” has the meaning specified in the Depositary Agreement.

“Projects” means, individually or collectively, as the context may require, the Generating Project and the Production Project.

“Property” means any right or interest in or to any asset or property of any kind whatsoever (including any Capital Stock), whether real, personal or mixed and whether tangible or intangible.  For the avoidance of doubt, each of the Projects shall constitute Property under the Loan Documents.

“Proved Reserves” means those Gas Properties designated as proved (in accordance with the definitions for “Gas Reserves” approved by the Board of Directors of the Society of Petroleum Engineers, Inc. from time to time) in the Reserve Report most recently delivered to the Administrative Agent pursuant to this Agreement.

“Prudent Industry Practice” means those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by independent operators of (i) natural gas-fired electric generation stations and hydrogen fuel electric generation stations and (ii) natural gas drilling rigs in North America, in each case of a type and size similar to the Projects as good, safe and prudent engineering practices in connection with, (i) for the Generating Project, the operation, maintenance, repair and use of gas turbines, electrical generators and electrical and other equipment, facilities and improvements of such electrical station, and (ii) for the Production Project, the operation, maintenance, repair and use of drilling rigs for natural gas and other equipment, facilities and improvements of such drilling rig, in each case, with commensurate standards of safety, performance, dependability, efficiency and economy. “Prudent Industry Practices” does not necessarily mean one particular practice, method, equipment specification or standard in all cases, but is instead intended to encompass a broad range of acceptable practices, methods, equipment specifications and standards.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 7.03(p).

“PUHCA” means the Public Utility Holding Company Act of 2005, and the implementing regulations of FERC.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 10.24.

“Quarterly Payment Date” means the last Business Day of each Fiscal Quarter, including the last Fiscal Quarter of any Fiscal Year.

“Quarterly Reporting Date” has the meaning specified in Section 7.03(b).

“Ratings Reaffirmation” means, with respect to a Permitted Change of Control, that any two of Moody’s, S&P and Fitch shall have delivered a written confirmation that the ratings assigned to the Term Advances by such rating agencies shall be no lower than the respective ratings assigned by such rating agencies, as the case may be, to the Term Advances immediately prior to the time that each such rating agency, as the case may be, became aware of the proposed occurrence of such transaction and all transactions related thereto, in each case after giving effect to the occurrence of such proposed transaction, and all transactions related thereto.

“Real Estate Asset” means, at any time of determination, any fee or leasehold interest, easement, improvement or license, then owned by any Operating Party in any real Property.

“Refinance” means, in respect of any Debt, such Debt (in whole or in part) as extended, renewed, defeased, refinanced, replaced, refunded or repaid (including through the issuance of any other Debt in exchange or replacement therefor or for the refinancing thereof) (in whole or in part), whether with the same or different lenders, arrangers and/or agents and whether with a larger or smaller aggregate principal amount and/or a longer or shorter maturity, in each case to the extent permitted under the terms of all of the Loan Documents.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinanced Debt” has the meaning set forth in the definition of Credit Agreement Refinancing Indebtedness.

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower Parties, (b) the Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Refinancing Term B Commitments or Refinancing Term B Advances incurred pursuant thereto, in accordance with Section 2.08.

“Refinancing Series” means all Refinancing Term B Commitments or Refinancing Term B Advances that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term B Commitments or Refinancing Term B Advances provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same All-In Yield and, in the case of Refinancing Term B Advances or Refinancing Term B Commitments, amortization schedule.

“Refinancing Term B Advance” means one or more Classes of Term B Advances hereunder that result from a Refinancing Amendment.

“Refinancing Term B Commitment” means one or more Classes of Term B Commitments hereunder that are established to fund Refinancing Term B Advances of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Register” has the meaning specified in Section 10.06(b).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the US Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time.

“Reinvestment Notice” means a written notice executed by a Responsible Officer of the Borrower in connection with the occurrence of any Casualty Event or Event of Eminent Domain stating that (a) no Event of Default has occurred and is continuing and the Insurance Proceeds or Eminent Domain Proceeds, as the case may be, in respect of which such notice is being delivered have been deposited in the Insurance Proceeds Account for further application in accordance with Section 2.04(b)(ii) or Section 2.04(b)(iv), as the case may be, and the Depositary Agreement and (b) the applicable Operating Party intends and expects to reinvest all or a portion of such Insurance Proceeds or Eminent Domain Proceeds, as the case may be, to make a Permitted Investment.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment adviser as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, as to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys-in-fact, trustees, administrators, managers, advisors and representatives of such Person or of any such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Governmental Body” means the Board of Governors or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors or the Federal Reserve Bank of New York, or any successor thereto.

“Repair Notice” has the meaning specified in Section 2.04(b)(iv)(B).

“Repayment Event” means the repayment in full of the outstanding principal amount of the Term Advances and all other related Obligations (other than contingent obligations) due and payable under the Loan Documents and the termination of all Commitments.

“Replacement Lender” has the meaning specified in Section 4.08.

“Replacement Project Contract” means any Contractual Obligation entered into in replacement or substitution of any Material Contract in accordance with Section 7.02(n).

“Repricing Transaction” means each of (a) the prepayment, repayment, refinancing, substitution or replacement of all or a portion of any of the Term B Advances with the incurrence by any Borrower Party of any debt for borrowed money under any credit facilities the primary purpose (as determined in good faith by the Borrower) of which is to, and which does, reduce the All-In Yield of such debt for borrowed money relative to such Term B Advances so prepaid, repaid, refinanced, substituted or replaced, as applicable, (b) any amendment, waiver or other modification to this Agreement the primary purpose (as determined in good faith by the Borrower) of which is to, and which does, reduce the All-In Yield applicable to the applicable Term B Advances immediately prior to such amendment, waiver or modification or (c) the assignment by a Lender of its Term B Advances as required under Section 4.08(c) as a result of its failure to consent to any amendment of the type referred to in the foregoing clause (b); provided that in no event shall any “Repricing Transaction” include (or be deemed to include) any such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification in connection with a Change of Control. Any determination by the Administrative Agent of the All-In Yield for purposes of this definition shall be conclusive and binding on all Lenders, and the Administrative Agent shall have no liability to any Person with respect to such determination absent bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Administrative Agent.

 “Required Capital Expenditures” means all Capital Expenditures reasonably necessary in the business judgment of the management of the Operating Parties to permit any Covenant Party to comply with applicable Law (including any Environmental Laws) or to operate and maintain the Projects in accordance with Prudent Industry Practice.

“Required Class Lender” means, with respect to any Class on any date of determination, Lenders having more than 50% of the sum of (a) the outstanding Term Advances under such Class and (b) the aggregate unused Commitments under such Class; provided, that the unused Commitments of, and the portion of the outstanding Term Advances under such Class held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Class Lenders; provided, further, that, to the same extent set forth in Section 10.05 with respect to determination of Required Lenders, the Term Advances of any Borrower Party and any Non-Debt Fund Affiliates shall in each case be excluded for purposes of making a determination of Required Class Lenders.

“Required ECF Prepayment Amount” means, in respect of Excess Cash Flow, on a Quarterly Payment Date, with respect to any prepayment required under Section 2.04(b)(i), an amount (not less than zero) equal to (a)(i) Excess Cash Flow for the Fiscal Quarter ending on such Quarterly Payment Date multiplied by (ii) the Applicable ECF Percentage for such Quarterly Payment Date minus (b) any amounts applied by any Borrower Party, as applicable, to any counterparty to an Interest Rate Agreement in accordance with in Section 3.1(c)(xiii) of the Depositary Agreement minus (c) $2,500,000; provided, any amounts referred to the final proviso in Section 3.1(c) of the Depositary Agreement shall not be included in any “Required ECF Prepayment Amount”.

“Required Insurance” has the meaning specified in Section 7.01(d).

“Required Lenders” means, at any time, Lenders owed or holding more than 50% of the sum of (without duplication) the aggregate principal amount of the Term Advances outstanding at such time; provided, that the Term Advances of Defaulting Lenders shall be disregarded in determining Required Lenders at any time; provided, further, that no Borrower Party or Non-Debt Fund Affiliate shall at any time constitute a “Lender” for purposes of this definition.

“Required Rating” means, with respect to any Commodity Hedge Counterparty, that (a) such Person’s unsecured senior debt obligations are (or corporate credit or corporate family respectively (or applicable successor) is) or (b) such Person’s obligations under the applicable Effective Date Commodity Hedge Agreement or Permitted Secured Commodity Hedge and Power Sale Agreement are supported (whether by a guaranty, letter of credit or otherwise) by a Person whose unsecured senior debt obligations are (or corporate credit or corporate family respectively (or applicable successor) is), in each case, (i) rated any two of at least no less than BBB- (stable) by S&P, BBB- (stable) by Fitch, and Baa3 (stable) by Moody’s at the time of entering into the applicable agreement or (ii) unrated, but (A) to the extent any Operating Party has credit exposure to such counterparty, such counterparty provides customary cash payments or collateral in advance of the performance by such Operating Party of its applicable obligations or (B) schedules associated bilateral transactions through the PJM market such that the transactions are sleeved through PJM, and in any of the foregoing cases (i) and (ii)(A), is (or whose obligations are supported, whether by a guaranty, letter of credit or otherwise, by an entity that is) a financial institution, public utility or is in the business of selling, marketing, purchasing or distributing electric energy, natural gas or emissions credits or any related products and services.

“Reserve Report” means (a) that certain “Summary Report: Evaluation of Oil and Gas Reserves to the Interests of LRWV in Certain Properties Located in West Virginia Utilizing Specified Economics,” dated November 1, 2024, prepared by the Petroleum Engineer, (b) that certain “Summary Report:  Evaluation of Oil and Gas Reserves to the Interests of Ohio Gasco LLC in Certain Properties Located in Ohio Utilizing Specified Economics,” dated November 1, 2024, prepared by the Petroleum Engineer, (c) that certain “Summary Report: Evaluation of Oil and Gas Reserves to the Interests of LRWV in Certain Properties Located in West Virginia Utilizing Constant Economics,” dated January 1, 2024, prepared by the Petroleum Engineer, and (d) that certain “Summary Report:  Evaluation of Oil and Gas Reserves to the Interests of Ohio Gasco LLC in Certain Properties Located in Ohio Pursuant to the Requirements of the Securities and Exchange Commission Utilizing Specified Economics,” dated November 1, 2024, prepared by the Petroleum Engineer.

“Resolution Authority” means a EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means as to any Person, any individual holding the position of chairman of the board (if an officer), president, chief executive officer or one of its vice presidents and such Person’s treasurer or chief financial officer, authorized signatory or such other Person having the functions of any of the foregoing.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock in the Borrower Parties, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock in the Borrower Parties, whether now or hereafter outstanding, or any other payment on account of any return of capital to any such Person’s stockholders, partners or members (or the equivalent of any thereof), either directly or indirectly, whether in cash or property or in obligations of any Borrower Party.

“Revenue Account” has the meaning specified in the Depositary Agreement.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“Sanctioned Jurisdiction” means any country or territory that is the subject of comprehensive Sanctions broadly restricting or prohibiting dealings with, in or involving such country or territory (as of the Effective Date, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctioned Person” means any individual or entity (a) identified on a Sanctions List, (b) organized, domiciled or resident in a Sanctioned Jurisdiction, or (c) otherwise the subject or target of any Sanctions by reason of ownership or control by one or more individuals or entities described in clause (a) or (b).

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced by (a) the U.S. (including OFAC and U.S. Department of State), (b) the United Nations Security Council, (c) the European Union or any member state, or (d) the United Kingdom (including His Majesty’s Treasury).

“Sanctions List” means any list of designated individuals or entities that are the subject of Sanctions, including (a) the Specially Designated Nationals and Blocked Persons List maintained by OFAC or any other similar publicly available list of any U.S. governmental authority to implement sanctions programs, (b) the Consolidated United Nations Security Council Sanctions List, (c) the consolidated list of persons, groups and entities subject to European Union financial sanctions maintained by the European Union, and (d) the Consolidated List of Financial Sanctions Targets in the United Kingdom maintained by His Majesty’s Treasury.

“Secured Debt Representative” has the meaning specified in the Intercreditor Agreement.

“Secured Parties” has the meaning specified in the Intercreditor Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933 and any successor statute.

“Security Agreement” means that certain Security Agreement, dated as of the Effective Date, by and among the Borrower Parties and the Collateral Agent, substantially in the form of Exhibit D.

“Senior Debt” has the meaning provided in Section 10.05(c)(vii).

“Senior Notes Trustee” has the meaning provided in the definition of “2032 Notes Indenture.”

 “SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Advance” means a Term Advance that bears interest as provided in Section 2.05(a)(ii).

“SOFR Lending Office” means, with respect to any Lender, the office of such Lender specified as its “SOFR Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“SOFR Tranche” means the collective reference to SOFR Advances where the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such SOFR Advances shall originally have been made on the same day).

“Solvency Certificate” has the meaning specified in Section 5.01(b)(v).

“Solvent” or “Solvency” means, with respect to each of the Borrower Parties, that as of the date of determination, (a) the sum of the debt (including contingent liabilities) of the Borrower Parties on a consolidated basis does not exceed the fair value of the assets of the Borrower Parties on a consolidated basis, (b) the capital of the Borrower Parties on a consolidated basis is not unreasonably small in relation to the business of the Borrower Parties on a consolidated basis, contemplated as of such date and (c) the Borrower Parties, on a consolidated basis do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature, in the ordinary course of business.  For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that would become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under GAAP).

“Special Purpose Bankruptcy Remote Entity” means a corporation, limited liability company or limited partnership which, at all times, complies with the requirements set out in Section 6.01(dd).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Supported QFC” has the meaning specified in Section 10.24.

“Survey” has the meaning specified in Section 7.01(w)(ii)(B).

“Tax Group” has the meaning specified in the definition of “Permitted Tax Distribution Amount”.

 “Taxes” means any present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Advance” means a Term B Advance, a Refinancing Term B Advance or an Extended Term Advance, as the context may require.

“Term B Advance” has the meaning specified in Section 2.01.

“Term B Borrowing” means a borrowing consisting of Term Advances of the same Type made by the Term B Lenders.

“Term B Commitment” means, with respect to any Term B Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Term B Commitment” or, if such Lender has entered into one of more Assignments and Assumptions, set forth for such Lender in the Register maintained by the Administrative Agent as such Lender’s “Term B Commitment,” as such amount may be (a) reduced at or prior to such time pursuant to Section 4.01 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Term B Lender pursuant to (i) an Assignment and Assumption, (ii) a Refinancing Amendment or (iii) an Extension.

“Term B Facility” means, at any time, the aggregate amount of the Term B Lenders’ Term B Commitments and outstanding Term B Advances, at such time.

“Term B Interest Expense” means, for any period, total interest expense in respect of the Term B Facility for such period, taking into account any net costs or net payments made or received by any Operating Party under any Interest Rate Agreement (other than termination or unwind payments thereunder).

“Term B Lender” means any Lender that has a Term B Commitment or an outstanding Term B Advance.

“Term B Note” means a promissory note of the Borrower payable to any Term B Lender, in substantially the form of Exhibit B hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Term B Advances made by such Lender.

“Term Extension Request” has the meaning provided in Section 2.09(a).

“Term Extension Series” has the meaning provided in Section 2.09(a).

“Term Maturity Date” means February 19, 2032.

“Term SOFR” means:

(a)          for any calculation with respect to a SOFR Advance, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day, and

(b)          for any calculation with respect to a Base Rate Advance on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Terminated Lender” has the meaning specified in Section 4.08.

“Title Company” means Chicago Title Insurance Company.

“Title Policy” has the meaning specified in Section 7.01(w)(ii)(A).

“Total Loss” means a Casualty Event (or a related series of Casualty Events) for which the aggregate net insurance proceeds are equal to or exceed the lesser of (a) 75% of the total replacement value of any Project and (b) the maximum coverage limit of the casualty insurance policy covering such Project.

“Trade Date” has the meaning specified in Section 10.06(d).

“Transaction” means the transactions contemplated by the Transaction Documents and in relation to the issuance of the 2032 Notes.

“Transaction Costs” means the fees, costs and expenses payable in connection with the closing of the Facilities, the 2032 Notes, and the transactions in connection with each of the foregoing.

“Transaction Documents” means, collectively, the Loan Documents and the Project Documents.

“Type” refers to the distinction between Term Advances bearing interest based on the Base Rate and Term Advances bearing interest based on Term SOFR.

“UCC” means the Uniform Commercial Code as in effect from time to time in the state of New York; provided that if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection, or priority of the security interests granted to the Collateral Agent pursuant to the applicable Collateral Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any financing statement relating to such perfection or effect of perfection or non-perfection, or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“U.S.” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 10.24.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 4.06(e)(i)(B)(3).

“Water Line Easement and Operating Agreement” means that certain Easement and Operating Agreement, dated as of February 12, 2019, between Ohio River Partners Shareholder LLC and PowerCo.

“Weighted Average Life to Maturity” means, when applied to any Debt at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Debt.

“Withdrawal Certificate” has the meaning specified in the Depositary Agreement.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02    Computation of Time Periods; Interpretation.  In this Agreement and the other Loan Documents:

(a)         in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”;

(b)          the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”;

(c)          References in the Loan Documents to any agreement or contract shall mean and be a reference to such agreement or contract as amended, restated, amended and restated, supplemented, extended, renewed, replaced, refinanced or otherwise modified from time to time in accordance with its terms and the terms of the Loan Documents and shall include any appendices, schedules, exhibits, clarification letters, side letters and disclosure letters executed in connection therewith;

(d)          whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(e)          the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(f)          any reference herein to any Person shall be construed to include such Person’s successors and assigns to the extent permitted under the Loan Documents and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities;

(g)          any reference to any applicable Law in any of the Loan Documents shall include all references to such applicable Law as amended from time to time;

(h)        the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(i)          all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles and Sections, clauses and paragraphs of, and Exhibits and Schedules to, this Agreement or such Loan Document, as applicable;

(j)        any reference to the “knowledge” of any Borrower Party (or similar phrase or qualification based on knowledge) shall be construed to mean the actual knowledge of any of the officers of such Borrower Party; and

(k)        the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

For purposes of determining compliance at any time with Sections 7.02(a) through (v), in the event that any Debt, Lien, Restricted Payment, sale and leaseback, speculative transaction, contractual restriction, Investment, disposition, amendment or modification, accounting change, partnership or joint venture establishment of account, capital expenditure, swap transaction or Affiliate transaction, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of Sections 7.02(a), through (v), the Borrower, in its sole discretion, from time to time, may classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category; provided that (i) all Debt under this Agreement incurred on the Effective Date shall be deemed to have been incurred pursuant to Section 7.02(b)(i) and the Borrower shall not be permitted to reclassify all or any portion of such Debt and (iii) all Debt issued pursuant to the 2032 Notes will be deemed to have been issued pursuant to Section 7.02(b)(ii) and the Borrower shall not be permitted to reclassify all or any portion of such Indebtedness.  For purposes of determining the permissibility of any action, change, transaction or event that by the terms of the Loan Documents requires a calculation of any financial ratio or test (including the Debt Service Coverage Ratio), such financial ratio or test shall, except as expressly permitted under this Agreement, be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.  It is understood and agreed that any Debt, Lien, Restricted Payment, sale and leaseback, speculative transaction, contractual restriction, Investment, disposition, amendment or modification, accounting change, partnership or joint venture, establishment of account, capital expenditure, swap transaction or Affiliate transaction, as applicable, need not be permitted solely by reference to one category of permitted Debt, Lien, Restricted Payment, sale and leaseback, speculative transaction, contractual restriction, Investment, disposition, amendment or modification, accounting change, partnership or joint venture, establishment of account, capital expenditure, swap transaction or Affiliate transaction under the applicable section in Sections 7.02(a) through (v), but may instead be permitted in part under any combination thereof (it being understood that compliance with each such section is separately required).

SECTION 1.03    Accounting Terms and Changes in GAAP.

(a)        Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with GAAP.  Financial statements and other information required to be delivered by the Borrower to the Administrative Agent or the Lenders shall be prepared in accordance with GAAP as in effect at the time of such preparation. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)         If at any time any change in GAAP or the application thereof would affect the computation or interpretation of any financial ratio, basket, requirement or other provision set forth in any Loan Document, and either the Borrower or the Required Lenders through the Administrative Agent shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio, basket, requirement or provision to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Administrative Agent not to be unreasonably withheld, conditioned or delayed); provided that, until so amended, (i)(A) such ratio basket or requirement shall continue to be computed or interpreted in accordance with GAAP or the application thereof prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio, basket, requirement or provision made before and after giving effect to such change in GAAP or the application thereof or (ii) the Borrower may elect to fix GAAP (for purposes of such ratio, basket, requirement or other provision) as of another later date notified in writing to the Administrative Agent from time to time.

SECTION 1.04  Certifications, Etc. All certifications, notices, declarations, representations, warrants and statements made by any officer, director, authorized signatory or employee of any Borrower Party pursuant to or in connection with the Agreement shall be made in such Person’s capacity as officer, director, authorized signatory or employee on behalf of such Borrower Party and not in such Person’s individual capacity.

SECTION 1.05    Rates.  The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes.  The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, Term SOFR, any alternative, successor or replacement rate thereto (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.06    Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

SECTION 1.07  Timing of Payment or Performance.  Timing of Payment or Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

ARTICLE II.

AMOUNTS AND TERMS OF THE TERM ADVANCES

SECTION 2.01   The Term B Advances.  Each Term B Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (the “Term B Advance”) to the Borrower on the Effective Date in an amount not to exceed such Lender’s Term B Commitment at such time.  The aggregate amount of all Term B Advances on the Effective Date shall not exceed four hundred million Dollars ($400,000,000).  The Term B Borrowing shall consist of Term B Advances made simultaneously by the Term B Lenders ratably according to their Term B Commitments.  Amounts borrowed under this Section 2.01, when repaid or prepaid, may not be reborrowed.

SECTION 2.02    Making the Term Advances.

(a)         Each Borrowing shall be made on notice, given not later than 12:00 noon (New York City time) on (i) the third U.S. Government Securities Business Day prior to the date of the proposed Borrowing, in the case of a Borrowing consisting of SOFR Advances or (ii) the same Business Day as the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier or electronic communication.  Each such notice of a Borrowing (a “Funding Notice”) shall be in writing in substantially the form of Exhibit C hereto, specifying therein the requested (A) date of such Borrowing, (B) Facility under which such Borrowing is to be made, (C) Type of Term Advances comprising such Borrowing, (D) aggregate amount of such Borrowing and (E) in the case of a Borrowing consisting of SOFR Advances, the Interest Period therefor, or in the case of Base Rate Advances, the Interest Payment Date therefor.  Each Lender shall, before 1:00 pm (New York City time) on the date of such Borrowing, make available by wire transfer for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing, in accordance with the respective Commitments under the applicable Facility of such Lender and the other Lenders.  After the Administrative Agent’s receipt of such funds and upon fulfillment or waiver of the applicable conditions set forth in Article V, the Administrative Agent will make such funds available to the Borrower pursuant to the terms of, and in accordance with, the Funds Flow Memorandum.

(b)        Each Funding Notice shall be irrevocable and binding on the Borrower from and after the third U.S. Government Securities Business Day prior to the applicable requested SOFR Advance or the Business Day prior to the applicable requested Base Rate Advance, as applicable.  In the case of any Borrowing that the related Funding Notice specifies is to be comprised of SOFR Advances, the Borrower shall indemnify each Lender against any actual and documented out-of-pocket loss, cost or expense (excluding loss of anticipated profits) incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Funding Notice for such Borrowing the applicable conditions set forth in Article V, including any loss, cost or expense (excluding loss of anticipated profits) incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Term Advance to be made by such Lender as part of such Borrowing when such Term Advance, as a result of such failure, is not made on such date and shall compensate such Lender for such actual and documented out-of-pocket losses, costs or expenses (excluding loss of anticipated profits) upon delivery by such Lender to the Borrower that sets forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.02(b), the basis therefor and, in reasonable detail, the manner in which such amount or amounts were determined, which certificate shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.  Notwithstanding anything contained in the foregoing provisions, no Lender shall be entitled to any compensation from the applicable Borrower under this Section 2.02(b) unless such Lender is generally charging the relevant amounts to similarly situated borrowers under comparable syndicated credit facilities as a matter of general practice and policy.

(c)         Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with clause (a) of this Section 2.02 and the Administrative Agent may, in its sole discretion and in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such date of Borrowing until the date such amount is paid to the Administrative Agent, at the Base Rate.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from the date of such Borrowing until the date such amount is paid to the Administrative Agent, at the rate payable hereunder for Base Rate Advances under the relevant Facility.

(d)        The failure of any Lender to make the Term Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Term Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Term Advance to be made by such other Lender on the date of any Borrowing.  Nothing in this Section 2.02 shall prejudice any rights that the Borrower may have against a Defaulting Lender.

SECTION 2.03   Repayment of Term B Advances.  The Borrower shall repay to the Administrative Agent for the ratable account of the Term B Lenders the outstanding principal amount of Term B Advances on the last Business Day of each Fiscal Quarter prior to the Term Maturity Date (commencing on June 30, 2025) in the amount of 0.25% of the total principal amount of Term B Advances outstanding on the Effective Date together with accrued and unpaid interest to the date of such repayment on the aggregate principal amount repaid; provided, that all outstanding Term B Advances shall be repaid on the Term Maturity Date.

SECTION 2.04    Prepayments.

(a)          Optional.

(i)           The Borrower may, upon at least one (1) Business Day’s irrevocable notice in the case of Base Rate Advances and three U.S. Government Securities Business Days’ irrevocable notice in the case of SOFR Advances, in each case to the Administrative Agent in the form of a Prepayment Notice stating the proposed date and aggregate principal amount of the prepayment, and, if such Prepayment Notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Term Advances composing part of the same Borrowing, in whole or ratably in part, together with accrued and unpaid interest to the date of such prepayment on the aggregate principal amount prepaid; provided, that (A) each partial prepayment shall be in an aggregate principal amount of $500,000 or an integral multiple of $100,000 in excess thereof, (B) if any prepayment of a SOFR Advance is made on a date other than the last day of an Interest Period for such SOFR Advance, the Borrower shall also pay any amounts owing pursuant to Section 10.03(c) and (C) if such Prepayment Notice is given in connection with the Refinancing of all or a portion of the Facilities or other transaction, then the Borrower may revoke such Prepayment Notice at any time if such Refinancing or such other transaction cannot be consummated as and when originally expected by the Borrower.

(ii)          If  (A) any Borrower Party makes a prepayment of any Term B Advances pursuant to this Section 2.04(a) or Section 2.04(b)(iii) in connection with a Repricing Transaction or (B) the Term B Advances are otherwise subject to a Repricing Transaction, in each case, the Borrower shall pay (or shall cause to be paid) a premium in respect of the principal amount of Term B Advances that are subject to such prepayment or Repricing Transaction in an amount equal to 1.00% of such principal amount in each case if such prepayment or Repricing Transaction occurs on or prior to the six-month anniversary of the Effective Date.  Each optional prepayment of the Term B Advances shall be applied to the installments thereof, as directed by the Borrower (and in the absence of such direction, in direct order of maturity).  Considering each Facility being prepaid separately, any prepayment thereof shall be applied first to Base Rate Advances to the fullest extent thereof before any application to SOFR Advances, in each case in a manner which minimizes the amount of any payments to be made by (or on behalf of) the Borrower pursuant to Section 10.03(c).

(iii)        Notice required to be given under this Section 2.04(a) must be given (A) by 12:00 noon (New York City time) on the date required and (B) in writing.

(b)          Mandatory.

(i)          Excess Cash.  The Borrower shall, on each Quarterly Payment Date (commencing with the Quarterly Payment Date occurring on June 30, 2025), as set forth in Section 3.1(c)(xiii) of the Depositary Agreement, prepay (or make deposits in respect of) Obligations in accordance with clause 2.04(b)(viii) below in an aggregate amount equal to the Required ECF Prepayment Amount on such Quarterly Payment Date.

(ii)          [Reserved].

(iii)         Debt Issuances.  The Borrower shall, within one (1) Business Day of the date of receipt of any Debt Proceeds in the Revenue Account prepay (or make deposits in respect of) Obligations in accordance with clause 2.04(b)(viii) below in an aggregate amount equal to such Debt Proceeds.

(iv)       Casualty Event/Event of Eminent Domain.  The Borrower shall, within thirty (30) days after the occurrence of any Casualty Event or Event of Eminent Domain, give written notice thereof to the Administrative Agent and, to the extent required under any Financing Document, each other applicable Secured Debt Representative, and follow the procedures indicated below as applicable:

(A)         With respect to Insurance Proceeds or Eminent Domain Proceeds less than $2,500,000 in respect of a Casualty Event or Event of Eminent Domain involving any Project, the Operating Parties shall be permitted to submit a Withdrawal Certificate instructing the Depositary Agent to transfer such Insurance Proceeds or Eminent Domain Proceeds, as applicable, to the Revenue Account, and the Depositary Agent shall make such transfer.

(B)          With respect to Insurance Proceeds or Eminent Domain Proceeds equal to or in excess of $2,500,000 that are received in respect of Casualty Events or Events of Eminent Domain involving any Project, the Operating Parties may apply or commit to apply such Insurance Proceeds or Eminent Domain Proceeds, as applicable, within twelve (12) months from the date of receipt thereof to either make a Permitted Investment or pay the cost of restoration, improvement or replacement of the Affected Property, as the case may be; provided, that the Collateral Agent and the Administrative Agent receive from the Borrower, within ninety (90) days following such Casualty Event or Event of Eminent Domain, either (1) a Reinvestment Notice or (2) a written notice (a “Repair Notice”) executed by a Responsible Officer of the Borrower, and in either case (I) setting forth in reasonable detail the nature of restoration, improvement or replacement in respect of the Affected Property and the estimated cost and time to complete such restoration, improvement or replacement and (II) stating that (x) no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing, such Insurance Proceeds or Eminent Domain Proceeds in respect of which such notice is being delivered have been deposited in the Insurance Proceeds Account, (y) such restoration, improvement or replacement is technologically and economically feasible and (z) the Insurance Proceeds or Eminent Domain Proceeds payable in connection with such Casualty Event or Event of Eminent Domain, together with other resources available to the Borrower in accordance with the terms of the Loan Documents, are sufficient in the Borrower’s reasonable judgment to pay the estimated cost of completing such restoration, improvement or replacement.

(C)          [Reserved].

(D)        With respect to Insurance Proceeds or Eminent Domain Proceeds equal to or in excess of $2,500,000 that are received by any of the Operating Parties in respect of Casualty Events or Events of Eminent Domain involving any Project, if the Borrower shall have delivered a Reinvestment Notice or a Repair Notice in respect of any Insurance Proceeds or Eminent Domain Proceeds in accordance with clause 2.04(b)(iv)(B) above, (1) in accordance with the time period provided in clause 2.04(b)(iv)(B) above, so long as no Event of Default shall have occurred and be continuing, the Operating Parties shall be permitted to apply or commit to apply such Insurance Proceeds or Eminent Domain Proceeds, as applicable, to make the Permitted Investment contemplated by such Reinvestment Notice or to repair and restore the Affected Property as contemplated in such Repair Notice, as the case may be and (2) on the date occurring three (3) Business Days after receipt of written certification from the Borrower in form and substance reasonably satisfactory to the Administrative Agent that associated restoration or repair is complete and/or no further action is required, any proceeds remaining in the Insurance Proceeds Account following the application of funds required above shall be deposited into the Revenue Account to be applied as set forth in the Depositary Agreement.

(E)         With respect to Insurance Proceeds or Eminent Domain Proceeds equal to or in excess of $2,500,000 that are received by any of the Operating Parties in respect of Casualty Events or Events of Eminent Domain involving any Project, if the Borrower shall not have delivered a Reinvestment Notice or a Repair Notice in respect of any Insurance Proceeds or Eminent Domain Proceeds in accordance with clause 2.04(b)(iv)(B) above, then on the ninetieth (90th) day following such Casualty Event or Event of Eminent Domain (but not in any event prior to the date of receipt of such Insurance Proceeds or Eminent Domain Proceeds in the Insurance Proceeds Account), the Operating Parties shall apply an amount equal to the amount of such Insurance Proceeds or Eminent Domain Proceeds to prepay (or make deposits in respect of) Obligations in accordance with clause 2.04(b)(viii) below.

(F)          With respect to Insurance Proceeds or Eminent Domain Proceeds resulting from a Total Loss, such Insurance Proceeds or Eminent Domain Proceeds shall be used to prepay the principal amount of Obligations in accordance with clause 2.04(b)(viii) below within three (3) Business Days of receipt thereof.

(G)         Notwithstanding the foregoing, if there is a Casualty Event and, in connection with such Casualty Event, any Borrower Party reasonably expects to receive Insurance Proceeds with respect thereto, the Operating Parties shall be permitted to expend (1) Cash from operations, (2) Cash on deposit in any Permitted Borrower Account, (3) Cash Flow Available for Restricted Payments or Investments after satisfying the conditions set forth in Section 7.02(g)(i)(A) or Section 7.02(f)(ii), if any, as applicable and/or (4) Cash equity contributions from an Affiliate of any Operating Party contributed solely in connection with paying the cost of restoration, improvement or replacement of the Affected Property; provided, that (I) the Operating Parties shall, prior to making any such expenditure and on a quarterly basis thereafter, provide written notice thereof to the Administrative Agent of such expenditure and (II) any such Insurance Proceeds received by the Operating Parties in connection with such Casualty Event shall, solely to the extent that such proceeds are not required to pay for such restoration, improvement or replacement of the Affected Property, be applied, first, to restore or replenish the Cash from operations so expended, second, so long as no Default or Event of Default has occurred and is continuing, to reimburse such Affiliate for such Cash equity contribution so expended (or, in the case of expenditures of Cash pursuant to sub-clauses (2) or (3) above, to replenish or to fund (as applicable) any Permitted Borrower Account) and third, in accordance with (and to the extent permitted by) this Section 2.04(b)(iv).

(v)          [Reserved].

(vi)       Mandatory Prepayment Amount.  Concurrently with each prepayment made pursuant to clause 2.04(b)(iii) or 2.04(b)(iv) of this Section 2.04, the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer demonstrating the calculation of the relevant amount.  In the event that the Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Term Advances in the amount of such excess and concurrently therewith deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower demonstrating the derivation of such excess.

(vii)      Declined Proceeds.  Each Lender may elect, by notice to the Administrative Agent in writing or by telephone (confirmed in writing) at least two (2) Business Days prior to the required prepayment date, to decline all or a portion of any mandatory prepayment of its Term Advances made pursuant to clause 2.04(b)(i) or 2.04(b)(iv) of this Section 2.04 (such declined prepayment amounts, the “Declined Proceeds”).  Each such notice from a given Lender shall specify the principal amount of the mandatory prepayment to be declined by such Lender.  If a Lender fails to deliver such notice to the Administrative Agent within the time frame specified above or such notice fails to specify the principal amount to be declined, such Lender will be deemed to have accepted the total amount of such mandatory prepayment of Term Advances.  Any Declined Proceeds shall be retained by the Borrower and deposited (or caused to be deposited) into the Revenue Account.

(viii)      Application of Mandatory Prepayments.  Except with respect to Term Advances incurred in connection with any Refinancing Amendment or Term Extension Request, each prepayment made pursuant to clause 2.04(b)(i), 2.04(b)(iii) or 2.04(b)(iv) of this Section 2.04 shall be applied ratably as follows:

first, to prepay the outstanding principal amount of any series, Classes or tranches of Term Advances, to be applied on a pro rata basis, in direct order of maturity to the remaining scheduled amortization payments and the payments due on the Term Maturity Date, together with payment of all accrued and unpaid interest to the date of such prepayment on the principal amount prepaid, all breakage costs payable pursuant to Section 10.03(c) and all premiums payable pursuant to Section 2.04(a) (provided, that (A) any prepayment of Term Advances with the Net Cash Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Debt and (B) no prepayment of Term Advances may be directed to a later maturing Class of Term Advances without at least a pro rata repayment of any related earlier maturing Classes); provided, further, that, to the extent any Debt secured by the Collateral on a pari passu basis with the Obligations requires any mandatory prepayment or repurchase from any proceeds that would otherwise be required to be applied to prepay Term Advances in accordance with clause 2.04(b)(iv) of this Section 2.04, up to a pro rata portion (based on the aggregate principal amount of Term B Advances and such pari passu Debt then outstanding) of such proceeds may be applied to prepay or repurchase such pari passu secured Debt in lieu of prepaying Term Advances as provided above;

and

second, any amount remaining may be retained by the Borrower who shall deposit (or cause to be deposited) such amount into the Revenue Account.

SECTION 2.05    Scheduled Interest.

(a)        Except as otherwise set forth herein, each Type of Term Advance shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)            if a Base Rate Advance, at the Base Rate plus the Applicable Margin; or

(ii)          if a SOFR Advance, at Term SOFR for the Interest Period plus the Applicable Margin.

(b)        The basis for determining the rate of interest with respect to any Term Advance, and the Interest Period with respect to any SOFR Advance or the Interest Payment Date with respect to any Base Rate Advance, shall be selected by the Borrower and notified to the Administrative Agent and the Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.  If on any day a Term Advance is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Term Advance shall be a Base Rate Advance.

(c)         In the event the Borrower fails to specify between a Base Rate Advance or a SOFR Advance in the applicable Funding Notice or Conversion/Continuation Notice, such Term Advance (if outstanding as a SOFR Advance) will be automatically continued as a SOFR Advance on the last day of and with the same Interest Period as the then-current Interest Period for such Term Advance (or if outstanding as a Base Rate Advance will remain as, or (if not then outstanding) will be made as, a Base Rate Advance) with the same Interest Payment Date as the outstanding Base Rate Advance (or, if not then outstanding, with a one month Interest Payment Date).  If no Interest Period or Interest Payment Date is specified with respect to any requested SOFR Advance or Base Rate Advance, respectively, the Borrower shall be deemed to have selected an Interest Period or Interest Payment Date, as applicable, of one month.  The Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the SOFR Advance for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

(d)        Except as otherwise set forth herein, interest on each Term Advance (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such Interest Payment Date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Term Advance, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Term B Advances, including final maturity of the Term Advances; and (iv) in the event of any Conversion of any SOFR Advance other than on the last day of the Interest Period therefore, accrued interest on such SOFR Advance shall be payable on the effective date of such Conversion, along with any costs payable pursuant to Section 10.03(c).  With respect to SOFR Advances, interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

(e)          Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of SOFR Advances, and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that no more than ten SOFR Tranches shall be outstanding at any one time.

SECTION 2.06    Conversion/Continuation of Term Advances.

(a)        Optional.  The Borrower may on any Business Day, upon provision of an irrevocable Conversion/Continuation Notice to the Administrative Agent not later than 12:00 noon (New York City time) by the time that a Funding Notice would be required under Section 2.02(a)(i) or (ii) in respect of a Borrowing of the Type resulting from any such Funding Notice to be made on the effective date of such Conversion/Continuation Notice, and subject to the provisions of Section 4.04, Convert all or any portion of the Term Advances of one Type composing the same Borrowing into Term Advances of the other Type, or, upon the expiration of any Interest Period applicable to any SOFR Advance, to continue all or a portion of that amount as a SOFR Advance; provided, that (i) any Conversion of SOFR Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such SOFR Advances unless the Borrower shall pay all amounts due under Section 10.03(c) in connection with any such Conversion, (ii) any Conversion of Base Rate Advances into SOFR Advances shall be in an amount not less than $500,000 and integral multiples of $100,000 in excess of that amount (or such lesser integral as comprises the entire principal amount of such Base Rate Advances), (iii) each Conversion of Term Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Lenders in accordance with their Commitments under such Facility and (iv) for SOFR Advances, no Default or Event of Default shall have occurred and be continuing.  Each Conversion/Continuation Notice shall be irrevocable and binding on the Borrower.

(b)        Mandatory.  Upon the occurrence and during the continuance of any Event of Default, (i) each SOFR Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Term Advances into, SOFR Advances shall be suspended.

SECTION 2.07    Promissory Notes.

(a)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Term Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.  The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Term Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender, with a copy to the Administrative Agent, a Term B Note, in substantially the form of Exhibit B, payable to such Lender or its registered assigns in a principal amount equal to the Term Advances of such Lender.  All references to Term B Notes in the Loan Documents shall mean Term B Notes, if any, to the extent issued hereunder.

(b)       The Register maintained by the Administrative Agent pursuant to Section 10.06(b) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Term B Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(c)        Entries made in good faith by the Administrative Agent in the Register pursuant to clause (b) above shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower, under this Agreement, absent manifest error; provided, that the failure of the Administrative Agent to make an entry, or any finding that an entry is incorrect, which, in either case, shall be promptly corrected, in the Register shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.08    Refinancing Amendments.

(a)        On one or more occasions after the Effective Date, the Borrower may obtain, from any Lender or any other bank, financial institution or other institutional lender or investor that agrees to provide any portion of any Term Advances pursuant to a Refinancing Amendment in accordance with this Section 2.08 (each, an “Additional Refinancing Lender”), Credit Agreement Refinancing Indebtedness in respect of all or any portion of any Class, as selected by the Borrower in its sole discretion, of Term B Advances then outstanding under this Agreement, in the form of Refinancing Term B Advances or Refinancing Term B Commitments; provided, that, with respect to each Additional Refinancing Lender that is a Parent or a Non-Debt Fund Affiliate, such Person providing any Refinancing Term B Advances shall be subject to the same restrictions set forth in Section 10.06(e) as they would otherwise be subject to with respect to any purchase by or assignment to such Person of Term B Advances.

(b)      The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the Bring-Down Conditions and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Effective Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents (or new security agreements on substantially similar terms to the Collateral Documents) and intercreditor agreements to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.

(c)        Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.08(a) shall be in an aggregate principal amount that is (x) not less than $10,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(d)        Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of Section 10.05(d) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.08, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

SECTION 2.09    Extension of Term Advances.

(a)         Extension of Term Advances. The Borrower may at any time and from time to time, in its sole discretion, request that all or a portion of the Term Advances of a given Class (or series or tranche thereof) (each, an “Existing Term Tranche”) be amended to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Advances (any such Term Advances which have been so amended, “Extended Term Advances”) and to provide for other terms consistent with this Section 2.09.  In order to establish any Extended Term Advances, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Tranche) (each, a “Term Extension Request”) setting forth the proposed terms of the Extended Term Advances to be established, which shall (x) be identical as offered to each Lender under such Existing Term Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Tranche and (y) be identical in all material respects to the Term Advances under the Existing Term Tranche from which such Extended Term Advances are to be amended, except that: (A) all or any of the scheduled amortization payments of principal, if any, of the Extended Term Advances may be delayed to later dates than the scheduled amortization payments of principal of the Term Advances of such Existing Term Tranche, to the extent provided in the applicable Extension Amendment; (B)(i) the All-In Yield with respect to the Extended Term Advances (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the All-In Yield for the Term Advances of such Existing Term Tranche and (ii) additional fees and/or premiums (other than the items contemplated by the preceding clause (B)(i)) may be payable to the Lenders providing such Extended Term Advances, in each case, to the extent provided in the applicable Extension Amendment; (C) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Advances); and (D) Extended Term Advances may have prepayment terms (including call protection) as may be agreed by the Borrower and the Lenders thereof; provided, that (1) in no event shall the final maturity date of any Extended Term Advances of a given Term Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any then-existing Term Advances hereunder from which such Extended Term Advances are to be amended, (2) the Weighted Average Life to Maturity of any Extended Term Advances of a given Term Extension Series at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Debt prior to the time of incurrence of such Extended Term Advances) than the remaining Weighted Average Life to Maturity of any Existing Term Tranche from which such Extended Term Advances are to be amended, (3) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (4) any Extended Term Advances may participate on a pro rata basis or a less than pro rata basis (but not greater than pro rata basis) in any mandatory repayments or prepayments hereunder, in each case as specified in the respective Term Extension Request.  Any Extended Term Advances amended pursuant to any Term Extension Request shall be designated a series (each, a “Term Extension Series”) of Extended Term Advances for all purposes of this Agreement; provided, that any Extended Term Advances amended from an Existing Term Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Extension Series with respect to such Existing Term Tranche.  Each Term Extension Series of Extended Term Advances incurred under this Section 2.09 shall be in an aggregate principal amount that is not less than $5,000,000.

(b)        Extension Request.  The Borrower shall provide a Term Extension Request at least three (3) Business Days (or such shorter period as the Administrative Agent approves in its reasonable discretion) prior to the date on which Lenders under the Existing Term Tranche are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.09.  No Lender shall have any obligation to agree to have any of its Term Advances of any Existing Term Tranche amended into Extended Term Advances pursuant to any Term Extension Request.  Any Lender holding a Term Advance under an Existing Term Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Advances under the Existing Term Tranche subject to such Term Extension Request amended into Extended Term Advances shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Term Extension Request of the amount of its Term Advances under the Existing Term Tranche which it has elected to request be amended into Extended Term Advances (subject to any minimum denomination requirements reasonably imposed by the Administrative Agent).  In the event that the aggregate principal amount of Term Advances under the Existing Term Tranche in respect of which applicable Term B Lenders shall have accepted the relevant Term Extension Request exceeds the amount of Extended Term Advances requested to be extended pursuant to the Term Extension Request, Term Advances subject to Extension Elections shall be amended to Extended Term Advances on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Advances included in each such Extension Election.

(c)      Extension Amendment.  Extended Term Advances shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower Parties, the Administrative Agent and each Extending Term Lender providing an Extended Term Advance thereunder, which shall be consistent with the provisions set forth in Section 2.09(a) or (b) above, respectively (but which shall not require the consent of any other Lender).  The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the Bring-Down Conditions and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Effective Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Advances are provided with the benefit of the applicable Loan Documents.  The Borrower may, at its election, specify as a condition to consummating any Extension Amendment that a minimum amount (to be determined and specified in the relevant Term Extension Request in the Borrower’s sole discretion and as may be waived by the Borrower) of Term Advances of any or all applicable Classes be tendered.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment.  Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (A) reflect the existence and terms of the Extended Term Advances incurred pursuant thereto, (B) modify the scheduled repayments set forth in Section 2.03 with respect to any Existing Term Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Advances thereunder in an amount equal to the aggregate principal amount of the Extended Term Advances amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Advances required pursuant to Section 2.03), (C) modify the prepayments set forth in Section 2.04 to reflect the existence of the Extended Term Advances and the application of prepayments with respect thereto, (D) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of Section 10.05(d) (without the consent of the Required Lenders called for therein) and (E) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.09, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(d)        No conversion of Term Advances pursuant to any Term Extension Request in accordance with this Section 2.09 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

ARTICLE III.

[RESERVED]

ARTICLE IV.

COMMON PROVISIONS TO FACILITIES

SECTION 4.01    Termination or Reduction of the Commitments.

(a)          Optional.

(i)          The Borrower may, upon at least three (3) Business Days’ prior written notice to the Administrative Agent, terminate in whole or reduce in part the unused Commitments (if any) of any Class; provided, that each partial reduction of a Facility shall be in an aggregate amount of $500,000 or an integral multiple of $100,000 in excess thereof (other than in the case of the termination of all the remaining Commitments of any Class).

(ii)          The Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the relevant Commitments shall be effective on the date specified in the Borrower’s notice and shall reduce the relevant Commitments of the Lenders proportionately in accordance with each such Lender’s Pro Rata Share thereof.

(b)          Mandatory Reductions. Any unused portion of the Term B Commitments shall terminate on the Effective Date.

SECTION 4.02   Default Interest.  Upon the occurrence and during the continuation of a Payment or Bankruptcy Event of Default, the Borrower shall pay interest (“Default Interest”) on (a) the portion of the principal amount of each Term Advance owing to each Lender that is not paid when due, payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Term Advances, and (b) to the fullest extent permitted by applicable Law, the amount of any interest, fee or other amount payable under this Agreement or any other Loan Document (other than any amount subject to the foregoing clause (a)) to any Agent or any Lender that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances.  Payment or acceptance of the increased rates of interest provided for in this Section 4.02 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

SECTION 4.03    Fees.

(a)          Agents’ and Depositary’s Fees.  The Borrower shall pay to each of the Agents and the Depositary for its own account such fees as may from time to time be separately agreed between the Borrower Parties and such Agent or the Depositary (as the case may be).

(b)         Fee Computation.  All fees payable hereunder shall be computed on the basis of a year of 360 days and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  Each determination by the Administrative Agent of a fee hereunder shall be conclusive absent manifest error.

SECTION 4.04    Increased Costs, Etc.

(a)          If, due to a Change in Law there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining SOFR Advances (including, for purposes of this Section 4.04, any such increased costs resulting from Taxes (other than Indemnified Taxes and Excluded Taxes)), or there shall be a reduction in the amount of any sum received or receivable by any Lender under any Loan Document, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost or reduction; provided, that (A) the Borrower shall not be responsible for costs under this Section 4.04(a) incurred more than one hundred and twenty (120) days prior to receipt by the Borrower of the demand from the affected Lender pursuant to this Section 4.04(a), unless the requirement resulting in such increased costs became effective during such 120-day period and retroactively applies to a date occurring prior to such 120-day period, in which case the Borrower shall be responsible for all such additional amounts described in this Section 4.04(a) from and after such date of effectiveness, (B) a Lender shall not make demand for such additional amounts unless such Lender is doing so with similarly situated credit facilities and (C) a Lender claiming additional amounts under this Section 4.04(a) agrees to use reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.  Any Lender requesting compensation under this Section 4.04(a) shall be required to deliver a certificate to the Borrower setting forth a reasonably detailed calculation of such increased cost and which certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(b)         If any Lender determines that compliance with any Change in Law regarding capital adequacy or liquidity requirements required or expected to be maintained by such Lender or any corporation controlling such Lender and that has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Term Advances made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then, upon demand by such Lender or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital adequacy or liquidity requirements to be allocable to the existence of such Lender’s commitment to make Term Advances hereunder; provided, that (A) the Borrower shall not be responsible for costs under this Section 4.04(b) incurred more than one hundred and twenty (120) days prior to receipt by the Borrower of the demand from the affected Lender pursuant to this Section 4.04(b), unless the requirement resulting in such increased costs became effective during such 120-day period and retroactively applies to a date occurring prior to such 120-day period, in which case the Borrower shall be responsible for all such additional amounts described in this Section 4.04(b) from and after such date of effectiveness and (B) a Lender claiming additional amounts under this Section 4.04(b) agrees to use reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.  Any Lender requesting compensation under this Section 4.04(b) shall be required to deliver a certificate to the Borrower setting forth a reasonably detailed calculation of such increased cost and which certificate shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof. If, with respect to any SOFR Advances, Required Lenders notify the Administrative Agent that the Term SOFR for such SOFR Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their SOFR Advances, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such SOFR Advance will automatically Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Term Advances into, SOFR Advances shall be suspended (to the extent of the affected SOFR Advances) until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

(c)         Notwithstanding any other provision of this Agreement, if a Change in Law shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its SOFR Lending Office to perform its obligations hereunder to make SOFR Advances or to continue to fund or maintain SOFR Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each SOFR Advance under each Facility under which such Lender has a Commitment will automatically, upon such demand, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Term Advances into, SOFR Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different SOFR Lending Office if the making of such a designation (A) would allow such Lender or its SOFR Lending Office to continue to perform its obligations to make SOFR Advances and to continue to fund or maintain SOFR Advances and (B) would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 4.05    Payments and Computations.

(a)        The Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off, not later than 2:00 p.m. (New York City time) on the day when due in Dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day.  The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the other Loan Documents to more than one Lender, to such Lenders for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lenders (except for payments to Defaulting Lenders as otherwise herein provided) and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender, to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 10.06(b), from and after the effective date of such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)          The Borrower hereby authorizes each Lender and each of its Affiliates, if and to the extent payment owed to such Lender is not made when due hereunder or under the other Loan Documents to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower Parties’ accounts with such Lender or such Affiliate any amount so due.

(c)         All payments in respect of the principal amount of any Term Advance shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Term Advance on a date when interest is due and payable with respect to such Term Advance) shall be applied to the payment of interest then due and payable before application to principal.

(d)         All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day); provided, that if a Term Advance is repaid on the same day on which it is made, one day’s interest shall be paid on such Term Advance occurring in the period for which such interest, fees or commissions are payable.  All interest hereunder on any Term Advance shall be computed on a daily basis based upon the outstanding principal amount of such Term Advance as of the applicable date of determination.  The applicable Base Rate or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(e)          Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, commitment or letter of credit fee or commission, as the case may be; provided, that, if such extension would cause payment of interest on or principal of SOFR Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(f)          Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower have made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

(g)          If the Administrative Agent receives funds for application to the Obligations of the Borrower under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Term Advances or the Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s pro rata share of the aggregate principal amount of all Term Advances outstanding at such time, in repayment or prepayment of such of the outstanding Term Advances or other Obligations then owing to such Lender, and, in the case of the Term B Facility, for application to such principal repayment installments thereof, as the Administrative Agent shall direct.

(h)         Any payment by or on behalf of the Borrower under this Agreement that is not made in same day funds prior to 2:00 p.m. (New York City time) shall be a non-conforming payment.  Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds and (ii) the applicable next Business Day.  Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.01(a).  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 4.02 from the date such amount was due and payable until the date such amount is paid in full.

(i)          If an Event of Default shall have occurred and not otherwise been waived and the maturity of the Term Advances shall have been accelerated pursuant to Section 8.01, all payments or proceeds received by the Agents hereunder in respect of any of the Term Advances or other Obligations of the Borrower, shall be applied in accordance with the application arrangements described in the Intercreditor Agreement.

(j)        In connection with the use or administration of Term SOFR, the Administrative Agent will have the right (in consultation with the Borrower) to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.  The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

SECTION 4.06    Taxes.

(a)          Except as required by applicable Law, any and all payments by or on account of the Borrower Parties hereunder or under any other Loan Document shall be made, in accordance with Section 4.05 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any Taxes.  If the applicable withholding agent shall be required by applicable Law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document, (i) if such Taxes are Indemnified Taxes, the sum payable by the applicable Borrower Party shall be increased as may be necessary so that after the applicable withholding agent have made all such required deductions (including deductions applicable to additional sums payable under this Section 4.06) of Indemnified Taxes, such Lender or such Agent (for amounts paid to the Agent for its own account), as the case may be, receives an amount equal to the sum it would have received had no such deductions of Indemnified Taxes been made, (ii) the applicable withholding agent shall make all such deductions and (iii) the applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Law.

(b)         In addition, the Borrower shall pay any present or future stamp, court, documentary, intangible, filing, recording or similar Taxes that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, registration or enforcement of, performance or receipt of a security interest under, or otherwise with respect to, this Agreement or the other Loan Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.08) (herein referred to as “Other Taxes”).

(c)         Without duplication of Section 4.06(a) with respect to Taxes imposed on or with respect to any payment made by or on account of any Obligation of the Borrower Parties under any Loan Document, the Borrower shall indemnify each Lender and each Agent for and hold them harmless against the full amount of Indemnified Taxes, including, for the avoidance of doubt, the full amount of Indemnified Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 4.06, imposed on or paid by such Lender or such Agent (as the case may be) and any reasonably incurred liability (including reasonable expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were legally imposed or asserted by the relevant Governmental Authority. This indemnification shall be made within ten (10) days from the date such Lender or such Agent (as the case may be) makes written demand therefor.  A certificate as to the amount of such indemnification requested (with non-confidential supporting documentation or a reasonably detailed explanation) delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)         Within forty-five (45) days after the Borrower pays any Taxes pursuant to this Section 4.06, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 10.01, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(e)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. For purposes of clauses (e) and (h) of this Section 4.06, the terms “United States” and “United States person” have the meanings specified in Section 7701 of the Internal Revenue Code.

(i)            Without limiting the generality of the foregoing:

(A)          Any Lender that is a United States person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two copies of executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)          Any Lender that is not a United States person shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two of whichever of the following is applicable:

(1)          In the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party, copies of executed IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty;

(2)            Copies of executed IRS Form W-8ECI;

(3)           In the case of a Lender claiming the benefits of an exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit P-1 to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower (or its regarded owner) within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code and no payments under any Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) copies of executed IRS Form W-8BEN or W-8BEN-E; or

(4)          To the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), copies of executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit P-2 or Exhibit P-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if such Lender is a partnership and not a participating Lender, and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit P-4 on behalf of such direct and indirect partner(s);

(C)          Any Lender that is not a United States person shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two copies of any other executed documentation prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction, if any, required to be made; and

(D)         if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this Section 4.06(e)(i)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 4.06(e).  Notwithstanding any other provision of this Section 4.06(e), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(f)         Any Lender claiming any additional amounts payable by the Borrower pursuant to this Section 4.06 agrees to use reasonable efforts (consistent with its internal policies and legal and regulatory restrictions), upon a written request from the Borrower, to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, subject such Lender (or any of its Affiliates) to any unreimbursed cost or expense or be otherwise disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(g)       If any Agent or any Lender determines in its sole discretion exercised in good faith that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant this Section 4.06, in each case from the Governmental Authority imposing such Tax, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 4.06 with respect to the Indemnified Taxes giving rise to such refund), net of all out of pocket expenses (including Taxes) of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest, or other charges imposed by the relevant Governmental Authority) to the Agent or Lender in the event the Agent or the Lender is required to repay such refund to such Governmental Authority.  This Section 4.06(g) shall not be construed to require any Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.  Notwithstanding anything to the contrary in this Section 4.06(g), in no event will any Agent or Lender be required to pay any amount to the Borrower pursuant to this Section 4.06(g) the payment of which would place such Agent or Lender in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification (or with respect to which additional amounts were paid) and giving rise to a refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 4.06(g) shall not be construed to require any Lender or Agent to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Borrower Party or any other Person.

(h)        Citizens Bank, N.A., as the Administrative Agent, and any successor or supplemental Administrative Agent that is a United States person, shall deliver to the Borrower two duly completed copies of IRS Form W-9, certifying that such Administrative Agent is exempt from U.S. federal backup withholding and that it is a “U.S. Person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1.  Any successor or supplemental Administrative Agent that is not a United States person, shall deliver to the Borrower two duly completed copies of IRS Form W-8IMY certifying that it is either (A) a “U.S. branch” within the meaning of US Treasury Regulation Section 1.1441-1(b)(2)(iv)(A) or (B) a “qualified intermediary” that assumes primary withholding responsibility under Chapter 3 and Chapter 4 of the Code and primary Form 1099 reporting and backup withholding responsibility for payments it receives for the account of others. Notwithstanding anything to the contrary, the Administrative Agent shall not be required to provide any documentation that it is not legally eligible to provide as a result of any change in applicable Law occurring after the Effective Date.

(i)         The Depositary shall be an “Agent” for purposes of this Section 4.06 (and relevant definitions as used in this Section 4.06); provided, that the Depositary shall only be so considered an Agent if it has, consistent with the terms of the Depositary Agreement, provided to the Borrower and the Administrative Agent two duly completed copies of IRS Form W-9, certifying that the Depositary is exempt from U.S. federal backup withholding.

(j)          For the avoidance of doubt, for purposes of this Section 4.06, the term “Law” includes FATCA.

(k)         Each party’s obligations under this Section 4.06 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 4.07  Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 10.06 or as a result of the express provisions of this Agreement or the other Loan Documents) (a) on account of Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) on account of Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, such Lender shall notify the Administrative Agent and forthwith purchase from the other Lenders such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (A) the purchase price paid to such Lender to (B) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (y) the amount of such other Lender’s required repayment to (y) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrower agrees that any Lender so purchasing an interest or participating interest from another Lender pursuant to this Section 4.07 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be. For purposes of clause (c)(i) of the definition of “Excluded Taxes,” a participation acquired pursuant to this Section 4.07 shall be treated as having been acquired on the earlier date(s) on which the applicable Lender acquired the applicable interest in the Commitment(s) or Term Advance(s) to which such participation relates.

SECTION 4.08    Replacement of Lenders.  Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased Cost Lender”) shall give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 4.04 or Section 4.06, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within three (3) Business Days after the Borrower’s request for such withdrawal, (b) any Lender shall become a Defaulting Lender or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.05(b), the consent of Required Lenders (or, in the case of a consent, waiver or amendment involving all affected Lenders of a certain Facility, the Required Class Lenders as applicable) shall have been obtained but the consent of one or more of such other Lenders whose consent is required shall not have been obtained (or, if only such Lender must approve such proposal, then such Lender’s consent shall not have been obtained) (each a “Non-Consenting Lender”) then, with respect to each such Increased Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Term Advances and its Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.06 (provided, that, for the avoidance of doubt, neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a Replacement Lender), and the Borrower shall pay the fees, if any, payable hereunder in connection with any such assignment from an Increased Cost Lender or a Non-Consenting Lender and the Defaulting Lender shall pay the fees, if any, payable thereunder in connection with any such assignment from such Defaulting Lender; provided, that (i) on the date of such assignment, the Replacement Lender shall pay to such Terminated Lender an amount equal to the principal of all outstanding Term Advances of such Terminated Lender, (ii) on the date of such assignment, the Borrower shall pay to such Terminated Lender an amount equal to the sum of (A) an amount equal to all accrued but unpaid interest on all outstanding Term Advances of such Terminated Lender and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 4.03, (iii) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 10.03(c), 4.04 or 4.06 or otherwise as if they were a prepayment, (iv) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender, (v) in the event such Terminated Lender is an Increased Cost Lender, such assignment will result in a reduction in such payments under Section 4.04 or Section 4.06, and (vi) if any applicable Term B Lender shall be deemed a Non-Consenting Lender and is required to assign all or any portion of its Term B Advances pursuant to this Section 4.08 on or prior to the sixth month anniversary of the Effective Date in connection with any such amendment, modification, waiver or consent constituting a Repricing Transaction, the Borrower shall pay (or shall cause to be paid) such Non-Consenting Lender on the date of such assignment a fee equal to 1.0% of the principal amount of the Term B Advances so assigned by such Non-Consenting Lender.  Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, that any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

SECTION 4.09    Use of Proceeds.

(a)        Three hundred and fifteen million Dollars ($315,000,000) of proceeds of the Term B Advances shall be available on the Effective Date.  The Borrower agrees that it shall use such proceeds (or immediately cause the Operating Parties to use such proceeds, which Operating Parties so agree) solely to (i) repay the obligations under the Existing Financing (including any hedge or other breakage and make-whole costs and/or using up to $30,500,000 of the Term B Advances to cash collateralize certain existing letters of credit, in each case, in connection therewith), (ii) fund the Debt Service Reserve Account in an amount equal to the Effective Date Debt Service Reserve Requirement, (iii) make payments of amounts due and payable under certain Commodity Hedge and Power Sale Agreements or provide cash collateral with respect to such agreements and (iv) pay Transaction Costs; provided that solely to the extent the proceeds of the Term B advances exceed the proceeds necessary to (i) fund the uses described in the preceding clauses (i)-(iv) and (ii) fund the Gas CapEx Account in accordance with Section 4.09(b), such excess proceeds may be used for general corporate purposes.

(b)       The Gas CapEx Loan Proceeds shall be available on the Effective Date.  The Borrower agrees to immediately apply such proceeds to fund the Gas CapEx Account in accordance with Section 3.9(a) of the Depositary Agreement (and the Operating Parties so agree to use such proceeds for such purpose).

SECTION 4.10    [Reserved].

SECTION 4.11    Defaulting Lenders.

(a)          Defaulting Lender Adjustments.  Notwithstanding anything herein to the contrary, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)         Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.05 unless otherwise agreed by the Borrower and the Administrative Agent.

(ii)         Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.04 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Term Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a Deposit Account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Term Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and, sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if (x) such payment is a payment of the principal amount of any Term Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Term Advance was made at a time when the Bring-Down Conditions were satisfied or waived, such payment shall be applied solely to pay the Term Advances of all the Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Term Advances of such Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this clause (ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents thereto.

(b)         Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Term Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Term Advances to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility, whereupon such Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

SECTION 4.12    [Reserved].

SECTION 4.13    Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement, or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(A)          a reduction in full or in part or cancellation of any such liability;

(B)        a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(C)         the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 4.14    Benchmark Replacement Setting.  Notwithstanding anything to the contrary herein or in any other Loan Document:

(a)         Replacing Future Benchmarks.  Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.  If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(b)         Benchmark Replacement Conforming Changes.  In connection with the use, adoption, implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)         Notices; Standards for Decisions and Determinations.  The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement.  The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.14(d) and (y) the commencement of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto or in any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.14.

(d)          Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)        Benchmark Unavailability Period.  Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Advances and (ii) any outstanding affected SOFR Advances will be deemed to have been converted to Base Rate Advances at the end of the applicable Interest Period.  During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

ARTICLE V.

CONDITIONS TO EFFECTIVENESS

SECTION 5.01    Conditions Precedent.  This Agreement shall become effective on the Effective Date, which is the date on which the following conditions precedent have been satisfied (or waived in accordance with Section 10.05) (and the obligation of each Lender to make a Term B Advance on the Effective Date is subject to the satisfaction of such conditions precedent before or concurrently with the Effective Date):

(a)        The Administrative Agent shall have received, on or before the Effective Date, the following, each dated as of the Effective Date (unless otherwise specified) and duly executed by each party thereto:

(i)          One or more Term B Notes payable to the applicable Lender to the extent requested by such Lender pursuant to the terms of Section 2.07.

(ii)          This Agreement.

(iii)         The Depositary Agreement.

(iv)         The Intercreditor Agreement.

(v)          The Security Agreement.

(vi)         The Guaranty Agreement.

(vii)        The Effective Date Commodity Hedge Agreements.

(b)         The Administrative Agent (and the Collateral Agent solely with respect to (i) and (ii) below) shall have received on or before the Effective Date the following, each dated as of the Effective Date (unless otherwise specified) and in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified):

(i)           Certified copies of the resolutions or authorizations of the board of managers, sole member or other governing body, as applicable, of each of the Borrower Parties approving each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate, limited liability company or other action, as applicable, of each Borrower Party, if any, with respect to each Loan Document to which it is or is to be a party.

(ii)         A copy of a certificate of the Secretary of State of the jurisdiction of formation of each Borrower Party dated reasonably near the Effective Date certifying (x) as to a true and correct copy of the certificate of formation, articles of incorporation or other formation document of such Borrower Party and each amendment thereto on file in such Secretary of State’s office and (y) that (A) such amendments are the only amendments to such Borrower Party’s Organizational Documents on file in such Secretary of State’s office and (B) each Borrower Party is duly incorporated or formed, as applicable, and in good standing or presently subsisting under the laws of the State of the jurisdiction of formation of such Borrower Party, in each case, to the extent such matters are regularly certified by such Secretary of State.

(iii)       Copies of the Organizational Documents of each of the Borrower Parties as in effect on the date on which the resolutions referred to in Section 5.01(b)(i) were adopted and on the Effective Date.  The Administrative Agent consents to the amendments to such Organizational Documents on the Effective Date.

(iv)        A certificate of a Responsible Officer of each Borrower Party certifying the names and true signatures of the officers or other authorized representatives of such Borrower Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(v)        A Solvency Certificate in substantially the form of Exhibit E hereto (the “Solvency Certificate”), attesting to the Solvency of the Borrower Parties on a consolidated basis, after giving effect to the Transaction, signed by a Financial Officer of the Borrower.

(vi)         A copy of (A) the proposed business plan delivered to the Administrative Agent on February 19, 2024 (the “Base Case Model”) and (B) the Annual Operating Budget for the period through the first Fiscal Year, which budget (1) shall be certified by a Financial Officer as having been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made and (2)(I) shall be substantially consistent with the Base Case Model.

(vii)        The Effective Date Financial Statements.

(viii)     A letter with supporting certification from the insurance broker of the Operating Parties stating that that (A) the Required Insurance is in full force and effect and is not subject to cancellation without thirty (30) days prior notice, except for non-payment of premium which shall be for ten (10) days, (B) all premiums then due thereon have been paid or the Operating Parties are not in arrears on any premiums due in respect thereof and (C) the lines of insurance coverage placed by such insurance broker are adequate and comply with the coverage required for the Projects to be maintained pursuant to Section 7.01(d) below.

(ix)       One or more written opinions of Skadden, Arps, Slate, Meagher and Flom LLP, New York special counsel for the Borrower Parties, with respect to the Borrower Parties, as to such customary matters as the Administrative Agent may reasonably request.

(x)          [Reserved].

(xi)         An originally executed Effective Date Certificate, together with all attachments thereto.

(xii)     A duly executed letter of direction (the “Funds Flow Memorandum”) from the Borrower addressed to the Administrative Agent, on behalf of itself and the Lenders, directing the disbursement on the Effective Date of the proceeds of the Term B Advances made on such date.

(xiii)       A copy of a notice of self-certification filed at FERC demonstrating that PowerCo is an EWG.

(xiv)       Evidence of the effectiveness of PowerCo’s MBR Authority and status as an EWG.

(xv)       A certificate of a Responsible Officer of any Borrower Party (together with reasonable backup information supporting the conclusions stated therein) confirming actual cumulative natural gas production for 3-month period immediately preceding the Effective Date from all wells at the Production Project and LRWV.

(c)        The Collateral Agent shall have received on or before the Effective Date the following, each dated as of the Effective Date (unless otherwise specified) and in form and substance reasonably satisfactory to the Lead Arranger the following Collateral-related items (subject to Section 7.01(u)):

(i)           to the extent the Pledged Equity Interests are certificated, certificates representing the Pledged Equity Interests issued by the Operating Parties and LRWV accompanied, in each case, by undated stock powers executed in blank and any instruments representing or evidencing the other Pledged Collateral (as defined in the Security Agreement) accompanied, in each case, by undated endorsements or other instruments of transfer executed in blank;

(ii)         appropriately completed UCC financing statements (Form UCC-1), naming each of the Borrower Parties as debtor and the Collateral Agent as secured party, in form appropriate for filing under the Uniform Commercial Code of the State of Delaware, covering the Collateral described in the Security Agreement; and

(iii)         completed requests for information or similar search report, dated on or before the Effective Date, listing all effective financing statements, judgment liens and Tax liens filed in the Office of the Secretary of State of the state of incorporation or formation or principal place of business, as applicable, that name each of the Borrower Parties as debtor, together with copies of such financing statements.

(d)         Substantially concurrently with the initial Borrowing on the Effective Date, the Existing Financing shall be repaid and all Liens pursuant to the Existing Financing shall be released pursuant to customary terms and conditions.

(e)        The Operating Parties shall enter into, on or before the Effective Date, effective Commodity Hedge and Power Sale Agreements covering at least 325 megawatts of power generation with Commodity Hedge Counterparties (the “Effective Date Commodity Hedge Agreements”), in each case, pursuant to customary terms and in form and substance reasonably satisfactory to the Borrower acting in good faith.  At the Operating Parties’ option, such Effective Date Commodity Hedge Agreements may be (x) secured by a Lien under the Collateral Documents, thereby becoming Permitted Secured Commodity Hedge and Power Sale Agreements for all purposes under the Loan Documents or (y) unsecured.

(f)       The Borrower Parties, as applicable, shall have established each of the “Depositary Accounts” under and as defined in Section 2.2 of the Depositary Agreement.

(g)        Concurrently with the consummation of the transactions contemplated hereby, the Borrower shall have paid (or shall have caused to have been paid) all fees then due and payable pursuant to and in accordance with the Fee Letters, and all documented, accrued and unpaid fees and all accrued and unpaid expenses of the Agents, the Depositary and the Lead Arranger (including, the reasonable, documented and out-of-pocket accrued and unpaid fees and expenses of counsel thereto), to the extent due and invoiced at least three Business Days prior to the Effective Date.

(h)         The Debt Service Reserve Account shall have been concurrently fully funded in an aggregate amount equal to the Debt Service Reserve Requirement (including, if applicable, through the issuance of an Acceptable Letter of Credit).

(i)           The Bring-Down Conditions shall have been satisfied.

(j)           KYC Information.

(i)          The Lenders, the Agents and the Depositary shall have received, to the extent requested in writing at least ten (10) Business Days prior to the Effective Date, on or before the date that is three (3) Business Days prior to the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including the Patriot Act for each Borrower Party.

(ii)        At least five (5) days prior to the Effective Date, each of the Borrower Parties shall have delivered a Beneficial Ownership Certification to the Administrative Agent to the extent it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

(k)           The Material Contracts shall be in full force and effect.

(l)           [Reserved].

(m)         [Reserved].

(n)       Certain Effective Date Transactions. The Borrower shall have received, or will substantially contemporaneously with the occurrence of the Effective Date, receive at least $600,000,000 of gross proceeds from the 2032 Notes.

(o)       The Administrative Agent shall have received (i) the Independent Engineer Report in form and substance reasonably satisfactory to the Lead Arranger, along with a use of work product agreement, and (ii) the Reserve Report, along with use of work product agreements.

(p)        The Administrative Agent shall have received the Environmental Consultant, Insurance Consultant and Market Consultant Reports in form and substance reasonably satisfactory to the Lead Arranger, and with respect to such reports from the Environmental Consultant and Market Consultant, corresponding reliance letters use of work product agreements, or similar agreements reasonably satisfactory to the Lead Arranger.

SECTION 5.02    Determinations Under Section 5.01.  For purposes of determining compliance with the conditions specified in Section 5.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date or such other applicable date specifying its objection thereto and, to the extent applicable, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing.

SECTION 5.03    Notices.  Any Notice shall be executed by a Responsible Officer in a writing delivered to the Administrative Agent.  In lieu of delivering a Notice, the Borrower may give the Administrative Agent telephonic notice by the required time of any proposed Borrowing or Conversion, as the case may be; provided, that such notice shall be promptly confirmed in writing by delivery of the applicable Notice to the Administrative Agent on or before the applicable date of Borrowing or Conversion and such confirmation shall be consistent with the initial telephonic notice.  Neither the Administrative Agent nor any Lender shall incur any liability to the Borrower in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by a duly authorized officer or other Person authorized on behalf of the Borrower or for otherwise acting in good faith.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

SECTION 6.01    Representations and Warranties.  Each Borrower Party represents and warrants to each Agent and Lender, for itself on the Effective Date (and, except as otherwise provided below, on each other date a Term Advance is made), that the following statements are true and correct:

(a)        Organization; Requisite Power and Authority; Qualification.  Each Borrower Party (i) is duly organized or formed, validly existing and in good standing (if applicable) under the laws of its jurisdiction of organization or formation, (ii) has all requisite power and authority to own and operate its Properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Transactions to which it is a party and to carry out the transactions contemplated thereby and (iii) is qualified to do business and in good standing in every jurisdiction where such qualification is required, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not be reasonably expected to have, a Material Adverse Effect.

(b)          Capital Stock and Ownership.

(i)          The Capital Stock of each of the Operating Parties and LRWV has been duly authorized and validly issued and is owned by the Borrower, free and clear of all Liens, except those created under the Collateral Documents and other Permitted Liens.  Except as set forth on Schedule 6.01(b), as of the Effective Date, there is no existing option, warrant, call, right, commitment or other agreement to which any Operating Party is a party requiring, and there is no Capital Stock of any Operating Party outstanding which upon conversion or exchange would require, the issuance of any Capital Stock of any Operating Party or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, Capital Stock of any Operating Party.

(ii)         The Operating Parties do not have any Subsidiaries. The Borrower is the sole member of each Operating Party and has no Subsidiaries other than the Operating Parties and LRWV.

(c)        Due Authorization.  The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary limited liability company action on the part of each the Borrower Parties.

(d)         No Conflict.  The execution, delivery and performance by each of the Borrower Parties of the Transaction Documents to which it is a party and the transactions contemplated by the Transaction Documents do not and will not (i) violate (A) any provision of any law or any governmental rule or regulation applicable to such Borrower Party except for any such provision of law, rule or regulation the violation of which would not reasonably be expected to have a Material Adverse Effect, (B) any of the Organizational Documents of such Borrower Party or (C) any order, judgment or decree of any court or other agency of government binding on any Borrower Party except where such violation would not reasonably be expected to have a Material Adverse Effect; (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of any Borrower Party except to the extent such conflict, breach or default would not reasonably be expected to have a Material Adverse Effect; (iii) result in or require the creation or imposition of any Lien upon any of the Properties of the Operating Parties (other than any Permitted Liens); or (iv) require any approval of stockholders, members or partners or any approval or consent of any Person under any material Contractual Obligation of any Borrower Party, except for (A) such approvals or consents which have been obtained and are in full force and effect, and (B) any such approvals or consents the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.

(e)          Governmental Consents/Governmental Authorizations.

(i)          The execution, delivery and performance by each Borrower Party of the Transaction Documents to which it is party and the consummation of the transactions contemplated by the Transaction Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for (A) the registrations, consents, approvals, permits, notices or other actions which have been duly obtained, taken, given or made and, are in full force and effect, (B) registrations, consents, approvals, permits, notices or other actions required by securities, regulatory or applicable Law in connection with an exercise of remedies and (C) such registrations, consents, approvals, permits, notices or other actions that if not obtained and maintained in full force and effect would not reasonably be expected to have a Material Adverse Effect.

(ii)          No Governmental Authorization, and no notice to, filing with, or consent or approval of any Governmental Authority is required in connection with any Borrower Party’s ownership and operation of the Projects in accordance with applicable Law and as otherwise contemplated by this Agreement, except for (A) Governmental Authorizations held by any Borrower Party, (1) all of which have been duly obtained, taken, given or made and (2) are in full force and effect or (B) those Governmental Authorizations, permits, notices, filings with or consents, the failure of which to obtain and maintain would not reasonably be expected to result in a Material Adverse Effect.

(f)          Binding Obligation.  Each Loan Document has been duly executed and delivered by each Borrower Party party thereto and is the legally valid and binding obligation of such Borrower Party, enforceable against such Borrower Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(g)         Financial Statements.  As of the Effective Date, the financial statements furnished pursuant to Section 5.01(b)(vii) were prepared from and are consistent with the books and records of the applicable Persons and were prepared in accordance with GAAP consistently applied on a consistent basis throughout the period involved, and fairly present in all material respects the financial condition of the applicable Persons as of the respective dates thereof and the results of their operations for the periods indicated.

(h)       No Material Adverse Effect.  Since the date of the most recent audited financial statements that have been delivered in accordance with Section 5.01(b)(vii) or Section 7.03(c), as applicable, no event, circumstance or change has occurred and is continuing to occur that has caused, individually or in the aggregate, a Material Adverse Effect.

(i)         Flood Zone.  Except as set forth on any Survey or flood hazard determinations obtained by or provided to Administrative Agent, no portion of the Mortgage Property that constitutes improvements for which insurance is required pursuant to applicable Law is located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards unless any applicable requirements of the Flood Act have been satisfied.

(j)         Projections.  On and as of the Effective Date, the Base Case Model delivered pursuant to Section 5.01(b)(vi) and other forward-looking information that have been or will be made available directly or indirectly to the Lead Arranger, the Initial Lenders, the other Lenders or any of their respective Affiliates by or on behalf of the Borrower Parties have been prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable when made and when made available to the Lead Arranger, the Initial Lenders, the other Lenders and their respective Affiliates, it being understood that the projections are as to future events and not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower, that no assurance can be given that any particular projections will be realized and that the actual results during the period or periods covered by any such Base Case Model or other forward-looking information may differ from the projected results and such differences may be material.

(k)       Adverse Proceedings, Etc.  As of the Effective Date, (i) except as disclosed in Schedule 6.01(k), there are no Adverse Proceedings, individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect, and (ii) no Borrower Party is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(l)          Taxes.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or as otherwise would be permitted under Section 7.01(b), all Tax returns and reports of each of the Borrower Parties required to be filed by it have been timely filed, and all Taxes due and payable by each of the Borrower Parties (including in its capacity as a withholding agent) which are due and payable have been paid.  There is no material Tax, audit, claim or assessment pending or proposed in writing against any Borrower Party which is not being actively contested by such Borrower Party in good faith and by appropriate proceedings; provided, that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.  No Borrower Party is currently or has previously been treated for U.S. federal income tax purposes as a corporation.

(m)       Environmental Matters.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or as disclosed on Schedule 6.01(m), (i) no Borrower Party is, and to any Borrower Party’s knowledge, has been in violation of any applicable Environmental Laws, (ii) to any Borrower Party’s knowledge, there has been no Hazardous Materials Activity related to the Projects or any Real Estate Asset that would reasonably be expected to require any Borrower Party to conduct investigation, cleanup or other remedial action pursuant to any applicable Environmental Laws (including any permits issued pursuant thereto), (iii) no Borrower Party nor any of the Properties or operations is subject to (A) pending or, to the knowledge of any Borrower Party, threatened Environmental Action or (B) any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Action, or any Hazardous Materials Activity, (iv) no Borrower Party has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law, (v) to each Borrower Party’s knowledge, there are, and have been, no conditions or occurrences related to the Projects or any Real Estate Asset which would reasonably be expected to form the basis of an Environmental Action against any Borrower Party or require investigation, cleanup, remediation, corrective action or other remedial action pursuant to any applicable Environmental Law and (vi) no Borrower Party nor, to any Borrower Party’s knowledge, any predecessor of any Borrower Party has filed or is obligated to file any notice under any Environmental Law indicating past or present treatment, storage or disposal of Hazardous Materials at any Real Estate Asset.

(n)           No Defaults.  No Default or Event of Default has occurred and is continuing.

(o)          Material Contracts.

(i)         As of the Effective Date, true, correct and complete copies of each Material Contract, including all amendments, supplements and modifications thereto currently in effect, have been delivered, or made available to, the Administrative Agent.

(ii)          As of the Effective Date, each Material Contract existing on the Effective Date is in full force and effect.

(iii)         As of the Effective Date, no Operating Party is in material default and, to any Operating Party’s knowledge, there are no existing material defaults under any Material Contract existing on the Effective Date and no event has occurred or is continuing that gives any Person party thereto the right to terminate any Material Contract existing on the Effective Date.

(p)          Regulatory Matters.

(i)        None of the Agents or any Lender, nor any Affiliate of any of them will, solely as a result of the construction, ownership, development, maintenance, leasing or operation of any Project by any Operating Party, the sale of electricity, capacity or ancillary services therefrom by any Operating Party, or the entering into any Transaction Document in respect of the Projects or any transaction contemplated hereby or thereby, be subject to, or not exempt from, regulation under the FPA or PUHCA or under state laws and regulations respecting the rates or the financial or organizational regulation of electric utilities; provided that any exercise of remedies under the Loan Documents that results in the direct or indirect ownership or control of any Project by any Secured Party or any of its Affiliates may subject such Secured Party and its Affiliates to regulation under the FPA, PUHCA or any state law or regulation respecting the rates of electric utilities or the financial and organizational regulation of electric utilities.

(ii)          PowerCo is an EWG. None of the Operating Parties is (a) subject to, or not exempt from, regulation (i) as a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” within the meaning of PUHCA or the implementing regulations of FERC, other than, in the case of PowerCo, with respect to the compliance requirements of an EWG or as a holding company that is a “holding company” within the meaning of PUHCA solely by virtue of its ownership interests in any EWG, or (ii) by FERC as a “natural gas company” under the NGA, or (b) subject to and not exempt from, financial, organizational or rate regulation under Chapter 4905 of the Ohio Revised Code and any regulations promulgated thereunder as a public utility, gas distribution company, electric utility, electric light company or a holding company of any of the foregoing.

(iii)       (A) PowerCo is a public utility under the FPA with MBR Authority; (B) the FERC Electric Tariff is effective, and PowerCo’s MBR Authority is in full force and effect, not subject to any pending challenge, rehearing or appeal; (C) neither GasCo nor the Borrower is subject to regulation as a public utility under the FPA or as a “natural gas company” under the NGA; and (D) except as set forth on Schedule 6.01(p), to each such Borrower Party’s knowledge, neither any such Borrower Party nor any Project or any portion thereof is subject to a pending investigation by FERC, the Commodity Futures Trading Commission, an independent system operator or regional transmission operator or the market monitor thereof, or any state agency, attorney general or consumer counsel.

(iv)        As of the Effective Date, no consent, notice, approval or other Governmental Authorization to be obtained by or on behalf of a Borrower Party necessary for the operation of any Project or any portion thereof or the entering into any Transaction Document in respect of any Project or any transaction contemplated hereby or thereby, is required from FERC or any state Governmental Authority with jurisdiction over (A) sales of electric energy or the transmission of electric energy or (B) sales or transportation of natural gas in connection with any of the transactions contemplated hereby or by any other Transaction Document.

(v)         To each Borrower Party’s knowledge, on the Effective Date, there is no order, judgment or decree that has been issued or proposed to be issued by any Governmental Authority that, as a result of the ownership, leasing, development, construction, operation or maintenance of any Project by any Operating Party, the sale of electricity therefrom by any Operating Party or the entering into of any Transaction Document or any transaction contemplated hereby or thereby, would reasonably be expected to cause or deem the Lenders, the Agents, any Lead Arranger, or any Affiliate of any of them, to be subject to, or not exempted from, regulation under PUHCA the FPA, or the NGA or treated as a public utility under Chapter 4905 of the Ohio Revised Code and any regulations promulgated thereunder, respecting the rates or the financial or organizational regulation of electric utilities.

(q)         Margin Stock.  No Borrower Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the Term Advances will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors.

(r)         Investment Company Act.  No Borrower Party is required to be registered as an “investment company” under the Investment Company Act of 1940.

(s)          Employees.  As of the Effective Date, no Borrower Party has any employees.

(t)         Pension Plans.  As of the Effective Date, there are no Plans or Multiemployer Plans.  Except as would not reasonably be expected to result in a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur.

(u)        Solvency.  After giving effect to the Transactions on the Effective Date, as of the Effective Date, the Borrower Parties, on a consolidated basis, are Solvent.

(v)         Compliance with Statutes, Etc.  Each Borrower Party is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any Governmental Authorizations issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of such Borrower Party), except such noncompliance that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(w)       Disclosure.  All information (other than projections, budget reports prepared by third-party consultants or information of a general economic or general industry nature) that has been made available to the Lead Arranger, the Initial Lenders, the other Lenders or any of their respective Affiliates directly or indirectly by or on behalf of the Borrower Parties or Parent in connection with the Transactions is, when taken as a whole, complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (giving effect to supplements and updates thereto).

(x)         Patriot Act.  To the extent applicable, each Borrower Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act.

(y)        Security Interests.  Subject to (i) the requirements of Section 7.01(p), Section 7.01(w)(i) and other provisions of this Agreement, and the other relevant Loan Documents with respect to matters and Collateral described therein and (ii)(A) applicable bankruptcy, insolvency, reorganization, moratorium, capital impairment, recognition of judgments, recognition of choice of law, enforcement of judgments or other similar laws or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and (B) the filing of appropriate UCC financing statements with the office of the Secretary of State of the state of organization of each Borrower Party, entry by the Borrower Parties and the Collateral Agent into customary account control agreements, and the filing of appropriate assignments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, in each case, in favor of the Collateral Agent for the benefit of the Secured Parties and the delivery to the Collateral Agent of any stock certificate or promissory note required to be delivered pursuant to the applicable Loan Documents, together with instruments of transfer executed in blank, the Liens granted to the Collateral Agent pursuant to the Collateral Documents with respect to the Collateral (i) subject to proper recordation, constitute valid and subsisting Liens of record on such rights, title or interest as the Operating Parties shall from time to time have in all real property covered by the Mortgages, (ii) to the extent required by the Collateral Documents, constitute perfected (to the extent perfection is required under the Collateral Documents) security interests in such rights, title or interest as the Borrower Parties shall from time to time have in all personal property included in the Collateral, and (iii) are neither subject to nor subordinate to any Liens, except Permitted Liens.  Except to the extent possession of portions of the Collateral is required for perfection and to the extent required by the Loan Documents, all such action as is necessary has been taken, or will be taken on or before the Effective Date or such other date as may be contemplated by the Loan Documents, to establish and perfect (to the extent perfection is required under the Collateral Documents) the Collateral Agent’s rights in and to the Collateral (other than filings in the United States Patent and Trademark Office and the United States Copyright Office in respect of Intellectual Property acquired after the Effective Date, including any recording, filing, registration, giving of notice, obtaining “control” (as defined in Sections 9-104 and 9-106 of the UCC) or other similar action (subject to and assuming proper recordation and/or filing of any such documents by the Title Company or such other Person charged with doing such)).  To the extent required by the Collateral Documents, the Borrower Parties have properly delivered or caused to be delivered, or provided control of, to the Collateral Agent all Collateral that requires perfection of the Lien described above by possession or control.  Each of the Borrower Parties is the legal and beneficial owner of, or has a valid leasehold, easement or license interest in (or right to use), as applicable, the Collateral, except for defects that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or where the failure to have such leasehold, easement or license interest, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, which Collateral is pledged by it free and clear of any Lien, other than Permitted Liens.

(z)          Property.

(i)          Each Operating Party has (A) good and marketable title to (in the case of fee interests in real property) and (B) valid leasehold, easement or license interests in (in the case of leasehold, easement or license interests in real property) all of its material Real Estate Assets, (except for Gas Properties which are covered solely by Sections 6.01(z)(v)-(viii)), in each case, free and clear of all Liens except Permitted Liens. The Real Estate Assets existing as of the Effective Date, taken as a whole, are sufficient, in the judgment of the Borrower, for conducting the businesses of each of the Operating Parties as currently conducted.

(ii)         As of the Effective Date, no Operating Party has received any written notice of and has no actual knowledge of (A) any pending or contemplated Event of Eminent Domain or (B) any pending or threatened change in the zoning classification in respect of any site relating to each of the Projects, that would reasonably be expected to have a Material Adverse Effect.  To any Operating Party’s knowledge, neither the business nor the Properties of any of the Operating Parties are subject to or affected by any strike, lockout or labor dispute which would reasonably be expected to have a Material Adverse Effect.

(iii)        Other than pursuant to the terms of the Joint Operating Agreements, no Operating Party is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Real Estate Asset or any interest therein.

(iv)         As of the Effective Date, no Operating Party has permitted or initiated the joint assessment of any real Property owned by it with any other real property constituting a separate tax lot. To any Operating Party’s knowledge, each parcel of real Property owned by an Operating Party is composed of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot; provided that, for the avoidance of doubt, it is noted that any easement rights are not separate tax lots.

(v)          Each Operating Party has defensible title to its Gas Properties which constitute Proved Reserves, except to the extent any lack of defensible title does not in the aggregate detract in any material respect from the value or use of the Gas Properties in connection with the Projects, and good and defensible title to all of the Gas Properties which constitute, for applicable state law purposes, “personal” or “movable” property, in each case except for Permitted Liens. The Mortgages include all Gas Properties owned by the applicable Operating Party.

(vi)         The quantum and nature of any interest in and to the Gas Properties of any Operating Party as set forth in the most recent Reserve Report includes the entire interest of such Operating Party in such Gas Properties as of the date of such applicable Reserve Report, and subject to customary limitations and qualifications set forth in the Reserve Report are complete and accurate in all material respects as of the date of such applicable Reserve Report, and there are no “back-in” or “reversionary” interests held by third parties which would materially reduce the interest of such Operating Party in such Gas Properties except as reflected in the most recent Reserve Report. The ownership of the Gas Properties by an Operating Party entitles such Operating Party in all material respects to the share of the Hydrocarbons produced therefrom or attributable thereto set forth as such Operating Party’s “net revenue interest” in the most recent Reserve Report and does not in any material respect obligate such Operating Party to bear the costs and expenses relating to the maintenance, development or operations of any such Gas Property in an amount materially in excess of the “working interest” of such Operating Party in each Gas Property set forth in the most recent Reserve Report.

(vii)       Each Operating Party’s marketing, gathering, transportation, processing and treating facilities and equipment, if any, together with any marketing, gathering, transportation, processing and treating contracts in effect between the Operating Parties, on the one hand, and any other Person, on the other hand, are sufficient in all material respects to gather, transport, process or treat, reasonably anticipated volumes of production of Hydrocarbons from the Gas Properties, and all related charges are accurately reflected and accounted for in all material respects in each Reserve Report delivered to the Administrative Agent pursuant to this Agreement.

(viii)       The Hydrocarbon Interests and Transaction Documents attributable to the Gas Properties are in full force and effect in all material respects in accordance with their terms. All rents, royalties and other payments due and payable under such Hydrocarbon Interests and Transaction Documents have been properly and timely paid in all material respects.

(aa)       Intellectual Property.  Each Borrower Party owns or has the right to use all patents, trademarks, service marks, trade names, domain names, copyrights and other Intellectual Property which are necessary for the development, construction, ownership and/or operation of the Projects in accordance with the Transaction Documents, in each case, except where the failure of a Borrower Party to so own or have the right to use would not reasonably be expected to have a Material Adverse Effect.  No material product, process, method, substance, part or other material sold or employed by a Borrower Party in connection with its business infringes any patent, trademark, service mark, trade name, copyright or other Intellectual Property owned by any other Person in a manner that would reasonably be expected to have a Material Adverse Effect.

(bb)        Anti-Money Laundering Laws, Anti-Corruption Laws, Sanctions and Related Matters.

(i)           Each Borrower Party has established and maintains in effect policies and procedures designed to promote and achieve compliance by such Borrower Party with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions;

(ii)         No Borrower Party nor any of its directors, officers or, to the knowledge of any Borrower Party, any employee or agent of a Borrower Party (A) conducts its businesses or is taking any action that would constitute or give rise to a material violation of any applicable Anti-Corruption Law or Anti-Money Laundering Law or (B) is the subject to any action, proceeding, litigation, claim or, to knowledge of any Borrower Party, investigation with regard to any actual or alleged violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws.

(iii)        No Borrower Party nor any of its directors, officers or, to the knowledge of any Borrower Party, any employee or agent of a Borrower Party (A) is a Sanctioned Person, (B) is currently engaging in any dealings or transactions with, involving or for the benefit of a Sanctioned Person, or in or involving any Sanctioned Jurisdiction, in each case in violation of Sanctions or (C) is subject to any action, proceeding, litigation, claim or, to knowledge of a Borrower Party, investigation with regard to any actual or alleged violation of Sanctions.

(iv)         As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

(cc)         Maintenance of Insurance.

(i)           Each of the Operating Parties is in compliance with the requirements set forth in Schedule 7.01(d).

(ii)         With respect to any portion of the Mortgage Property constituting improvements for which flood insurance is required to be maintained pursuant to the Flood Act (as hereinafter defined) that is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto) (the “Flood Act”), each of the Operating Parties has maintained, or caused to be maintained, as of the Effective Date and at all times thereafter, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Act.

(dd)      Special Purpose Bankruptcy Remote Entity. Each Borrower Party hereby represents and warrants that since the date of its formation, as of the date hereof and until such time as the Obligations shall be paid in full, such Borrower Party:

(i)           has maintained and maintains its own separate books and records and bank accounts;

(ii)         at all times has held and holds itself out to the public and all other Persons as a legal entity separate from its managing member, if any, and any other Person;

(iii)        has had and has a board of directors or board of managers, as applicable, separate from that of its managing member, if any, and any other Person: and at least one such director or manager as applicable shall, until the Obligations shall be paid in full, be an Independent Director, which Independent Director (1) may only be replaced by another Independent Director and (2) shall consider only the interests of the Borrower Party, including its creditors, as stand-alone business entity in acting or otherwise voting on any Material Actions (as defined in the Organization Documents) or on any other matters set forth in this Section 6.01(dd), and, as long as any Obligation is outstanding, except for duties to the Borrower Party’s managing member and creditors solely to the extent of their respective economic interests in the Borrower Party, shall not have any fiduciary duties to its managing member or any other Person in connection therewith (provided, however, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing). In the event of a vacancy in the position of Independent Director, no decision requiring the consent of the Independent Director shall be taken in the period of such vacancy before a new Independent Director is appointed and admitted;

(iv)         has filed and files its own tax returns, if any, as may be required under applicable Law, to the extent (1) not part of a consolidated group filing a consolidated return or returns whose common parent is a direct or indirect parent entity of such Borrower Party and (2) not treated as a division of another taxpayer in each case for purposes of the applicable tax, and has paid and pays any taxes required to be paid under applicable Law;

(v)         except as contemplated under the Employee Sharing Agreement, any cash management agreement between GasCo and PowerCo, or prior to the Effective Date, any similar arrangement to such cash management agreement, except as contemplated under the Loan Documents or the Existing Financing, has not and does not commingle its assets with assets of any other Person and holds all of its assets solely in its own name;

(vi)         except for business conducted on its behalf as an agent of the Borrower as contemplated under the Employee Sharing Agreement, any cash management agreement between GasCo and PowerCo, or prior to the Effective Date, any similar arrangement to such cash management agreement, has conducted and conducts its business in its own name, has not and does not identify itself as a division or part of any other Person, and has done and does or causes to be done all things necessary to observe all organizational formalities necessary to maintain its separate existence and bankruptcy remoteness, and does not amend, modify or otherwise change the provisions of its Organizational Documents with respect to the matters set forth in this Section 6.01(dd) or with respect to any other matter that such Borrower Party is otherwise prohibited from amending or modifying pursuant to this Agreement or the other Loan Documents;

(vii)        has maintained and maintains separate financial statements; except as permitted by GAAP; provided, however, that a Borrower Party’s assets may be included in a consolidated financial statement of its Affiliates so long as (i) appropriate notation has been and is made on such consolidated financial statement to indicate the separateness of such Borrower Party, on the one hand, and such Affiliates, on the other hand, and to indicate that such Borrower Party’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person, except for such Borrower Party’s obligations to Lender under the Loan Documents, and (ii) such assets have been and are listed on such Borrower Party’s own separate balance sheet;

(viii)     has been, is and intends to remain solvent and has paid and intends to pay its debts and liabilities (including, as applicable, a fairly allocated portion of any personnel and overhead expenses shared with its Affiliates) only out of its own funds and assets to the extent there is sufficient cash flow available from the operation of the Projects to do so; provided, however, that the foregoing has not and does not require any member of such Borrower Party or any other Person to make any additional capital contribution, advance, loan or any other type of financing to such Borrower Party;

(ix)         except as contemplated under the Employee Sharing Agreement, has paid and pays the salaries of its own employees, if any, from its own funds and assets to the extent there is sufficient cash flow available from the operation of the Projects to do so; provided, however, the foregoing has not and does not require any member of such Borrower Party to make any additional capital contributions, advance, loan or any other type of financing to such Borrower Party;

(x)         except as contemplated under the Loan Documents or the Existing Financing, has not and does not hold itself out to be responsible for or hold out its credit or assets as being available to satisfy the obligations of others;

(xi)         has used and uses separate stationary invoices and checks to the extent used in the operation of its business;

(xii)        except as contemplated under the Loan Documents or the Existing Financing, has not pledged and does not pledge its assets for the benefit of any other Person;

(xiii)      except as contemplated under the Loan Documents or under the Existing Financing, has not and does not guarantee nor has become or is obligated for the debts or obligations of any other Person;

(xiv)       has corrected and corrects any known misunderstanding regarding its separate identity;

(xv)       has maintained and maintains adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations to the extent there is sufficient cash flow available from the operation of the Projects to do so; and provided that the foregoing has not and does not require any member of such Borrower Party or any other Person to make any additional capital contribution, advance, loan or any other type of financing to such Borrower Party;

(xvi)       has not and does not acquire any obligations or securities of its managing member (or equivalent) or of its Affiliates (except Borrower’s one hundred percent (100%) limited liability company interest in  each Operating Party and LRWV);

(xvii)      has not and does not enter in any contract or agreement with any Affiliates except in the ordinary course of business and upon terms and conditions that are commercially reasonable and substantially similar to those that could be obtained on an arm’s-length basis with unrelated third parties;

(xviii)     (1) in the case of an Operating Party, has not and does not own any asset or property other than (i) its Project, and (ii) incidental personal and intangible property necessary for the ownership or operation of its Project, and (2) in the case of Borrower, acquire or own any assets other than its one hundred percent (100%) limited liability company interest in each Operating Party and LRWV;

(xix)      has not and does not seek or effect, to the fullest extent permitted by Law, liquidation, dissolution, winding up, division, consolidation or merger, in whole or in part, with any other Person;

(xx)        has maintained and maintains its assets in such a manner that it has not been and is not costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxi)       other than as permitted under the Employee Sharing Agreement, the Loan Documents and the Existing Financing, has not and does not permit any Affiliate or constituent party (other than employees of FTAI Infrastructure Inc. or any of its Affiliates and subsidiaries, and employees of the manager of FTAI Infrastructure Inc. and such manager’s Affiliates and subsidiaries) independent access to its bank accounts;

(xxii)     has not and does not engage in, to a material extent, any business or operations other than those business activities engaged in on the date of this Agreement and as otherwise limited by its Organizational Documents, including the direct or indirect acquisition, development, ownership, operation, management, maintenance, use and/or financing of the Projects and the Operating Parties and activities reasonably incidental or related thereto, or any business or business activity that is reasonably related thereto or a reasonable extension, development or expansion thereof or ancillary thereto, in accordance with the terms hereof and the other transactions contemplated hereby;

(xxiii)     has not and does not incur any Debt other than as permitted under the Loan Documents and, prior to the Effective Date, the Existing Financing which has been satisfied in full, and does not have any remaining liabilities or obligations in connection with such Existing Financing, and all collateral and security for such Existing Financing has been released prior to the Effective Date;

(xxiv)    has not and does not make any loans or advances to any Person other than as permitted under the Loan Documents and the Existing Financing;

(xxv)      has not and does not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity (other than with respect to Borrower’s one hundred percent (100%) limited liability company interest in each Operating Party or LRWV); and

(xxvi)    has not and does not, without the unanimous consent of all of its directors or members (including all Independent Directors) take any Material Action (as defined in its Organizational Documents), including amending any of its Organizational Documents to revise any of the separateness and bankruptcy remoteness provisions set forth above in this Section 6.01(dd).

ARTICLE VII.

COVENANTS

SECTION 7.01    Affirmative Covenants.  Until the Repayment Event, each Operating Party and, solely to the extent the Borrower (for itself or as a Borrower Party) is explicitly referred to below, the Borrower, covenants and agrees:

(a)        Compliance with Laws, Etc.  Each Borrower Party shall comply with, and cause the Projects to be developed, constructed, operated and/or maintained in compliance with, all applicable Laws, rules, regulations and orders of any Governmental Authority and all applicable Governmental Authorizations issued by any Governmental Authority (other than Environmental Laws and Governmental Authorizations issued under Environmental Laws, the Borrower Parties’ compliance with which shall be governed by Section 7.01(c)) except where the failure to so comply, would not reasonably be expected to have a Material Adverse Effect. Each Borrower Party shall comply with, and cause the Projects to be developed, constructed, operated and/or maintained in compliance with, all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions in all material respects.  Each Borrower Party shall continue to maintain in effect and enforce policies and procedures designed to promote and achieve compliance by such Borrower Party with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(b)          Taxes.  Each Borrower Party shall timely file or cause to be filed all Tax returns and reports required to be filed and pay and discharge, before the same shall become delinquent, (i) all Taxes imposed upon it or upon its property or payable by it (including in its capacity as a withholding agent) and (ii) all lawful claims that, if unpaid, might by law become a Lien (other than any Permitted Liens) upon its property, except, in each case, to the extent such failure to file or pay and discharge would not reasonably be expected to cause a Material Adverse Effect; provided, that no Borrower Party shall be required to pay or discharge any such Tax or claim that is being contested in good faith and by appropriate proceedings instigated and diligently conducted, so long as an adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor.  Each Borrower Party shall maintain its status as an entity not treated as a corporation or other entity taxable as a corporation for U.S. federal income tax purposes.

(c)        Compliance with Environmental Laws; Hazardous Materials Activities, Etc.  Except as otherwise would not reasonably be expected to have a Material Adverse Effect, each Borrower Party shall promptly take any and all actions necessary to (i) cure any violation of applicable Environmental Laws by it, (ii) respond to any Environmental Action against such Borrower Party and discharge any legal obligations it may have to any Person thereunder, (iii) respond to, and conduct any investigatory, corrective or remedial actions required under any Environmental Law with respect to, any Release of Hazardous Materials by it or otherwise affecting the Projects or any Real Estate Asset in accordance with applicable Environmental Laws, (iv) comply, and use commercially reasonable efforts to cause all Persons operating or occupying the Projects or any Real Estate Asset, to comply, with all applicable Environmental Laws and Governmental Authorizations issued under Environmental Law and (v) obtain, maintain in full force and effect and renew all Governmental Authorizations required under Environmental Law necessary for operating, maintaining or occupying the Projects or any Real Estate Asset.

(d)          Maintenance of Insurance.

(i)           The Operating Parties shall maintain compliance with the requirements set forth in Schedule 7.01(d) (the “Required Insurance”).

(ii)        If any portion of the Mortgage Property constituting improvements for which flood insurance is required to be maintained pursuant to the Flood Act is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the Flood Act, then the Operating Parties shall maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Act.

(e)          Preservation of Corporate Existence, Etc.  Each Borrower Party shall preserve and keep in full force and effect (i) its existence and (ii) all rights and franchises, licenses and permits material to its business, except with respect to clause (ii) only, where the failure to so preserve and keep in full force and effect such rights, franchises, licenses and permits would not reasonably be expected to have a Material Adverse Effect.

(f)          Visitation Rights.  At any reasonable time and from time to time upon reasonable prior notice, permit any of the Agents, or any agents or representatives designated by the Lenders, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, any Borrower Party and to discuss the affairs, finances and accounts of any Borrower Party with any of its officers or directors and with its independent certified public accountants; provided, that all such visits and inspections shall be made in accordance with the standard safety, visit, and inspection procedures of such Borrower Party, and no such visit or inspection shall interfere with its normal business operation; provided, further, that so long as no Event of Default shall have occurred and be continuing, any such visit in excess of one such visit in any Fiscal Year shall be at the expense of the Administrative Agent or any agent or representative designated by the Lenders.  Notwithstanding the foregoing in this paragraph, no Borrower Party shall be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

(g)         Keeping of Books.  Each Borrower Party shall keep proper books of record and account, in which full, true and correct entries shall be made of all financial transactions and the assets and business of such Borrower Party in accordance with GAAP in effect from time to time and otherwise in compliance in all material respects with the regulations of any Governmental Authority having jurisdiction thereof.

(h)         Obtain and Maintain Governmental Authorizations.  Each Borrower Party shall obtain and maintain, in full force and effect, and meet all requirements in respect of any Governmental Authorizations necessary in the conduct of its business and operations and the transactions contemplated hereby and under the other Transaction Documents (including all Governmental Authorizations that are required to be obtained by or on behalf of the Borrower Parties for the ownership and operation of the Projects (including the sale of electricity and capacity therefrom) as the Projects are currently designed and contemplated to be owned and operated), except in each case where failure to do so would not reasonably be expected to have a Material Adverse Effect.

(i)         Maintenance of Properties, Etc. (i)(A) PowerCo shall maintain and preserve in good repair, working order and condition the Generating Project, (B) GasCo shall use commercially reasonable efforts to cause the operator of any of GasCo’s Hydrocarbon Interests to maintain and preserve in good repair, working order and condition the Production Project and (C) each Operating Party shall maintain and preserve in good repair, working order and condition all other tangible Property used or useful for the conduct of its business (with normal wear and tear and casualty and condemnation excepted) in accordance with Prudent Industry Practice, (ii) make periodic overhauls and all needed or appropriate repairs, renewals, replacements, additions, betterments, Capital Expenditures and improvements thereto in accordance with Prudent Industry Practice in order that the business carried on in connection therewith, if any, may be properly conducted at all times, and (iii) otherwise ensure the continued operation of such Property in a manner consistent with Prudent Industry Practices, except in each case where failure to do so would not reasonably be expected to have a Material Adverse Effect.

(j)           Further Assurances.

(i)          Each Borrower Party shall, promptly upon request by any Agent, or any Lender through the Administrative Agent, correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof.

(ii)         Each Borrower Party shall, promptly upon request by any Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable Law, subject any of its Property to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect (to the extent required under the Collateral Documents) and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which such Borrower Party is or is to be a party.

(iii)         Notwithstanding anything to the contrary in this Agreement or in the Collateral Documents, no Borrower Party shall have any obligation to:

(A)         take any actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction required in order to create any security interests in any assets or to perfect or make enforceable such security interests (including Intellectual Property created, registered or applied-for in any jurisdiction other than the United States) (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction or any requirement to make any filings in any foreign jurisdiction including with respect to foreign Intellectual Property);

(B)         seek any landlord waiver, bailee letter, estoppel, warehouseman waiver or other collateral access, lien waiver or similar letter or agreement;

(C)         perfect any Lien with respect to (i) any vehicle or other asset subject to a certificate of title, and any retention of title, extended retention of title rights, or similar rights and (ii) letter of credit rights in each case, except to the extent that a security interest therein is perfected by filing a UCC financing statement (which shall be the only required perfection action);

(D)         [reserved];

(E)         take a lien on, or perfect a Lien granted in, those assets as to which the cost of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other Tax or expenses relating to such Lien) is excessive in relation to the benefit to the Secured Parties of the security afforded thereby as reasonably determined by the Borrower and the Administrative Agent; and

(F)        take any actions with respect to assets requiring perfection through control agreements or perfection by “control” (as defined in the UCC), other than in respect of (i)(x) Debt for borrowed money (other than intercompany Debt described in clause (y) below) owing from any Person to any Borrower Party and (y) Debt of any Subsidiary or other Affiliate of a Borrower Party that is owing to any Borrower Party, in each case, in excess of $15,000,000, which Debt shall be evidenced by a promissory note in form and substance reasonably satisfactory to the Administrative Agent  and pledged to the Collateral Agent, (ii) Pledged Equity Interests and any other certificated Capital Stock constituting Collateral of the Borrower Parties required to be pledged pursuant to the Collateral Documents and (iii) deposit accounts, securities accounts and commodity accounts required to be pledged pursuant to the Collateral Documents.

(k)         Account Collateral.  The Borrower Parties shall cause all revenues, dividends, distributions and other amounts received by them to be deposited according to the terms of the Depositary Agreement, and agree to notify the counterparties to each Contractual Obligation to make all payments under such Contractual Obligations directly to the Revenue Account.

(l)          Special Purpose Bankruptcy Remote Entity. Each Borrower Party shall, at all times, comply with the requirements set forth in the definition of “Special Purpose Bankruptcy Remote Entity” and shall not (i) directly or indirectly make any change, amendment or modification to any of the “Special Purpose Provisions” as defined in and set forth in its operating agreements, or (ii) otherwise take any action which could reasonably be expected to result in such Borrower Party not being a Special Purpose Bankruptcy Remote Entity.

(m)       Maintenance of Credit Ratings.  The Borrower shall use commercially reasonable efforts to maintain ratings on the Term B Facility from any two of Moody’s, S&P and Fitch for so long as each such rating agency is in the business of rating loans and securities of a type similar to the Term B Facility; provided, that (i) the failure to obtain such rating shall not constitute an Event of Default to the extent the Borrower is using their commercially reasonable efforts to obtain and maintain such ratings and (ii) the Borrower shall not be required to maintain any minimum credit rating.

(n)         Interest Rate Hedging.  The Operating Parties shall enter into, on or before the date that is forty-five (45) days following the Effective Date (or such later date as the Administrative Agent may agree in its reasonable discretion), and maintain at all times thereafter until the third anniversary of the Effective Date, effective Interest Rate Agreements with Hedge Banks with respect to a notional amount equal to at least fifty percent (50%) of the aggregate principal amount of Term B Advances outstanding from time to time based on the Base Case Model.

(o)         Commodity Hedging. The Operating Parties shall maintain at all times thereafter until the seventh anniversary of the Effective Date, Effective Date Commodity Hedge Agreements.

(p)       Covenant to Give Security.  If any of the Borrower Parties makes a permitted acquisition of any Property (including any Hydrocarbon Interest) (other than any real property with an aggregate fair market value of less than $5,000,000 or any Property that would constitute Excluded Property or to the extent any such actions are explicitly not required pursuant to the terms of the Security Agreement or Section 7.01(j)(iii)) and such Property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority (subject to Permitted Liens) security interest in favor of the Collateral Agent for the benefit of the Secured Parties, then in each case, at the Operating Parties’ expense:

(i)          within sixty (60) days (or such later date as the Administrative Agent may agree in its reasonable discretion) after such permitted acquisition of property, furnish to the Administrative Agent and the Collateral Agent a description of the real and personal properties so acquired, in each case, in detail necessary for the Collateral Agent to perfect a Lien on such properties as reasonably determined by the Administrative Agent;

(ii)          within one hundred and twenty (120) days (or such later date as the Administrative Agent may agree in its reasonable discretion) after such acquisition of property by any Operating Party, (A) duly execute and deliver to the Administrative Agent and the Collateral Agent, pledges, assignments, security agreement supplements, intellectual property security agreements, intellectual property security agreement supplements and other security agreements as reasonably specified by, and in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, mortgages, written opinions of local counsel, flood-insurance related items and appropriately completed fixture filings and as-extracted collateral filings, similar to those delivered pursuant to Section 7.01(w)(i) with such changes as may be reasonably satisfactory to the Administrative Agent and its counsel to account for local law matters, securing payment of all of the obligations of the Operating Parties under the Loan Documents and constituting liens on all such properties (subject to Permitted Liens) and (B) other than for Hydrocarbon Interests, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to such real property, mortgagee title insurance policies and surveys similar to those delivered pursuant to Section 7.01(w)(ii) with such changes as may be reasonably satisfactory to the Administrative Agent and its counsel to account for local law matters and (with respect to such title insurance policies) in amounts not to exceed the fair market value and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Administrative Agent; provided, however, that to the extent that any Operating Party shall have otherwise received any of the foregoing items with respect to such Property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent, provided further, that the applicable Operating Party shall only be required to deliver the items in the foregoing subclauses (A) and (B) to the extent the same are necessary, as reasonably determined by the Title Company, to obtain an appropriate endorsement or supplement to the Title Policy insuring (i) the Lien of in such additional property and (ii) the continuing first priority lien of the Mortgages (in each case subject only to Permitted Liens and any other exceptions to title as are reasonably acceptable to Administrative Agent); and

(iii)        at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent or the Collateral Agent may reasonably deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, mortgages, pledges, assignments, security agreement supplements, intellectual property security agreements, intellectual property security agreement supplements and security agreements.

(q)         Material Contracts.  Each Borrower Party shall make all payments required under, perform each Material Contract, maintain each such Material Contract to which it is a party in full force and effect and enforce each such Material Contract in accordance with its material terms except, in each case, where the failure to do so, either individually or in the aggregate would not be reasonably likely to have a Material Adverse Effect (after giving effect to any replacement or substitute agreement entered into in accordance with Section 7.02(n)). Notwithstanding anything to the contrary herein, any failure on the part such Borrower Party to comply with this Section 7.01(q) as a result of the gross negligence, bad faith, or willful misconduct of, or breach of such Material Contract by, any third party party to such Material Contract shall not constitute a violation of this clause (q).

(r)         Use of Proceeds.  The Borrower Parties shall comply with their obligations under Section 4.09 with respect to the Term B Advances.

(s)          MBR Authority; EWG Status.  The Operating Parties shall take or cause to be taken all necessary or appropriate actions so that each Operating Party, as applicable, (i) maintains its MBR Authority except where the failure to do so would not be reasonably likely to have a Material Adverse Effect, and (ii) maintains its status as an EWG.  The Operating Parties shall ensure that the Generating Project will be an Eligible Facility at all times hereunder.

(t)           Natural Gas Arrangements.

(i)           The Borrower shall use commercially reasonable efforts to maintain (or cause to be maintained) production from the Production Project and LRWV of a combined 70,000 MCF/day (or if deemed commercially reasonable in the business judgment of management of the Borrower, purchase natural gas, which may be counted towards the aforementioned 70,000 MCF/day production target). Notwithstanding anything to the contrary herein or in any Loan Document, to the extent the power needs of the Generating Project are reduced (whether such reduction is planned, unplanned, forced or unforced) in the business judgment of management of the Borrower, such 70,000 MCF/day commercially reasonable efforts production target may accordingly be decreased in the business judgment of management of the Borrower until such time as the power needs of the Generating Project increase back to at least 70,000 MCF/day and such judgment shall be deemed commercially reasonable.

(ii)         If any Gas Availability Certificate reflects forecasted production (including amounts of natural gas purchased pursuant to Section 7.01(t)(i)) of natural gas that is less than forecasted requirements (the amount of such shortfall, a “Production Shortfall”) (excluding, for the avoidance of doubt, any Production Shortfall (a) identified in a previously delivered Gas Availability Certificate and (b) in respect of which the Borrower has (x) effectuated, or caused to be effectuated, a Gas Cure, and (y) delivered, and continue to use commercially reasonable efforts to implement, an Approved Remedial Plan), then:

(A)         the Borrower shall, no later than sixty (60) days following such first day of the Fiscal Quarter for which such Gas Availability Certificate was delivered, cause cash equity to be contributed to the Operating Parties in an amount (less any amounts in any Local Operating Account) necessary to allow the Operating Parties to purchase (and the Operating Parties shall so purchase no later than such 60th day) on a forward basis (such contribution and purchase, a “Gas Cure”) gas sufficient to eliminate the entire Production Shortfall for the full duration of the Annual Period (including any Production Shortfall during the period since the commencement of such Annual Period);

(B)        the Borrower shall, no later than thirty (30) days following such first day of such Fiscal Quarter, submit a proposed remedial development and drilling plan (which plan may include additional cash equity contributions by the Borrower (or any parent thereof) for purchasing additional acreage) to the Administrative Agent, which plan shall be subject to the approval (not to be unreasonably withheld or delayed) by the Administrative Agent (acting in consultation with the Petroleum Engineer), and which plan shall demonstrate LRWV and the Operating Parties’ ability to achieve production (including amounts of natural gas purchased pursuant to Section 7.01(t)(i)) of a combined 70,000 MCF/day from the Production Project and LRWV for a 365-day period beginning on the date that is twelve (12) months following the Administrative Agent’s approval of such plan (as so approved, an “Approved Remedial Plan”).  If the Administrative Agent (acting in consultation with the Petroleum Engineer) reasonably requests changes to any proposed plan, the Borrower shall incorporate (or cause to be incorporated) such changes and resubmit such plan to the Administrative Agent no later than fifteen (15) Business Days following the Administrative Agent’s request; and

(C)       the Borrower will use commercially reasonable efforts to implement (or cause to be implemented) the Approved Remedial Plan in accordance with its terms.

(u)        Post-Closing Deliverables.  Each Borrower Party (as applicable) shall deliver, or cause to be delivered, to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent, the items described on Schedule 7.01(u) on or before the dates specified with respect to such items, or such later dates as may be agreed to by the Administrative Agent in its reasonable discretion.  So long as the applicable Borrower Parties shall have complied with the immediately preceding sentence, the representations and warranties or covenants contained in this Agreement and the other Loan Documents in respect of any action described on Schedule 7.01(u) shall not be deemed violated solely due to the fact that any such action was not taken as of the Effective Date (so long as any such representation and warranty or covenants with respect to any such action shall be true and correct in all material respects as of the date such action is taken (or was required to be taken as set forth in Schedule 7.01(u) (or such later time as the Administrative Agent may have agreed to in its sole discretion))).

(v)          Event of Eminent Domain.  If an Event of Eminent Domain shall occur with respect to any material portion of Collateral, each Operating Party shall (i) diligently pursue all its rights to compensation against the relevant Governmental Authority in respect of such Event of Eminent Domain, (ii) not, without the written consent of Administrative Agent as directed in writing by the Required Lenders (which consent and direction shall not be unreasonably withheld, conditioned, or delayed), compromise or settle any claim against such Governmental Authority if such compromise or settlement would reasonably be expected to have a Material Adverse Effect, and (iii) pay or apply all Eminent Domain Proceeds in accordance with Section 3.3 of the Depositary Agreement. Such Operating Party consents to, and agrees not to object to or otherwise impede or impair, the participation of Administrative Agent in any eminent domain proceedings, and each Operating Party shall from time to time deliver to Administrative Agent all documents and instruments reasonably requested by it to permit such participation. Notwithstanding the foregoing in this paragraph, no Borrower Party shall be required to deliver or disclose any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which delivery or disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable Law or any binding agreement; provided that, with respect to any prohibition by any binding agreement, the Borrower shall make one request in writing to obtain consent to such disclosure if requested by the Administrative Agent or the Required Lenders or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

(w)         Mortgages; Title Insurance.

(i)          Not later than one hundred and twenty (120) days after the Effective Date (or such later date as the Administrative Agent may agree in its reasonable discretion), each of the Operating Parties shall have delivered a Mortgage covering such Operating Parties’ respective interest in the Initial Mortgage Property, together with:

(A)       evidence that counterparts of such Mortgage on the Initial Mortgage Property have been duly executed, acknowledged and delivered in form suitable for recording, in all recording offices in applicable jurisdictions required by law in order to create a valid and perfected first and subsisting Lien (subject to Permitted Liens) on the property described therein in favor of the Collateral Agent as mortgagee (and adequate provision for such recording has been made in a manner reasonably acceptable to the Administrative Agent) and that all recording Taxes and fees payable in connection with recording the Mortgage have been paid or placed in escrow with the Title Company pending recording;

(B)          evidence that all other actions required by law in order to create valid first and subsisting Liens (subject to Permitted Liens) on the Initial Mortgage Property have been taken;

(C)          the following flood-insurance related items:

(1)      a completed “life of loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to the Initial Mortgage Property;

(2)         if any improvement to the Initial Mortgage Property is located in a special flood hazard area pursuant to applicable Law, a notification to the Borrower (“Borrower Notice”), which, if applicable, shall contain a notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, together with documentation evidencing the Borrower’s receipt of the Borrower Notice (e.g., countersigned Borrower Notice, return receipt of certified U.S. Mail, or overnight delivery); and

(3)         if a Borrower Notice is required pursuant to applicable Law, and flood insurance coverage under the NFIP is available in the community in which the Initial Mortgage Property is located, a copy of one of the following: the flood insurance policy, the Operating Parties’ application for a flood insurance policy plus proof of premium payment or inclusion of such premium payment in the Funds Flow Memorandum, a declaration page confirming that flood insurance has been provided as a separate policy or within the property insurance program for the Project, or such other evidence of flood insurance satisfactory to the Administrative Agent and in such amounts not to exceed those amounts required under the NFIP, as applicable; and

(4)          appropriately completed fixture filings (if the recording of the Mortgage is not sufficient as a fixture filing) and as-extracted collateral filings, naming each of the Operating Parties as debtor and the Collateral Agent as secured party, in form appropriate for filing under the applicable Uniform Commercial Code, covering the Collateral described in the Mortgages; and

(D)       opinions of counsel to the Operating Parties regarding the due authorization, execution, delivery and enforceability of the Mortgages, and other customary matters, in form and substance reasonably satisfactory to the Administrative Agent.

(ii)         Not later than one hundred and twenty (120) days after the Effective Date (or such later date as the Administrative Agent may agree in its reasonable discretion), the Administrative Agent shall have received, for the Initial Mortgage Property in which the Operating Parties own a fee title interest:

(A)        a fully paid American Land Title Association Loan Policy of Title Insurance (or marked, unconditional, binding title commitment, or pro forma policy of title insurance, to issue such policy) in favor of the Collateral Agent with respect to each Mortgage covering such Initial Mortgage Property (the “Title Policy”), including such endorsements as the Administrative Agent may deem reasonably necessary (except that the Operating Parties may deliver a zoning report reasonably acceptable to the Administrative Agent in lieu of a zoning endorsement) and available at commercially reasonable rates in Ohio in an amount equal to the Term B Commitments as of the Effective Date, issued by the Title Company or another title insurer reasonably acceptable to the Administrative Agent, insuring the Mortgage described in Section 7.01(w)(i) to be a valid first and subsisting Lien on the property described therein (except over mineral interests), free and clear of all Liens, excepting only Permitted Liens; and

(B)          either a new survey or a copy of the Operating Parties’ existing American Land Title Association/National Society of Professional Surveyors form survey, or such survey as of a quality acceptable to the Title Company for purposes of insuring such easements (the “Survey”), along with a survey affidavit of no change, in each case, in form, scope and substance sufficient to cause all standard survey exceptions to be deleted from the Title Policy (or, at the Operating Parties’ sole but reasonable election, to arrange for affirmative title insurance or special endorsements insuring against enforcement of such exceptions) and otherwise reasonably satisfactory to the Title Company and the Administrative Agent.

SECTION 7.02    Negative Covenants.  Until the Repayment Event, each Covenant Party, as applicable, covenants and agrees that it will not:

(a)          Liens, Etc.  Create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except Permitted Liens.

(b)          Debt.  Create, incur, assume or permit to exist any Debt, except (without duplication):

(i)          Debt of the Borrower (x) under the Loan Documents, (y) listed on Schedule 7.02(b) (and any Refinancing thereof) and (z) Credit Agreement Refinancing Indebtedness;

(ii)       (x) the 2032 Notes and any guarantee thereof and (y) any supplement, amendment, amendment and restatement, modification, replacement, Refinancing, refunding, restructuring, renewal or extension of any Debt specified in subclause (x) above; provided that, except to the extent otherwise permitted hereunder, (a) the principal amount of any such Debt is not increased above the principal amount thereof outstanding immediately prior to such supplement, amendment, amendment and restatement, modification, replacement, Refinancing, refunding, restructuring, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus any unused commitment plus the amounts paid in respect of fees, costs and expenses incurred in connection with such supplement, amendment, amendment and restatement, modification, replacement, Refinancing, refunding, restructuring, renewal or extension and (b) additional obligors with respect to such Debt are not added unless such additional obligors also become obligors hereunder;

(iii)       Debt incurred with respect to (i) letters of credit, bank guarantees or similar instruments in connection with any Commodity Hedge and Power Sale Agreement, Physical Power or Gas Sale Agreement, or any Interest Rate Agreement, in an aggregate outstanding face amount not to exceed $50,000,000 and (ii) any Acceptable Letter of Credit, in an aggregate outstanding face amount not to exceed $50,000,000;

(iv)         Debt among the Operating Parties and LRWV; provided that prior to LRWV becoming a Guarantor, Debt incurred by LRWV pursuant to this clause (iv) shall be permitted solely to the extent permitted as an Investment pursuant to Section 7.02(f)(xii);

(v)          Debt in respect of repurchase agreements constituting Cash Equivalents;

(vi)         Debt in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(vii)        Debt of the Operating Parties and/or LRWV secured by Liens permitted by clause (m) of the definition of “Permitted Liens” not to exceed in the aggregate, when taken together with any outstanding Debt permitted to be incurred pursuant to Section 7.02(b)(viii) and Section 7.02(b)(xiv), $50,000,000  at any time outstanding; provided, that any such Debt shall be secured only by the Property acquired in connection with the incurrence of such Debt;

(viii)      Debt of the Operating Parties and/or LRWV incurred for the purpose of funding any Required Capital Expenditures (including expenditures that would constitute Capital Expenditures but for clause (f) of the definition thereof) not to exceed in the aggregate, when taken together with outstanding Debt permitted to be incurred pursuant to Section 7.02(b)(vii) and Section 7.02(b)(xiv), $50,000,000 at any time outstanding;

(ix)        to the extent constituting Debt, payment obligations of the Operating Parties and/or LRWV under (A) Interest Rate Agreements designed to hedge against fluctuations in interest rates, (B) Commodity Hedge and Power Sale Agreements, to the extent permitted to be entered into under Section 7.02(m), in each case of (A) and (B), incurred in the ordinary course of business (it being acknowledged and agreed that any such agreements entered into for the purpose of complying with Sections 7.01(n) and (o) above, respectively, shall be deemed to be permitted Debt under this clause (ix)) or (C) any Physical Power or Gas Sale Agreement;

(x)          other Debt of the Operating Parties and/or LRWV in an aggregate amount not to exceed $25,000,000 at any one time outstanding;

(xi)         to the extent constituting Debt, and contingent obligations of the Operating Parties and/or LRWV under or in respect of performance bonds, bid bonds, appeal bonds, surety bonds, financial assurances and completion guarantees, indemnification obligations, obligations to pay insurance premiums, take or pay obligations and similar obligations in each case incurred in the ordinary course of business and not in connection with debt for borrowed money;

(xii)       to the extent constituting Debt, Debt of the Operating Parties and/or LRWV arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided, that such Debt is extinguished within 10 Business Days of its incurrence;

(xiii)       [reserved];

(xiv)       Finance Lease Obligations of the Operating Parties and/or LRWV not to exceed in the aggregate, when taken together with any outstanding Debt permitted to be incurred pursuant to Section 7.02(b)(vii) and Section 7.02(b)(viii), $50,000,000 at any time outstanding; provided, that any such Debt shall be secured only by the Property subject to such Finance Lease Obligations;

(xv)        trade payables incurred in the ordinary course of business (but not for borrowed money) and (A) not more than ninety (90) days past due or (B) being contested in good faith by appropriate proceedings;

(xvi)       to the extent constituting Debt, financing of insurance premiums;

(xvii)    contingent obligations resulting from indemnities provided under the Transaction Documents and indemnities provided in the ordinary course under other Project Documents; and

(xviii)    obligations of the Operating Parties and/or LRWV under any Project Document incurred in the ordinary course of business (including any guarantees made pursuant to the Project Documents) to the extent such amounts are (A) not overdue by more than ninety (90) days or (B) being contested in good faith and by appropriate proceedings and in respect of which adequate reserves are in place in accordance with the Operating Parties’ standard accounting practices.

To the extent that the creation, incurrence, assumption or existence of any Debt could be attributable to more than one clause of this Section 7.02(b), the Borrower may allocate and re-allocate such Debt to any one or more of such clauses, and in no event shall the same portion of Debt be deemed to utilize or be attributable to more than one clause.  For the avoidance of doubt, any Debt permitted to be incurred by any Covenant Party under a specific clause of this Section 7.02(b) and any guaranty in respect of such Debt which is also permitted to be incurred by such Covenant Party under the same clause of this Section 7.02(b) shall not count as two separate amounts of Debt for purposes of calculating compliance with the limitations set forth in such clause. Notwithstanding anything to the contrary herein or in any Loan Document, any interest or fees capitalized in connection with any Debt permitted under this Section 7.02(b) shall not be deemed to be a creation, incurrence, assumption or existence of Debt.

(c)          Change in Nature of Business.  Engage in, to a material extent, in any business other than those business activities engaged in on the date of this Agreement, including the direct or indirect acquisition, development, ownership, operation, management, maintenance, use and/or financing of the Projects and the Covenant Parties and activities reasonably incidental or related thereto, or any business or business activity that is reasonably related thereto or a reasonable extension, development or expansion thereof or ancillary thereto, in accordance with the terms hereof and the other transactions contemplated hereby.

(d)          Mergers, Etc.  Without the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), merge into or consolidate with any Person or permit any Person to merge into it or enter into any Division or any transaction involving a Division; provided that any merger or consolidation carried out in connection with a Permitted Change of Control shall not require the consent of the Administrative Agent.

(e)          Sales, Etc. of Property.  Sell, lease, transfer, assign, convey, exchange or otherwise dispose of any Property, except:

(i)           dispositions of assets among the Operating Parties and, if LRWV becomes a Guarantor, LRWV;

(ii)         in the ordinary course of its business (including without limitation, sales of (and the granting of any option or other right to purchase, lease or otherwise acquire) power, fuel, capacity or ancillary services or other inventory (including sales in the “spot” market or merchant sales of any portion or all of the Generating Project’s capacity, energy, environmental attributes, ancillary services and other services));

(iii)         sales, leases, licenses or subleases, transfers or other dispositions of real or personal Property of the Operating Parties and/or LRWV (A) in each case, not to exceed $5,000,000 in any Fiscal Year and $25,000,000 in the aggregate, or (B) that are obsolete, damaged, worn out, surplus or not used or useful in any material respect in the business of the Operating Parties and/or LRWV in connection the ownership, operation or maintenance of any Project, including the lapse or expiration of Intellectual Property at the end of their respective statutory terms and abandonment of Intellectual Property that is not material to the business of the Operating Parties or the ownership, operation or maintenance of any Project;

(iv)       to the extent constituting a sale, lease, transfer, assignment, conveyance, exchange or other disposition, upon any equipment failure, the replacement of such failed equipment with comparable equipment;

(v)          the liquidation, sale or use of Cash and Cash Equivalents;

(vi)        sales or discounts without recourse (other than customary representations and warranties) of accounts receivable in connection with the compromise, collection or other disposition thereof;

(vii)      transfers of condemned property as a result of the exercise of “eminent domain” (or other similar policies and condemnation proceedings) to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement (or similar casualty loss proceedings);

(viii)      leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of any Covenant Party or the ownership, operation or maintenance of any Project;

(ix)        merchant sales of Hydrocarbons, solely to the extent that such Hydrocarbons (i) are property of GasCo, (ii) do not cause GasCo to be unable to fulfill its obligation to supply the amounts then reasonably required by the Generating Project to operate in accordance with the Material Contracts and (iii) are sold on a spot or as-available basis or are swapped with a counterparty in exchange for Hydrocarbons to be delivered by such counterparty on a future date;

(x)          [reserved];

(xi)         any surrender or waiver of contract rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(xii)        [reserved];

(xiii)      to the extent not in violation of Sections 7.01(n) and (o), termination of Interest Rate Agreements or Commodity Hedge and Power Sale Agreements, or terminations of Physical Power or Gas Sale Agreements;

(xiv)       the expiration of any option agreement with respect to real or personal property;

(xv)      dispositions of letters of credit and/or bank guarantees (and/or the rights thereunder) to banks or other financial institutions in the ordinary course of business in exchange for cash and/or Cash Equivalents;

(xvi)      the granting of easements or other interests in real property related to the Projects to other Persons so long as such grant is in the ordinary course of business, would constitute a Permitted Lien and does not or would not reasonably be expected to materially detract from the value or use of the affected property or to interfere in any material respect with such Operating Party’s ability to construct or operate the Projects, sell or distribute power therefrom or perform any material obligation under any Operative Document;

(xvii)      [reserved]; and

(xviii)     sales, transfers, swaps, exchanges, releases or surrenders (including allowing expiration pursuant to the terms thereof) of Gas Properties that do not individually or in the aggregate detract in any material respect from the value or use of the Gas Properties in connection with the Projects.

(f)          Investments in Other Persons.  Make or hold any Investment in any Person (including any Joint Venture), except:

(i)          (x) Investments listed on Schedule 7.02(f); provided that the amount of any Investment listed on such Schedule 7.02(f) is not increased from the amount of such Investment on the Effective Date, except (A) by capitalized amounts related to unpaid accrued interest and/or premium or (B) pursuant to the terms of such Investment as in effect on the Effective Date and (y) guarantees of Debt permitted to be incurred under Section 7.02(b);

(ii)          Investments with Cash Flow Available for Restricted Payments or Investments;

(iii)         Investments in Cash and Cash Equivalents (or that were Cash Equivalents at the time when made);

(iv)       Investments (A) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (B) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Operating Parties;

(v)       to the extent constituting an Investment, Capital Expenditures to the extent permitted under Section 7.02(q) and hedging arrangements not prohibited by Section 7.02(m);

(vi)          loans and advances to officers, directors and employees of the Operating Parties and/or LRWV made in the ordinary course of business in an aggregate principal amount not to exceed $500,000 at any time outstanding;

(vii)      to the extent constituting Investments, Liens, Debt, Changes in Nature of Business, asset sales and Restricted Payments permitted under Sections 7.02(a), (b), (c), (e) and (g) respectively;

(viii)      demand or Deposit Accounts with banks or other financial institutions to the extent permitted pursuant to Section 7.02(p);

(ix)         Permitted Investments by the Operating Parties;

(x)        the Covenant Parties may make Investments in an amount not to exceed the amount of Excluded Contributions previously received by the Borrower and Not Otherwise Applied;

(xi)        guarantees by the Covenant Parties of leases of the Covenant Parties or of other obligations not constituting Debt, in each case, entered into in the ordinary course of business and payments thereon or Investments in respect thereof in lieu of such payments;

(xii)       Investments (A) from the Borrower to the Operating Parties and/or LRWV, (B) among the Operating Parties or (C) from the Operating Parties to LRWV; provided that prior to LRWV becoming a Guarantor, the aggregate amount of any Investments made in LRWV pursuant to this clause (xii) shall not exceed $350,000,000 at any time;

(xiii)       to the extent constituting Investments, any leases or joint ventures for gas reserves and/or production;

(xiv)       in addition to Investments permitted by clauses (i) through (xiii) of this Section 7.02(f), the Operating Parties and/or LRWV may make additional loans, advances and other Investments to or in a Person (including a joint venture) in an aggregate amount for all loans, advances and other Investments made pursuant to this clause (xiv), not to exceed $5,000,000, at any one time outstanding;

(xv)      to the extent any Covenant Party may make any Restricted Payment, any such Covenant Party may make an Investment in lieu thereof; provided that such Investment shall be treated as if it was made as a Restricted Payment for purposes of testing compliance with Section 7.02(g); and

(xvi)       to the extent constituting an Investment, buybacks of any Debt permitted by Section 7.02(b)(ii).

(g)          Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, except:

(i)           the Borrower may declare or make Restricted Payments:

(A)         in the amount equal to the Cash Flow Available for Restricted Payments or Investments; provided, that (1) no Event of Default shall have occurred and be continuing or would result from the making of such Restricted Payment, (2) the Debt Service Reserve Account shall be funded (including by an Acceptable Letter of Credit) at such date in an aggregate amount equal to the then applicable Debt Service Reserve Requirement and (3) the Operating Parties shall be in compliance with the Financial Covenant for the applicable Measurement Period on a pro forma basis after giving effect to such Restricted Payment; and

(B)         for any applicable taxable period up to an amount equal to the Permitted Tax Distribution Amount for such period.

(ii)          [reserved];

(iii)          distribution of any proceeds received by any Covenant Party in accordance with Section 2.04(b)(iv)(G);

(iv)         payment of cash dividends by the Borrower so long as the proceeds thereof are promptly used (or subsequently paid to a parent company) for payment of obligations under or in respect of director and officer insurance policies to the extent reasonably attributable to the ownership or operation of the Borrower;

(v)        payments by the Borrower to any controlled affiliates or any parent company of the Borrower for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with the Transaction and other acquisitions or divestitures, which payments are approved by the board of directors or board of managers, as applicable, of the Borrower in good faith;

(vi)        payments by the Borrower made with the proceeds of amounts on deposit in or credited to any Permitted Borrower Account;

(vii)        payments made by the Borrower with the proceeds of amounts on deposit in or credited to any Excluded Commodity Account, in an aggregate amount not to exceed (A) the amount of equity contributions or amounts otherwise available for Restricted Payments under this Section 7.02(g) deposited in any Excluded Commodity Account less (B) any amounts that have been previously transferred pursuant to this clause (vii);

(viii)      to the extent constituting Restricted Payments, the Covenant Parties may enter into transactions expressly permitted by Sections 7.02(c) or (e);

(ix)         distribution of amounts received by the Borrower from any Permitted Commodity Hedge Counterparty (as defined in the Existing Financing) in connection with the termination of any Permitted Commodity Hedge Agreement (as defined in the Existing Financing) to the extent such termination was effected on or prior to the Effective Date;

(x)        the Borrower may make Restricted Payments in an amount not to exceed the amount of Excluded Contributions previously received by the Borrower and Not Otherwise Applied;

(xi)         the Borrower may make distributions of Permitted Cash Credit Support;

(xii)        any Operating Party or LRWV may make Restricted Payments to any Covenant Party; and

(xiii)      in addition to Restricted Payments permitted by this Section 7.02(f), the Borrower may make additional Restricted Payments in an aggregate amount not to exceed $25,000,000.

(h)        Amendments of Organizational Documents.  Make, amend or waive any provision of its certificate of formation or limited liability company agreement or other Organizational Documents, other than amendments or waivers that are not materially adverse to the interests of the Lenders.

(i)          Accounting Changes.  Make or permit any change in (i) accounting policies or reporting practices, except as required by GAAP and except for any changes which are not materially adverse to the Lenders, or (ii) any Covenant Party’s Fiscal Year.

(j)          No Further Negative Pledges.  Except as would not reasonably be expected to have a Material Adverse Effect, enter into, incur or permit to exist any agreement restricting, prohibiting or imposing any condition upon the ability of any Covenant Party to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Collateral Agent (or its agent or designee) for the benefit of the Secured Parties securing any of the Obligations; provided that:

(i)        the foregoing shall not apply to restrictions and conditions imposed by law, rule, regulation or order or by any restrictions and conditions contained in any Loan Document, any Debt permitted by Section 7.02(b)(ii), Project Documents, Transaction Documents or any Credit Agreement Refinancing Indebtedness;

(ii)       the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to Debt permitted by Section 7.02(b);

(iii)         the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to dispositions permitted by Section 7.02(e) pending such dispositions;

(iv)       the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment, subletting or other transfer thereof (including the granting of any Lien);

(v)         the foregoing shall not apply to restrictions or conditions imposed by restrictions on cash and other deposits or net worth provisions in leases and other agreements entered into in the ordinary course of business;

(vi)        the foregoing shall not apply if such restrictions and conditions were binding on a Covenant Party or its assets at the time such Covenant Party first becomes a Covenant Party or such assets were first acquired by such Covenant Party (other than a Covenant Party that was a Borrower Party on the Effective Date or assets owned by any Borrower Party on the Effective Date), so long as such obligations were not entered into in contemplation of such Person becoming a Covenant Party or assets being acquired;

(vii)       the foregoing shall not apply to customary provisions in partnership agreements, limited liability company governance documents, joint venture agreements and other similar agreements that restrict the transfer of assets of, or ownership interests in, the relevant partnership, limited liability company, joint venture or similar Person;

(viii)     the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt or the Persons obligated thereon;

(ix)        the foregoing shall not apply to customary restrictions that arise in connection with any Lien permitted by Section 7.02(a) on any asset or property that is not, and is not required to be, Collateral that relates to the asset or property subject to such Lien; and

(x)        the foregoing shall not apply to any restrictions and conditions imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (i) through (viii) above; provided that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, no more restrictive with respect to such restrictions taken as a whole than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

(k)         Sales and Leasebacks.  Directly or indirectly, become or remain liable as lessee or as a guarantor or other surety, with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which any Covenant Party (i) has sold or transferred or is to sell or to transfer to any other Person (except with respect to any disposition permitted by Section 7.02(e)), or (ii) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Covenant Party to any Person in connection with such lease.

(l)         Partnerships, Formation of Subsidiaries, Etc. (i) No Covenant Party shall become a general partner in any general or limited partnership or Joint Venture, (ii) acquire any Subsidiary or (iii) organize any Subsidiary; provided that GasCo shall not be considered to be a joint venturer in any Joint Venture solely because it is party to the Joint Operating Agreement, or any similar agreement in respect of Gas Properties entered into in accordance with the terms hereof.

(m)      Speculative Transactions.  Engage in any transaction involving commodity swaps, options or futures contracts or any similar transactions (including take-or-pay contracts, long term fixed price off take contracts, contracts for the sale of power on either a financial or physical basis or any other Commodity Hedge and Power Sale Agreements) other than (i) in the ordinary course of business, including for the purpose of risk mitigation and (ii) not for speculative purposes (it being acknowledged and agreed that Permitted Trading Activities shall be deemed to be in compliance with this sub-clause (ii)); provided, that no Commodity Hedge and Power Sale Agreement shall be entered into after the Effective Date unless such Commodity Hedge and Power Sale Agreement shall be (A) if secured, a Permitted Secured Commodity Hedge and Power Sale Agreement and the Commodity Hedge Counterparty party thereto shall have become party to the Intercreditor Agreement or (B) a Commodity Hedge and Power Sale Agreement under which the Obligations are (1) unsecured or (2) secured only by, any or a combination of, (I) proceeds of Debt incurred in compliance with this Agreement, (II) proceeds of Cash capital contributions from the Borrower (or any parent thereof) to the Operating Parties, (III) Permitted Cash Credit Support, (IV) Cash collateral otherwise permitted to be posted by the Covenant Parties (provided, that the aggregate amount of such Cash collateral under this sub-clause (IV) (other than any cash equity contributions received by the Covenant Parties or amounts available for Restricted Payments under Section 7.02(g)) shall not exceed $50,000,000 at any time) and (V) subject to the proviso in clause (IV) (which proviso shall not apply to Permitted Liens on Cash credit support of the type described in clauses (II) and (III) above), Permitted Liens.  The Covenant Parties shall not, for a period of more than thirty (30) consecutive Business Days, permit more than 110% of the outstanding principal amount of Term B Advances to be subject to Interest Rate Agreements.

(n)          Modification of Certain Agreements, Etc.  No Covenant Party shall amend, supplement, waive or otherwise modify, or consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in any Material Contracts, other than any termination, amendment, supplement, waiver or other modification which would not reasonably be expected to have a Material Adverse Effect in the Borrower’s reasonable discretion.

(o)         Transactions with Affiliates.  Make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of (at the time of the relevant transaction) $15,000,000, unless: such Affiliate Transaction is on terms, taken as a whole, that are substantially similar to the relevant Covenant Party than those that would have been obtained in a comparable transaction by such Covenant Party with an unrelated Person on an arm’s-length basis or, if in the good faith judgment of the Borrower, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to such Covenant Party from a financial point of view and when such transaction is taken in its entirety; provided, that the foregoing provisions shall not apply to: (i) reasonable fees and compensation paid to and indemnities provided for or on behalf of all officers, directors, members of management, managers, employees, members, partners, consultants or independent contractors of any Covenant Party, as well as compensation to Affiliates in connection with financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, including in connection with any acquisitions or divestitures, in each case as determined in good faith by such Covenant Party’s board of directors or senior management, (ii) Restricted Payments, permitted Investments and any other transaction or arrangement made in accordance with the terms of this Agreement, (iii) transactions described on Schedule 7.02(o), (iv) payments by any Operating Party and/or LRWV to reimburse the Borrower or any of its Affiliates for their reasonable out-of-pocket expenses, and to indemnify them, pursuant to the terms of their respective Organizational Documents, (v) the Transaction Documents in effect on the Effective Date entered into by any Borrower Party with any or more of its Affiliates and the transactions expressly contemplated thereby, and any Replacement Project Contracts in respect thereof (provided that such Replacement Project Contracts are on substantially similar terms and conditions as the Project Documents they replace as reasonably determined by the Borrower in good faith, or are otherwise approved by the Administrative Agent), (vi) any arrangement by any Affiliate of any credit support required to be provided under any Permitted Commodity Hedge Agreement so long as claims of such Affiliate arising out of such credit support are treated as equity contributions to any Borrower Party, (vii) transactions for the sale and purchase of natural gas and related services solely among the Operating Parties and/or LRWV, (viii) any Investment permitted by Section 7.02(f), issuances of Disqualified Equity Interests, and issuances and incurrences of Debt and Preferred Stock not restricted by this Agreement, (ix) sales or issuances of Capital Stock to Affiliates of the Borrower which are otherwise permitted or not restricted by this Agreement or the other Loan Documents, (x) transactions with customers, clients, franchisees, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Covenant Parties, in the reasonable determination of the directors of the Borrower, or are on terms at least as favorable, in all material respects, as might reasonably have been obtained at such time from an unaffiliated party, (xi) the entering into of any Tax sharing agreement or arrangement to the extent payments under such agreement or arrangement would otherwise be permitted under Section 7.02(f) or 7.02(g)(i)(B), (xii) any contribution to the capital of the Covenant Parties, (xiii) any subscription agreement or similar agreement pertaining to the repurchase of Disqualified Equity Interests pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, members, partners, consultants or independent contractors, (xiv) transactions in existence on the Effective Date and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not materially adverse to the Lenders or more disadvantageous, in any material respect, to the Lenders than the relevant transaction in existence on the Effective Date, in each case as determined in the good faith judgment of the board of directors or the senior management of the Borrower, (xv) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors, officers, employees, members of management, managers, members, partners, consultants and independent contractors of the Covenant Parties, (xvi) any transaction between or among the Covenant Parties and/or one or more joint ventures with respect to which any of the Covenant Parties hold Capital Stock (or any entity that becomes a Covenant Party or a joint venture, as applicable, as a result of such transaction) to the extent not prohibited by this Agreement, (xvii) any transaction in which a Covenant Party delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the relevant Covenant Party from a financial point of view or stating that the terms are substantially similar, when taken as a whole, to those that would have been obtained in a comparable transaction by such Covenant Party with an unrelated Person on an arm’s length basis, (xviii) (a) Affiliate purchases of Term Advances to the extent permitted under this Agreement and the payments and other related transactions in respect thereof (including any payment of out-of-pocket expenses incurred by such Affiliate in connection therewith), (b) other investments by Fortress, its Affiliates or Permitted Holders in securities or loans of any Borrower Party (and any payment of out-of-pocket expenses incurred by such Permitted Holders in connection therewith) so long as the investment is being offered generally to other investors on the same terms or on terms that are more favorable to the Borrower and (c) payments to Fortress, its Affiliates or Permitted Holders in respect of securities or loans of the Covenant Parties contemplated in the foregoing subclause (b) or that were acquired from Persons other than the Covenant Parties, in each case, in accordance with the terms of such securities or loans, (xix) payment to any Permitted Holder of out-of-pocket expenses incurred by such Permitted Holder in connection with any direct or indirect Investment in the Borrower and its Subsidiaries, (xx) any lease entered into between any Covenant Party, on the one hand, and any Affiliate of the Borrower, on the other hand, which is approved by the board of directors of the Borrower or is entered into in the ordinary course of business, (xxi) transactions between any Covenant Party and any other Person that would constitute an Affiliate solely because a director of such other Person is also a director of the Borrower; provided, however, that such director abstains from voting as a director of the Borrower on any matter including such other Person; (xxii) any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Capital Stock in any Operating Party or LRWV not in violation of Section 7.02(e) that the board of directors of the Borrower determines is either fair to the Borrower or otherwise on customary terms for such type of arrangements in connection with similar transactions, (xxiii) payments by the Covenant Parties pursuant to tax sharing agreements among the Borrower and its Subsidiaries on customary terms; provided that such payments shall not exceed the excess (if any) of the amount of taxes that the relevant Covenant Parties would have paid on a stand-alone basis over the amount of such taxes actually paid by the relevant Covenant Parties directly to governmental authorities, (xxiv) payments to and from, and transactions with, any joint ventures entered into in the ordinary course of business, consistent with past practice or consistent with industry norm (including any cash management activities related thereto), and (xxv) transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Borrower in a Financial Officer Certification) for the purposes of improving the consolidated tax efficiency of the Borrower and its Subsidiaries and not for the purposes of circumventing any covenant set forth in this Agreement.

(p)        Maintenance of Accounts.  Establish or maintain any deposit, securities, commodities or similar account other than (i) any accounts referred to in the Depositary Agreement, (ii) accounts holding Project Cash Credit Support, (iii) (A) cash collateral accounts holding initial margin, variation margin, cash collateral or other performance assurance provided to any Operating Party and/or LRWV by counterparties to such Operating Party’s  and/or LRWV’s Contractual Obligations and (B) other similar accounts (including secured or lockbox accounts of any Operating Party and/or LRWV in favor of commodity counterparties, such as energy managers or fuel suppliers), in each case, in the ordinary course of business on customary terms, (iv) one or more Local Operating Accounts, (v) Excluded Commodity Accounts, (vi)  Holdings Project Account, or (vii) Permitted Borrower Accounts.

(q)         Capital Expenditures.  Make any Capital Expenditures other than (i) Required Capital Expenditures, (ii) Capital Expenditures included in the most-recent Annual Operating Budget, (iii) Capital Expenditures not to exceed the amount of Excluded Contributions previously received by the Borrower and Not Otherwise Applied, (iv) Capital Expenditures with Cash Flow Available for Restricted Payments or Investments  or (v) without limiting the foregoing clauses, Gas Capital Expenditures for the 2025 and 2026 Fiscal Years in an amount not to exceed the CapEx Target Amount; provided, that if the amount available in the Gas CapEx Account on the Effective Date exceeds the aggregate amount of Gas Capital Expenditures in such Fiscal Years, the Borrower shall be entitled, at its option, to (A) make Gas Capital Expenditures in any succeeding Fiscal Year in an amount, when taken together with any prepayments made pursuant to clause (B) below, not to exceed such excess (such amount being referred to herein as the “Capex Carryover Amount”) and/or (B) prepay Term Advances in accordance with Section 2.04(a) in an amount not to exceed the Capex Carryover Amount.

(r)          [Reserved].

(s)          Amendments of Financing Documents.  Other than in accordance with the Intercreditor Agreement, amend, modify or change in any manner any term or condition of (i) any documentation relating to the 2032 Notes or (ii) any junior or subordinated financing documentation entered into by any Covenant Party, in each case, without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed), unless such amendment, modification or change is not materially adverse to the Lenders in the Borrower’s reasonable discretion.

(t)          Sanctions.  Directly or knowingly indirectly, (i) use, lend, contribute or otherwise make available any part of the proceeds of the Term Advances to fund any activities or business (A) of, with or involving a Sanctioned Person, or in a Sanctioned Jurisdiction, in violation of Sanctions or in any other manner that would constitute or result in a violation of Sanctions by any Person party to the Agreement or (B) in any manner that would constitute or result in a violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) fund all or part of any repayment or reimbursement of the obligations hereunder out of proceeds derived from any transaction or activity of, with, or involving a Sanctioned Person or Sanctioned Jurisdiction or (iii) use any part of the proceeds of the Term Advances for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in each case in violation of Anti-Corruption Law.

(u)         Use of Generating Project Site and Easements.  No Operating Party shall use the Generating Project Site or any Real Estate Assets for any purpose other than for the construction, operation and maintenance of the Projects as contemplated by the Transaction Documents or to provide access rights to neighboring landowners, easement holders and tenants, in each case to the extent that such access rights constitute Permitted Liens.

(v)       Passive Holding Company Status.  The Borrower shall not engage in any operating or business activities other than the following: (a) its direct ownership of Capital Stock of any Operating Party or LRWV, (b) equity issuances, transfers, retirements, exchanges, splits into series and repurchases of the Capital Stock of the Borrower (and, for the avoidance of doubt, not of the Operating Parties) or LRWV not prohibited hereunder, (c) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (d) the entering into, and the performance of its obligations under, the Loan Documents to which it is a party (including, (i) making any borrowing requests or other requests required under this Agreement, (ii) the giving and receipt of notices, (iii) the delivery of all documents, reports, financial statements and written materials required to be delivered, (iv) the payment of any Obligations, and (v) all other purposes incidental to any of the foregoing (including causing any Operating Party or LRWV to enter into, and perform any of its obligations under the Loan Documents)), (e) making Restricted Payments to the extent permitted by Section 7.02(g) and making Investments to the extent permitted by Section 7.02(f), including making Investments in the 2032 Notes or any other Debt or any Capital Stock or other Investments, and the incurrence, guarantee, offering, sale, issuance and servicing, listing, purchase, redemption, exchange, conversion, refinancing or retirement of Debt (and guarantees thereof) permitted by the terms of this Agreement including activities reasonably incidental thereto, including performance of the terms and conditions of such Debt, to the extent such activities are otherwise permissible under this Agreement and the granting of Liens permitted pursuant to this Agreement, distributing, lending or otherwise advancing funds to the extent not prohibited by this Agreement, (f) activities undertaken with the purpose of, or directly related to, the incurrence or the fulfilling or exercising of (i) rights and obligations arising under this Agreement, the 2032 Notes Indenture, and any other Transaction Documents or other Debt and other security documents or any other agreement of the Borrower and its Subsidiaries existing on the Effective Date (including amendments and replacements and extensions thereof) or to which it is or becomes a party, including any activity reasonably relating to the servicing, purchase, redemption, amendment, exchange, refinancing or retirement of the Term Advances or other Debt or (ii) any other document or obligations under any Transaction Documents, (g) participating in tax, accounting and other administrative matters as a member of the consolidated group of the Borrower and its Subsidiaries or the making and filing of any reports required by any Governmental Authority, (h) providing customary indemnification to its officers, managers and directors, (i) entering into any non-disclosure agreements in the ordinary course of business, (j) the procurement and maintenance of insurance in the ordinary course of business and (k) any other activities not specifically enumerated above that are ancillary or de minimis in nature and/or reasonably incidental to the foregoing and customary for passive holding companies and/or consistent with activities undertaken as of the Effective Date or consistent with past practice.  Notwithstanding anything in this clause (x) to the contrary, the Borrower shall apply the proceeds of the Term B Advances and Gas CapEx Loan Proceeds in accordance with Section 4.09 hereof.

(w)          Special Covenant for LRWV.

(i)          Notwithstanding anything in this Agreement to the contrary, to the extent the Existing LRWV Debt (as modified by any amendment, modification, extension, refinancing, replacement thereof to the extent such amendment, modification, extension, refinancing, replacement, taken as a whole, is not materially less restrictive on LRWV than any negative covenant obligations (or similar provisions) in existence on the Effective Date) remains outstanding and the obligations thereunder have not been paid in full, LRWV shall not be obligated to comply with this Section 7.02 and shall instead be subject to compliance with (and, for the avoidance of doubt, non-compliance therewith shall constitute non-compliance with this clause (w)(i)) the negative covenant obligations (or similar provisions) under the Existing LRWV Debt (as modified by any amendment, modification, extension, refinancing, replacement thereof to the extent such amendment, modification, extension, refinancing, replacement, taken as a whole, is not materially less restrictive on LRWV than any negative covenant obligations (or similar provisions) in existence on the Effective Date), in each case as determined in the good faith judgment of the board of directors of the Borrower.

(ii)       Upon the termination of the Existing LRWV Debt (as modified by any amendment, modification, extension, refinancing, replacement thereof to the extent such amendment, modification, extension, refinancing, replacement, taken as a whole, is not materially less restrictive on LRWV than any negative covenant obligations (or similar provisions) in existence on the Effective Date) and payment in full of all obligations thereunder, LRWV shall be required to become a “Guarantor” of the Obligations hereunder in accordance with the Loan Documents pursuant to joinder documentation reasonably satisfactory to the Administrative Agent and the Borrower, and shall be subject to all covenants, restrictions and conditions contained hereunder or thereunder as if it were a Guarantor, Grantor and/or a Borrower Party; provided that any restrictions in the Loan Documents which specifically restrict LRWV’s activities or transactions with LRWV (by LRWV’s name, rather than by reference to a broader group such as “Borrower Party”, “Grantor”, “Covenant Party” or similar defined term) shall no longer be of any further force and effect.

(iii)        The Administrative Agent and the Borrower will work in good faith to amend or supplement any term contained under any Loan Documents to the extent necessary to cure any ambiguity, defect or inconsistency arising out of this Section 7.02(w) as LRWV or the Borrower Parties may raise in their reasonable discretion, so long as any requested amendment or supplement, taken as a whole, is not materially adverse to the Lenders as determined in the good faith judgment of the Borrower; in furtherance of the foregoing, the parties hereto will work in good faith to amend the negative covenants and collateral provisions of such Loan Documents as if LRWV was a guarantor on the Effective Date.

(x)        Special Covenant for PowerCo. The Covenant Parties shall not make of any Restricted Payment of all or a portion of the PowerCo Assets, (ii) make any Investment in any Person using all or a portion of the PowerCo Assets, (iii) sell or dispose of all or a portion of the PowerCo Assets and/or (iv) enter into any transaction in which PowerCo ceases to be a Guarantor (other than a transaction that complies with Section 7.02(d)); provided that the foregoing shall not restrict any Restricted Payment, Investment or sale or other disposition involving PowerCo Assets among the Borrower and one or more Guarantors.

SECTION 7.03    Reporting Requirements.  Until the Repayment Event, each Borrower Party, as applicable, covenants and agrees that it will furnish (or cause to be furnished) to Administrative Agent for distribution to the Lenders:

(a)          Default Notice.  Promptly, but in no event later than ten (10) Business Days, after the occurrence of each Default or any event, development or occurrence which, in any Borrower Party’s reasonable judgment, has had, or would reasonably be expected to have, a Material Adverse Effect continuing on the date of such statement, a statement of the Financial Officer of the Borrower setting forth details of such Default, event, development or occurrence and the action that the Borrower Parties have taken and propose to take with respect thereto.

(b)          Quarterly Financials.  With respect to each of the first three Fiscal Quarters of each Fiscal Year within sixty (60) days after the end thereof (a “Quarterly Reporting Date”), the unaudited consolidated balance sheets of the Borrower as at the end of such Fiscal Quarter and the related consolidated unaudited statements of income, stockholders’ equity and cash flows of the Borrower for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form (beginning with the Fiscal Quarter ending March 31, 2025) the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification.

(c)         Annual Financial Statements.  (i) Within one hundred and twenty (120) days after the end of each Fiscal Year (an “Annual Reporting Date”), the audited consolidated financial statements of the Borrower, together with the related balance sheets, statements of income, stockholders’ equity and cash flows for such Fiscal Year, setting forth in comparative form (beginning with the Fiscal Year ending December 31, 2025) the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification with respect thereto; and (ii) with respect to such financial statements referred to in clause (i) above, a report thereon of any independent certified public accountants of recognized national standing reasonably selected by the Borrower in good faith (which report shall be unqualified as to going concern and scope of audit (other than any such qualification that is expressly solely with respect to, or expressly resulting solely from an upcoming maturity date under the Term B Facility or any other Debt permitted under this Agreement, in each case, that is scheduled to occur within one year from the time such opinion is delivered), and shall state that such financial statements fairly present, in all material respects, the financial position of the Borrower and its Subsidiaries, as at the dates indicated and the results of its operations and its cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards).

(d)         Compliance Certificate. Together with each delivery of a Withdrawal Certificate on any Quarterly Reporting Date or Annual Reporting Date, a duly executed and completed Compliance Certificate.

(e)         Annual Operating Budget, Etc.  Within forty-five (45) days before the commencement of each Fiscal Year, the Operating Parties shall submit a proposed Annual Operating Budget, with respect to such Fiscal Year. The Annual Operating Budget (A) shall be certified by a Financial Officer as having been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made and (B) (x) shall be substantially consistent with the prior Fiscal Year’s Annual Operating Budget or (y) if substantially inconsistent with the prior Fiscal Year’s Annual Operating Budget, shall be accompanied by a comparison against the prior Fiscal Year’s Annual Operating Budget.

(f)          Reports.

(i)           Operating Reports.

(A)       Generating Project Operating Report.  No later than sixty (60) days after the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2025, PowerCo shall deliver an operating report with respect to the Generating Project for such Fiscal Quarter (and, in the case of the first such report, the period between the Effective Date and the end of such Fiscal Quarter, if any) substantially in the form of Exhibit O-1 (the “Generating Project Operating Report”).

(B)         Production Project Operating Report. Within sixty (60) days after the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2025, the Borrower shall deliver an operating report with respect to the Production Project and production at LRWV, setting forth a statement of gross and net production from the Production Project, LRWV and any third party sales proceeds of all Hydrocarbons produced from the Hydrocarbon Interests during such Fiscal Quarter (and, in the case of the first such report, the period between the Effective Date and the end of such Fiscal Quarter, if any) substantially in the form of Exhibit O-2 (the “Production Project Operating Report”), together with a comparison against the gross and net production and third party sales proceeds projected for such period in the then-current Production Project Operating Report and such other information as the Administrative Agent may reasonably request in respect of the development, construction, operation and/or maintenance of the Production Project and the Hydrocarbon Interests.

(ii)          Gas Production Reports. On the first day of any Fiscal Quarter, the Borrower shall deliver a forecast as of such date, attaching reasonable backup information to support the conclusions therein (such forecast, a “Gas Availability Certificate”) of (x) natural gas production from the Production Project and LRWV for the ensuing four fiscal quarter period (an “Annual Period”) and (y) the Generating Project’s natural gas requirements during such Annual Period, together with a comparison against the forecast of natural gas production and natural gas requirements for such Annual Period in the then-current Annual Operating Budget.

(iii)          Reserve Reports. (x) Within sixty (60) days after the end of each Fiscal Year (beginning with the Fiscal Year ending December 31, 2025), the Borrower shall deliver a Reserve Report prepared by the Petroleum Engineer dated as of December 31 of the previous year, (y) promptly upon written request by the Administrative Agent, a Reserve Report prepared by the Petroleum Engineer dated as of the first day of the month during which any Operating Party receives such request, together with an accompanying report on, since the date of the last Reserve Report previously delivered hereunder, Gas Property sales, Gas Property purchases and changes in categories concerning the Gas Properties owned by Operating Parties which have attributable to them Proved Reserves and containing information and analysis with respect to the Proved Reserves of Operating Parties as of the date of such report, and (z) together with each such Reserve Report delivered pursuant to clauses (x) and (y) above, (A) any updated production history of the Proved Reserves of the Operating Parties as of such date, (B) the lease operating expenses attributable to the Gas Properties of the Operating Parties for the prior 12-month period, (C) any other information as to the operations of the Operating Parties as reasonably requested by the Administrative Agent and (D) such additional data and information concerning pricing, quantities, volume of production and production imbalances from or attributable to the Gas Properties with respect thereto as the Administrative Agent may reasonably request.

(g)       Litigation.  Promptly upon any officer of any Borrower Party obtaining actual knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by any Borrower Party to the Administrative Agent and the Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii), would be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other non-privileged information as may be reasonably available to any Borrower Party to enable the Administrative Agent and the Lenders and their counsel to evaluate such matters.

(h)          Agreement Notices, Regulatory Notices, Etc.

(i)          Promptly upon execution thereof, copies of any material amendment, modification or waiver of any provision of any Material Contract and any Permitted Interest Rate Agreement that would reasonably be expected to have a Material Adverse Effect or be materially adverse to the Lenders in the Borrower’s reasonable discretion.

(ii)         Concurrently with delivery of each Operating Report under clause (f) above, a reasonably detailed report setting forth: (1) on an aggregate basis for all Commodity Hedge and Power Sale Agreements, a summary of volumes transacted under such Commodity Hedge and Power Sale Agreements during the applicable Fiscal Quarter, (2) on an aggregate basis for all such Commodity Hedge and Power Sale Agreements, a summary of the volume-weighted pricing during the applicable Fiscal Quarter, and (3) the aggregate volume-weighted remaining tenor of all such Commodity Hedge and Power Sale Agreements during the applicable Fiscal Quarter.

(iii)         Promptly, but in no event later than thirty (30) days after the receipt thereof by such Operating Party, a copy all material notices relating to the Projects received by such Operating Party from, or delivered by such Operating Party to, any Governmental Authority (other than routine correspondence given or received in the ordinary course of business relating to routine aspects of owning, developing, financing, operating, maintaining or using the Projects).

(iv)          Promptly, notice of any material unscheduled or forced outage of the Generating Project, or any material impairment, reduction or cessation of the production of Hydrocarbons at the Production Project, in each case which continues for more than one hundred and twenty (120) hours.

(v)          Promptly upon receipt thereof, any notice from FERC or its staff relating to PowerCo’s MBR Authority or status as an EWG.

(vi)        Promptly, any notice of material events or third party transactions provided to any Operating Party by any energy manager pursuant to any energy management agreement.

(vii)        Reasonably promptly upon receipt or delivery thereof, copies of all notices, requests and other documents received or provided by any Operating Party, in each case, in respect of any default under any Material Contract or any Permitted Interest Rate Agreement or Commodity Hedge and Power Sale Agreements.

(viii)       Promptly, any notice of the occurrence of any event of force majeure under any Material Contract which persists for more than five (5) consecutive days.

(i)          Environmental Conditions.

(i)         Promptly upon the occurrence thereof, written notice describing in reasonable detail any of the following matters except for any matters that would not reasonably be expected to have a Material Adverse Effect (A) any Release required to be reported to any federal, state or local Governmental Authority under any applicable Environmental Laws, (B) any remedial action taken by any Operating Party or any other Person in response to (1) any Hazardous Materials Activities or (2) any Environmental Actions, (C) any Operating Party discovery of any occurrence or condition at or on any Real Estate Asset or any real property adjoining or in the vicinity of any such Real Estate Asset that could cause the Real Estate Asset or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws, (D) any written notice of an Environmental Action against any Operating Party and (E) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether any of the Operating Parties may be potentially responsible for any Hazardous Materials Activity;

(ii)          At least annually, a written report describing in reasonable detail the status of any unresolved matter for which notice has been provided pursuant to Section 7.03(i)(i) and any such matter that was resolved after the date of the last annual report.  Upon request, the Administrative Agent (or its designated representative) shall be entitled to review copies of relevant reports, audits, analyses or communications relating to such matters for which notice has been provided pursuant to Section 7.03(i)(i) unless the Borrower has reasonably determined that provision of such document would jeopardize an applicable attorney-client or work product privilege pertaining to such document.  In such cases, the Borrower shall not be required to provide copies of any such privileged documents but shall provide the Administrative Agent with a notice identifying the document and generally describing its contents and the non-privileged information contained therein.

(iii)        Prompt written notice describing in reasonable detail (A) entry into any agreement to acquire assets, or property by an Operating Party that would reasonably be expected to expose any Operating Party to, or result in, Environmental Actions or liability pursuant to any Environmental Law except as would not reasonably be expected to have a Material Adverse Effect, or (B) any proposed action to be taken by such Operating Party to modify current operations in a manner that would reasonably be expected to subject such Operating Party to any additional material obligations or requirements under any Environmental Laws that would reasonably be expected to result in a Material Adverse Effect.

(j)          Insurance, Etc.

(i)          Within thirty (30) days after the end of each Fiscal Year (commencing with the Fiscal Year ending on December 31, 2025), a letter with supporting certification from the Insurance Consultant or the Operating Parties’ insurance broker to the effect that insurance satisfying the requirements of the Loan Documents is in full force and effect and that all premiums then due in respect of such insurance have been paid.

(ii)       Promptly after the occurrence thereof, notice of any Casualty Event or Event of Eminent Domain affecting an Operating Party, whether or not insured, through fire, theft, other hazard, casualty or otherwise involving a probable loss in excess of $5,000,000 individually or $10,000,000 in the aggregate.

(iii)      Promptly after receipt thereof, copies of any cancellation and/or material change or receipt of written notice of threatened cancellation of any property damage or liability insurance required to be maintained under Section 7.01(d).

(k)         Information Regarding Collateral.  Prompt written notice (but in any event, no later than fifteen (15) Business Days after the date of such change (as such date may be extended in the reasonable discretion of the Administrative Agent)) of any change in any Borrower Party’s (i) corporate or organizational name, (ii) identity or type of organization or (iii) jurisdiction of organization.  Each of the Borrower Parties agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are reasonably required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral to the extent contemplated in the Collateral Documents.

(l)          ERISA.

(i)          Promptly upon a Responsible Officer of a Borrower Party’s knowledge of the occurrence of any ERISA Event that would reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, what action such Borrower Party or, to the knowledge of a Responsible Officer of a Borrower Party, any ERISA Affiliate of a Borrower Party has taken, is taking or proposes to take with respect thereto and, when known by a Responsible Officer of a Borrower Party, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto.

(ii)       To the extent requested in writing by the Administrative Agent, copies of (A) each Schedule SB (Actuarial Information) to the most recent annual report (Form 5500 Series) filed by any Borrower Party with the IRS with respect to each Pension Plan; (B) all notices received by any Borrower Party from a Multiemployer Plan sponsor concerning an ERISA Event; and (C) copies of such other documents or governmental reports or filings in the possession of a Borrower Party relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request.

(m)      Telephonic Meetings.  The Borrower Parties shall, as reasonably requested by the Administrative Agent, participate in a telephonic meeting of the Administrative Agent and the Lenders within fifteen (15) Business Days of delivering financial statements pursuant to Sections 7.03(b) and (c), to be held at such time as may be agreed to by the Borrower and the Administrative Agent and limited to one such telephonic meeting each Fiscal Quarter.

(n)         Changes in Beneficial Ownership.  Promptly, but in any event within 15 Business Days of a Responsible Officer of a Borrower Party obtaining knowledge thereof, notice of any change in beneficial ownership required to be reported pursuant to the requirements of 31 CFR § 1010.230.

(o)         Other Information.  Such other information respecting the business, condition (financial or otherwise), operations, performance or properties (including information on insurance coverage) of any Borrower Party as any Agent, or any Lender through the Administrative Agent, may from time to time reasonably request.

(p)        Public Information.  The Borrower Parties hereby acknowledge that (i) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower Parties hereunder and under the other Loan Documents (collectively, “Borrower Materials”) by posting the Borrower Materials on DebtDomain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”), and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower Parties or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower Parties hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (A) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking Borrower Materials “PUBLIC,” the Borrower Parties shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower Parties or their securities for purposes of U.S. Federal and state securities Laws (provided, that to the extent applicable, it shall be subject to Section 10.17); (C) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (D) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

SECTION 7.04    Financial Covenant.  Until the Repayment Event, the Borrower covenants and agrees that it will:

(a)        Debt Service Coverage Ratio.  Maintain as of the last day of any Fiscal Quarter (beginning with the Fiscal Quarter ended December 31, 2025), a Debt Service Coverage Ratio for each Measurement Period of not less than 1.10:1.00.

(b)          Right to Cure Financial Covenant.

(i)        Notwithstanding anything to the contrary contained in Section 7.04(a), if the Borrower fails to comply with the requirements of the covenant set forth in Section 7.04(a) (the “Financial Covenant”) for any given Measurement Period, then during the period commencing after the beginning of the last Fiscal Quarter included in such Measurement Period until the 15th calendar day after delivery of the related certificate pursuant to Section 7.03(b) or (c), the Borrower shall have the right to receive Cash capital contributions in an aggregate amount equal to the amount that, if included in Cash Flow Available for Debt Service for the relevant Measurement Period, would have been sufficient to cause compliance with the Financial Covenant for such Measurement Period (an “Equity Cure”); provided, that the amount of any Equity Cure shall be no greater than the amount required to cause compliance with the Financial Covenant.

(ii)          The Borrower shall give the Administrative Agent written notice (the “Cure Notice”) of an Equity Cure on or before the day the Equity Cure is consummated.

(iii)        Upon the delivery by the Borrower of a Cure Notice, no Default or Event of Default shall be deemed to exist pursuant to the Financial Covenant (and any such Default or Event of Default shall be retroactively considered not to have existed or occurred).  If the Equity Cure is not consummated within 15 days after delivery of the related certificate pursuant to Section 7.03(b) or (c), each such Default or Event of Default shall be deemed reinstated.

(iv)         The cash amount received by the Borrower pursuant to exercise of the right to make an Equity Cure shall be deemed included in Cash Flow Available for Debt Service for the last quarter of the immediately preceding Measurement Period solely for purposes of recalculating compliance with the Financial Covenant for such Measurement Period and of calculating the Financial Covenant as of the end of the next three following Measurement Periods; the Equity Cure shall not be taken into account for (A) purposes of calculating the Financial Covenant in order to determine pro forma compliance with the Financial Covenant, (B) purposes of the incurrence of any Debt or the making of any Restricted Payment, (C) determining compliance with any other covenant hereunder or under the Loan Documents or (D) any other purpose hereunder and may not be used to make a Restricted Payment or for any other purpose.  For the avoidance of doubt, an Equity Cure shall be deemed to be made on the last Business Day of the relevant Measurement Period even if such Equity Cure is made after such date.

ARTICLE VIII.

EVENTS OF DEFAULT

SECTION 8.01    Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)         (i) the Borrower shall fail to pay any principal of, or premium on, any Term Advance when the same shall become due and payable, (ii) the Borrower shall fail to pay any interest on any Term Advance within five (5) Business Days after the same shall become due and payable, or (iii) the Borrower shall fail to make any other payment under any Loan Document within five (5) Business Days after the same shall become due and payable; or

(b)          any representation or warranty made by any Borrower Party (or any of its officers) under any Loan Document (including any certificate delivered pursuant to Article V) shall prove to have been incorrect in any material respect (or, in the case of any such representations and warranties qualified as to materiality, in any respects) when made and shall remain uncured within thirty (30) days after the earlier of the date on which (i) any officer of such Person has actual knowledge of such incorrectness and (ii) written notice thereof shall have been given to the Borrower by any Agent or any Lender; provided; that if such incorrect representation or warranty is not capable of remedy within such 30-day period, such 30-day period shall be extended as may be necessary to cure such Default, such extended period not to exceed sixty (60) days in the aggregate (inclusive of the original 30‑day period) so long as (A) such Default is susceptible to cure, (B) a Borrower Party commences and is diligently pursuing a cure in good faith and (C) if such Default has had or could reasonably be expected to have a Material Adverse Effect, such extension of time could not be reasonably expected to result in an additional Material Adverse Effect or exacerbate the existing Material Adverse Effect; or

(c)          any Covenant Party shall fail to perform or observe any applicable term, covenant or agreement contained in Section 4.09 or Section 7.01(d), 7.01(e), 7.01(h), 7.01(k), 7.01(l), 7.02 or 7.03(a) or 7.04 (subject to the Borrower’s rights under Section 7.04(b)); or

(d)          any Covenant Party shall fail to perform or observe any other applicable term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for thirty (30) days after the earlier of the date on which (i) any officer of such Person has actual knowledge of such failure or (ii) written notice thereof shall have been given to the Borrower by any Agent or any Lender; provided; that if such failure is not capable of remedy within such 30-day period, such 30-day period shall be extended as may be necessary to cure such failure, such extended period not to exceed ninety (90) days in the aggregate (inclusive of the original 30‑day period) so long as (A) such Default is susceptible to cure, (B) a Covenant Party commences and is diligently pursuing a cure in good faith and (C) if such Default has had or could reasonably be expected to have a Material Adverse Effect, such extension of time could not be reasonably expected to result in an additional Material Adverse Effect or exacerbate the existing Material Adverse Effect; or

(e)         (i) a Covenant Party shall fail to pay, after the applicable grace period, if any, specified in the applicable agreement or instrument relating to any debt for borrowed money, Interest Rate Agreement or any Commodity Hedge and Power Sale Agreement, any principal of, premium or interest on or any other amount payable in respect of any such debt for borrowed money, Interest Rate Agreement or Commodity Hedge and Power Sale Agreement of such Covenant Party that is outstanding in a principal amount (or in the case of an Interest Rate Agreement or Commodity Hedge and Power Sale Agreement, as set forth in the final proviso of this paragraph) of at least $25,000,000 either individually or in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such debt for borrowed money, Interest Rate Agreement or Commodity Hedge and Power Sale Agreement and shall continue after the applicable grace period, if any, specified in such agreement or instrument relating to such debt for borrowed money, Interest Rate Agreement or Commodity Hedge and Power Sale Agreement, the effect of which default or other event is to cause such debt for borrowed money, Interest Rate Agreement or Commodity Hedge and Power Sale Agreement to accelerate or become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) prior to its expressed maturity (“Acceleration”); provided, however, that if such holder or holders (or a trustee or an agent on behalf of such holder or holders or beneficiary or beneficiaries) irrevocably rescind such Acceleration, the applicable Event of Default under this Section 8.01(e) shall automatically cease from and after such date; provided, further, that clause (ii) of this Section 8.01(e) shall not apply to debt for borrowed money that becomes due as a result of the sale or transfer or other disposition of the property or assets securing such debt for borrowed money permitted hereunder and under the documents providing for such debt for borrowed money and such debt for borrowed money is repaid when required under the documents providing for such debt for borrowed money; provided, further, that (A) in the case of any Interest Rate Agreement, the applicable event must be an “Event of Default” (or similar term) as defined thereunder and the relevant amount shall be the amount of all obligations then due and payable by such Operating Party under such Interest Rate Agreement and (B) in the case of any Commodity Hedge and Power Sale Agreement, the relevant amount shall be deemed to be (x) at any time prior to the occurrence of an any termination event (other than expiration in accordance with its terms) or event of default that results in the termination of such Commodity Hedge and Power Sale Agreement, the amount of all obligations that would be payable by such Operating Party thereunder if there occurred at such time such a termination event or event of default thereunder, and (y) at any time from and after any such occurrence, the amount of all obligations (including “settlement amounts” or “Termination Payments” and related accrued interest) then due and owing to the counterparty to such Commodity Hedge and Power Sale Agreement; or

(f)           a Covenant Party shall be subject to a Bankruptcy Event; or

(g)        any final judgments or orders, either individually or in the aggregate, for the payment of money in excess of $25,000,000, excluding any portion of any such judgment covered by insurance, shall be rendered against any Covenant Party and which final judgments or orders remain unpaid, undischarged, unwaived and unstayed for a period of more than ninety (90) consecutive days after such judgment becomes final, and in the event such judgment is covered by insurance or indemnity, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; or

(h)          any material provision of any Loan Document after delivery thereof pursuant to Section 5.01 or Section 7.01(p) shall for any reason (except as the result of act or omission of the Agents or the other Secured Parties or pursuant to the terms thereof) cease to be valid and binding on or enforceable against any Covenant Party party to it, or any such Covenant Party shall so state in writing; or

(i)          any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien on and security interest in the Collateral to the extent contemplated hereby or thereby, or any Covenant Party shall so state in writing (other as a result of the failure of the Controlling Secured Debt Representative (as defined in the Intercreditor Agreement) or Collateral Agent to file continuation statements or maintain possession of possessory Collateral delivered to it); or

(j)           a Change of Control shall occur; or

(k)         an ERISA Event shall have occurred that, alone or together with any other ERISA Event, would reasonably be expected to have a Material Adverse Effect; or

(l)          any Event of Abandonment shall occur; or

(m)        PowerCo shall have tendered notice to FERC that it has ceased to be an EWG, or FERC shall have issued an order determining that PowerCo no longer meets the criteria of an EWG or takes other action revoking such EWG status, in either case unless PowerCo holds an equivalent exemption from regulation under PUHCA; or

(n)        FERC shall have issued an order determining that PowerCo does not have MBR Authority or otherwise revoking or suspending such MBR Authority, or shall have issued an order subjecting such sales to “mitigation” under 18 C.F.R. § 35.38; or

(o)        any Operating Party shall lose its exemption from regulation as an “electric utility company,” “public-utility company” or “holding company” under PUHCA or become subject to and not exempt from, financial, organizational or rate regulation as a public utility under Chapter 4905 of the Ohio Revised Code and any regulations promulgated thereunder; or

(p)         any substantial portion of the Collateral is damaged, seized or appropriated without applicable Insurance Proceeds (subject to the underlying deductible), Eminent Domain Proceeds, or indemnity payments received from a third party or without fair value being paid therefor, in each case so as to allow replacement of such Collateral and/or prepayment of Term Advances and to allow the Borrower to continue satisfying its obligations hereunder and under the other Transaction Documents to which it is a party, after giving effect to any applicable insurance coverage or other proceeds received or reasonably expected to be received for such event;

then, and in any such event, and for so long as such Event of Default shall exist, the Administrative Agent (i) may (or shall, at the request of the Required Lenders), by notice to the Borrower, declare the Commitments of each Lender and the obligation of each Lender to make Term Advances to be terminated, whereupon the same shall forthwith terminate and (ii) may (or shall, at the request of the Required Lenders), by notice to the Borrower, declare the Term Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Term Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Covenant Parties; provided, that, upon the occurrence of an Event of Default described in Section 8.01(f) relating to any Covenant Party, (x) the Commitments of each Lender and the obligation of each Lender to make Term Advances shall automatically be terminated and (y) the Term Advances, all such interest and all such other amounts shall automatically become and be due and payable, in each case, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Covenant Parties.

The Required Lenders by written notice to the Administrative Agent may on behalf of the Lenders waive an existing Default or Event of Default and its consequences hereunder.  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Agreement, but no such waiver shall, except as expressly provided therein, extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.  The Required Lenders, by written notice to the Administrative Agent, may on behalf of all of the Lenders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived.

ARTICLE IX.

THE AGENTS

SECTION 9.01    Appointment of Agents.  Citizens Bank, N.A., is hereby appointed Administrative Agent hereunder and under the other Loan Documents, and each Lender hereby authorizes Citizens Bank, N.A., to act as Administrative Agent in accordance with the terms hereof and of the other Loan Documents.  U.S. Bank Trust Company, National Association is hereby appointed in accordance with the Intercreditor Agreement, as Collateral Agent hereunder and under other Loan Documents, and each Lender hereby authorizes U.S. Bank Trust Company, National Association to act as Collateral Agent in accordance with the terms hereof and of the other Loan Documents.  Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable.  The provisions of this Article IX are solely for the benefit of the Agents and Lenders, and the Borrower Parties shall not have any rights as a third party beneficiary of any of the provisions hereof (other than under Section 9.07. Section 9.08 and Section 9.15).  The Administrative Agent and the Collateral Agent do not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower Parties or the Lenders.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Document with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 9.02   Powers and Duties.  Each Lender irrevocably authorizes each Agent to take such action on its behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Each Agent shall have only those duties and responsibilities that are expressly specified herein and in the other Loan Documents.  Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  No Agent shall have, by reason hereof or of any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing herein or in any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or of any of the other Loan Documents except as expressly set forth herein or therein.

SECTION 9.03    General Immunity.

(a)        No Responsibility for Certain Matters.  No Agent or the Depositary shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or of any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished by any Agent or the Depositary, as the case may be, to Lenders or by or on behalf of the Borrower Parties to any Lender or any Agent or the Depositary, as the case may be, in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of the Borrower Parties or any other Person liable for the payment of any Obligations, nor shall any Agent or the Depositary, as the case may be, be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents, except as to its receipt of items appearing on their face to be the items required to be delivered to it pursuant to Section 5.01 or as to the use of the proceeds of the Term Advances or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing, unless and until the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Event of Default or Default and stating that such notice is a “notice of event of default” or a “notice of default”, as applicable.  Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Term Advances.  In addition, the Collateral Agent and the Administrative Agent shall not be responsible for compliance with the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or other applicable Law regarding the maintenance of flood insurance, notices of flood hazards and the availability of federal disaster relief assistance, but the Administrative Agent may, at the direction of the Lenders, deliver a Notice of Special Flood Hazards and Availability of Federal Disaster Relief Assistance to the Borrower in the form provided.

(b)        Exculpatory Provisions.  Neither any Agent nor the Depositary nor any of their respective officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by any Agent or the Depositary, as the case may be, under or in connection with any of the Loan Documents except to the extent caused by such Agent’s, the Depositary’s, or any of their respective officers’, partners’, directors’, employees’ or agents’, as the case may be, gross negligence, material breach or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment.  Each Agent and the Depositary shall be entitled to refrain from any act or the taking of any action in connection herewith or with any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent or the Depositary, as the case may be, shall have received instructions in respect thereof from the Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.05) (or in the case of the Collateral Agent and the Depositary, unless and until the Collateral Agent and the Depositary, as the case may be, shall have received instructions in respect thereof from the Administrative Agent) and, upon receipt of such instructions from the Required Lenders (or such other Lenders, as the case may be) (or in the case of the Collateral Agent and the Depositary, upon receipt of such instructions from the Administrative Agent), such Agent and the Depositary, as the case may be, shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions.  Without prejudice to the generality of the foregoing: (i) each Agent and the Depositary shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper Person or Persons and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower Parties), accountants, experts and other professional advisors selected by it; (ii) no Lender shall have any right of action whatsoever against any Agent or the Depositary, as the case may be, as a result of such Agent or the Depositary, as the case may be, acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.05 or any other Loan Document) and (iii) except as expressly set forth herein and in the other Loan Documents, no Agent or the Depositary shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower Parties or any of their respective Affiliates that is communicated to or obtained by such Agent or the Depositary, as the case may be, or any of its Affiliates in any capacity; provided, that each Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided, provided, further, that no Agent or the Depositary, as the case may be, shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent or the Depositary, as the case may be, to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.  The Agents and the Depositary shall not be required to expend or risk any of their own funds or otherwise incur any liability, financial or otherwise, in the performance of any of their respective duties under any Loan Document.

(c)         Delegation of Duties.  Each of the Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by such Agent.  The Administrative Agent and the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory, indemnification and other provisions of this Section 9.03 and of Section 9.06 shall apply to any of the Affiliates of the Administrative Agent and the Collateral Agent and, in the case of the Administrative Agent, shall apply to its respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Administrative Agent.  All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.03 and of Section 9.06 shall apply to any such sub-agent and to the Affiliates of any such sub-agent and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by an Administrative Agent or the Collateral Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Borrower Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, (iii) such sub-agent shall only have obligations to the Administrative Agent or the Collateral Agent, as applicable, and not to the Borrower Parties, Lender or any other Person, and none of the Borrower Parties, any Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent and (iv) the Administrative Agent and the Collateral Agent, as applicable, shall not be responsible for the negligence or misconduct of any of its sub-agents except to the extent that a court of competent jurisdiction determines in a final, non-appealable judgment that the Administrative Agent or the Collateral Agent, as applicable, acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 9.04    Agents Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder.  With respect to its participation as a Lender in the Term Advances, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with any of the Borrower Parties or any of their Affiliates as if it were not performing the duties specified herein and may accept fees and other consideration from any of the Borrower Parties or any of their Affiliates for services in connection herewith and otherwise without having to account for the same to the Lenders.

SECTION 9.05    Lenders’ Acknowledgment.

(a)          No Agent shall have any duty or responsibility, either initially or on a continuing basis, to: (i) make, on behalf of Lenders, any investigation of the financial condition or affairs of the Borrower Parties in connection with the making of Term Advances hereunder; (ii) make, on behalf of the Lenders, any appraisal of the creditworthiness of the Borrower Parties; or (iii) except as expressly provided in the Loan Documents, provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Advances or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)         Each Lender, by delivering its signature page to this Agreement, or thereafter an Assignment and Assumption, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable, in existence on such date of delivery of its signature page.

SECTION 9.06    Right to Indemnity.  Whether or not the transactions contemplated hereby are consummated, each Lender, in proportion to its aggregate Pro Rata Share of the Term B Facility, severally agrees to indemnify each Agent and the Depositary, to the extent that such Agent or the Depositary, as the case may be, shall not have been reimbursed by the Borrower Parties, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be brought or threatened by the Borrower Parties, any Affiliate of the Borrower Parties, any Lender or any other Person and which may be imposed on, incurred by, asserted against or involve such Agent or the Depositary, as the case may be, (whether or not such Agent or the Depositary, as the case may be, is a party to such claim, action, judgment or suit), in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as Agent or Depositary, as the case may be, in any way relating to or arising out of this Agreement or the other Loan Documents and including, for the avoidance of doubt, any Indemnified Liabilities of such Agent or the Depositary, as the case may be; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s or the Depositary’s, as applicable, gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment.  If any indemnity furnished to the Agent or the Depositary, as the case may be, for any purpose shall, in the opinion of such Agent or the Depositary, as the case may be, be insufficient or become impaired, such Agent or the Depositary, as the case may be, may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, that in no event shall this sentence require any Lender to indemnify any Agent or the Depositary, as the case may be, against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further that this sentence shall not be deemed to require any Lender to indemnify any Agent or the Depositary, as the case may be, against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

SECTION 9.07    Successor Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor with, so long as no Event of Default has occurred and is continuing, the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed).  If no successor shall have been so appointed by the Required Lenders and approved by the Borrower and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders with, so long as no Event of Default has occurred and is continuing, the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), appoint a successor Administrative Agent which shall be a bank with an office in New York, New York (or a bank having an Affiliate with such an office) having a combined capital and surplus that is not less than $500,000,000 or an Affiliate of any such bank.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor agent, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent (except for any indemnity payments or other amounts owed to the retiring Administrative Agent) and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

The Collateral Agent may resign at any time pursuant to the terms of the Intercreditor Agreement.

SECTION 9.08    Collateral Documents.

(a)        Agents under Collateral Documents.  The Administrative Agent hereby further authorizes the Collateral Agent, and each Lender hereby further authorizes the Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the representative of the Lenders with respect to the Collateral, the Intercreditor Agreement, the Depositary Agreement and the other Collateral Documents.  Subject to Section 10.05, without further written consent or authorization from the Lenders, the Administrative Agent or the Collateral Agent (at the direction of the Administrative Agent), as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement to a Person other than a Borrower Party, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 10.05) have otherwise consented, (ii) in connection with release of any Operating Party from its obligations under the Guaranty Agreement, release any Lien encumbering any property of such Operating Party or (iii) release the Borrower from the Security Agreement in connection with the transfer of Capital Stock in each of the Operating Parties and LRWV with respect to which the Required Lenders (or such other Lenders as may be required to give such consent pursuant to Section 10.05) have otherwise consented (if required) and (y) the Administrative Agent may execute any documents or instruments necessary to release any Operating Party from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary in accordance with the terms hereof.

(b)       Right to Realize on Collateral and Enforce Guaranty.  Anything contained in any of the Loan Documents to the contrary notwithstanding, each of the Borrower Parties, the Administrative Agent, the Collateral Agent and each Lender hereby agree that: (i) no Lender or Agent (other than the Collateral Agent) shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of Lenders, in accordance with the terms hereof, and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent (at the direction of the Administrative Agent or the Required Lenders), on behalf of the Secured Parties and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent (at the direction of the Administrative Agent or the Required Lenders), as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(c)          Permitted Release of Collateral and Subsidiary Loan Parties

(i)          Automatic Release.  All Liens on the Collateral securing the Obligations and all guarantees provided for with respect to the Obligations under any Loan Document shall automatically terminate and be released upon the Repayment Event.  If any Collateral (i) is the subject of a disposition (other than to another Borrower Party) which is permitted by this Agreement or (ii) becomes Excluded Property, the Liens in such Collateral securing the Obligations and granted under the Loan Documents shall automatically terminate and such Collateral will be (in the case of a disposition, when disposed of) free and clear of all such Liens. The Collateral Agent may execute any documents or instruments necessary to release any Operating Party from its obligations under the Loan Documents if such Operating Party ceases to be a Subsidiary in accordance with the terms hereof (at the direction of the Administrative Agent).

(ii)         Written Release.  The Collateral Agent (upon instruction by the Administrative Agent) is irrevocably authorized to release of record, and shall release of record, any Liens encumbering any Collateral described in clause (i) above upon an authorized officer of the Borrower certifying in writing to the Administrative Agent and the Collateral Agent that the proposed release is permitted by this Agreement, including Section 7.02(e).  To the extent the Collateral Agent is required to execute any release documents in accordance with the immediately preceding sentence, the Collateral Agent shall do so promptly upon request of the Borrower and the Administrative Agent (subject to Section 10.03, at the cost of the Borrower) without the consent or further agreement of any Secured Party.  If a disposition of Collateral is not permitted under or pursuant to the Loan Documents, the Liens encumbering the Collateral may only be released in accordance with the other provisions of this Section 9.08 or the provisions of Section 10.05.

(iii)         Lien Subordination.  The Collateral Agent is irrevocably authorized to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clauses (b), (c), (d), (e), (f), (i), (m), (o), (r), (v), or (x) of the definition of Permitted Liens;

(iv)        Further Assurances.  To the extent the Collateral Agent is required to execute any release documents in accordance with Section 9.08(c)(i) or Section 9.08(c)(ii), the Collateral Agent shall do so promptly upon request of the Borrower and the Administrative Agent (subject to Section 10.03, at the cost of the Borrower) without the consent or further agreement of any Secured Party.

The Administrative Agent will provide the instructions required by this Section 9.08 and any other provisions of the Loan Documents upon receipt of the required certificates, notices or other documentation from the Borrower.

SECTION 9.09    Withholding Taxes.  To the extent required by applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  Without limiting or expanding the provisions of Section 4.06, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payment in respect thereof within 15 days after demand therefor, any and all Taxes and related losses, claims, liabilities and expenses (including reasonable fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Taxes from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of applicable withholding Taxes ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive evidence of such amount absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts owing to such Lender under this Agreement or any other Loan Document or from any other sources against any amount due to the Administrative Agent under this Section 9.09.  The agreements in this Section 9.09 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all other Obligations.  This Section 9.09 shall not impose any additional responsibility on the Borrower Parties.

SECTION 9.10    Non-Reliance on Agents and Other Lenders.

(a)            Each Lender acknowledges that it has, independently and without reliance upon any Agent-Related Person or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent-Related Person or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)           Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and certain other facilities set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, is experienced in making, acquiring or holding such commercial loans.

SECTION 9.11    Administrative Agent May File Proof of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower Parties, the Administrative Agent (irrespective of whether the principal of any Term Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise, but subject to the terms of the Intercreditor Agreement:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Advances and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements, fees and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders and the Administrative Agent under Sections 4.03, 10.02 and 10.03) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 4.03, 10.02 and 10.03.

SECTION 9.12    Duties of Other Agents.  None of the agents (other than the Administrative Agent and the Collateral Agent), Lead Arranger, co-syndication agents or bookrunners identified on the cover page or signature pages of this Agreement shall have any rights, powers, obligations, liabilities, responsibilities or duties under this Agreement or any of the other Loan Documents, except in its capacity as a Lender hereunder.  Without limiting any other provision of this Article, none of such agents in their respective capacities as such shall have or be deemed to have any fiduciary relationship with any Lender or any other Person by reason of this Agreement or any other Loan Document.

SECTION 9.13    Depositary.  Depositary is an intended third party beneficiary of, and entitled to enforce on its behalf and for its own benefit, the provisions in this Agreement that purport to grant Depositary rights, privileges and benefits (including Sections 4.06, 9.06, 10.03 and 10.05(c)).

SECTION 9.14    Certain ERISA Matters.

(a)          Each Lender (x) represents and warrants, as of the date such Person became a Lender hereto, to, and (y) covenants, from the date such Person became a Lender hereto to the date such Person ceases being a Lender hereto, for the benefit of, the Administrative Agent, the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower Parties, that at least one of the following is and will be true:

(i)          such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Advances or the Commitments,

(ii)         the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Advances, the Commitments and this Agreement,

(iii)         (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Advances and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Advances and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Advances, the Commitments and this Agreement, or

(iv)         such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)         In addition, unless either (i) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (A) represents and warrants, as of the date such Person became a Lender hereto, to, and (B) covenants, from the date such Person became a Lender hereto to the date such Person ceases being a Lender hereto, for the benefit of, the Administrative Agent and the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower Parties, that the Administrative Agent and the Lead Arranger and their respective Affiliates are not fiduciaries with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Term Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 9.15    Erroneous Payments.

(a)          If the Administrative Agent notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.  A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)         Without limiting immediately preceding clause (a), each Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party and each of their respective successors and assigns, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise has actual knowledge was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)          (A) in the case of immediately preceding clause (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)          such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.15(b).

(c)          Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)          In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with clause (a) above, from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Term Advances (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Term Advances (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest, and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Term B Notes evidencing such Term Advances to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Term Advances subject to the Erroneous Payment Deficiency Assignment.  The Administrative Agent may, in its discretion, sell any Term Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Term Advance (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf).  For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.  In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Term Advance (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency.

(e)          The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other obligor, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other obligor for the purpose of making such Erroneous Payment.

(f)          To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including waiver of any defense based on “discharge for value” or any similar doctrine.

(g)         Each party’s obligations, agreements and waivers under this Section 9.15 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Notwithstanding anything to the contrary in this Agreement, this Section 9.15 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent.

ARTICLE X.

MISCELLANEOUS

SECTION 10.01  Notices.

(a)          Notices Generally.  Except as provided in Section 5.03, any notice or other communication herein required or permitted to be given to a Borrower Party, the Collateral Agent or the Administrative Agent shall be sent to such Person’s address as set forth on Schedule I or in the other relevant Loan Document and, in the case of any Lender, to the address as indicated on Schedule I or otherwise indicated to Administrative Agent in writing.  Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by email or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of email, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, that no notice to any Agent or to any Lender pursuant to Articles II, IV or VIII shall be effective until received by such Agent or Lender; provided, further, that any such notice or other communication shall at the request of the Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.03(c) hereto as designated by the Administrative Agent from time to time.

(b)        Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided, that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent in good faith that it is incapable of receiving notices under such Sections by electronic communication.  The Administrative Agent or the Borrower may, in their respective sole discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)        Change of Address, etc.  The Borrower Parties and each Agent may change their respective address, telecopier number, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto.  Each Lender may change its address, telecopier number, telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire transfer instructions for such Lender.

(d)         Public-Side Information Contacts.  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including the U.S. Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower Parties or their securities for purposes of the U.S. Federal or state securities Laws.  In the event that any Public Lender has elected for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) the Agents and other Lenders may have access to such information and (ii) neither the Borrower Parties nor any Agent or other Lender with access to such information shall have (x) any responsibility for such Public Lender’s decision to limit the scope of information it has obtained in connection with this Agreement and the other Loan Documents or (y) any duty to disclose such information to such electing Lender or to use such information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use, such information.

(e)       Platform.  THE PLATFORM IS PROVIDED BY THE ADMINISTRATIVE AGENT “AS IS” AND “AS AVAILABLE.”  THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall any Agent-Related Person have any liability to the Borrower, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower Parties’ or the Administrative Agent’s transmission of Borrower Materials through the Platform, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided, that in no event shall any Agent-Related Person have any liability to the Borrower Parties, any Lender or any other Person for special, indirect, consequential or punitive damages (as opposed to direct or actual damages).

(f)        Reliance by Agent and Lenders.  Each Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Funding Notice and other telephonic notices) purportedly given by or on behalf of the Borrower Parties (without any duty (express or implied) of such Agent or Lender to verify the genuineness or correctness of any fact stated therein or propriety of the signatory or deliverer or otherwise the validity or enforceability thereof) even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower Parties shall indemnify each Agent, each Lender and the Related Parties of each of them for all losses, costs, expenses and liabilities resulting from the reliance of such Person on each notice purportedly given by or on behalf of the Borrower Parties.

SECTION 10.02 Expenses.  The Borrower agrees to pay promptly (a) all the actual, reasonable and documented out of pocket costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for the Borrower Parties; (c) the actual, reasonable and documented out of pocket fees, expenses and disbursements of one primary counsel to the Agents and, to the extent reasonably necessary, one additional counsel in each relevant material jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions, and in case of actual or perceived conflict, of another firm of counsel for such affected person), in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower; (d) all actual, reasonable and documented out of pocket fees, costs and expenses of creating, perfecting and recording Liens in favor of the Collateral Agent, for the benefit of the Secured Parties pursuant hereto, including filing and recording fees, expenses and Taxes, stamp or documentary Taxes, search fees and title insurance premiums (which is limited, if necessary, to one firm of local counsel in each appropriate jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions, and in case of actual or perceived conflict, of another firm of counsel for such affected person)); (e) all the actual, reasonable and documented out of pocket costs, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all actual, reasonable and documented out of pocket costs and expenses (including, to the extent necessary, the reasonable and documented fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable out of pocket costs and expenses incurred by each Agent, the Lead Arranger and its Affiliates in connection with the marketing and syndication of the Term B Advances and Commitments and the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) all reasonable and documented out of pocket fees, costs and expenses, including attorneys’ fees (limited to one primary counsel and, to the extent reasonably necessary, one additional counsel in each relevant material jurisdiction and in the case of actual or perceived conflict, of another firm of counsel for such affected person, in each case, for the Agents, Depositary and the Lenders, taken as a whole) and costs of settlement, incurred by any Agent or the Depositary and, after the occurrence and during the continuance of an Event of Default, the Lenders in enforcing or protecting any rights, Obligations or remedies of or in collecting any payments due from the any Borrower Party hereunder or under the other Loan Documents (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.  The Lead Arranger, the Depositary and their respective Affiliates shall be an express third party beneficiary of this Section 10.02.

SECTION 10.03  Indemnity.

(a)          In addition to the payment of expenses pursuant to Section 10.02, whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, the Administrative Agent, the Collateral Agent, the Lead Arranger and each of the Lenders and the Depositary and the officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates of each such Agent, Lead Arranger and Lender and the Depositary (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, that the Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from (i) the gross negligence, material breach, bad faith or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final, non-appealable judgment, (ii) material breaches of the Loan Documents by the Administrative Agent or a Lender as determined by a court of competent jurisdiction in a final, non-appealable judgment and (iii) litigation solely between the Administrative Agent and one or more Lenders or among Lenders not arising from any act or failure to act as required under a Loan Document by the Borrower or any of its affiliates (other than litigation involving claims against the Administrative Agent, any Lead Arranger or any other agent or co-agent (if any) designated by the Lead Arranger with respect to the Facilities, in each case in fulfilling their respective roles as such or in their respective capacities as such, or, in the case of any Lead Arranger, solely in connection with its syndication activities as contemplated hereunder), as determined by a court of competent jurisdiction in a final, non-appealable judgment.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.03 may be unenforceable in whole or in part because they violate any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.  The provisions of this Section 10.03 (and the provisions of Section 10.02) shall not apply to Taxes, except for Taxes that represent otherwise Indemnified Liabilities with respect to non-Tax claims. Notwithstanding the foregoing, each party to this Agreement shall, to the extent they are an  Indemnitee, and shall cause their respective officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates to,  refund and return any and all amounts paid by the Borrower under this paragraph to such Indemnitee for any such fees, expenses or damages to the extent such Indemnitee is not entitled to payment of such amount in accordance with the terms hereof, as determined by a court of competent jurisdiction in a final and non-appealable judgment.

(b)         To the extent permitted by applicable Law, the Borrower shall not assert, and the Borrower hereby waives, any claim against each Lender, and each of their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Term Advance or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided, however, that (i) this clause (b) shall not waive, release or otherwise limit any obligation of any party to indemnify, pay and hold harmless any other party from and against such damages to the extent such damages are incurred by and payable to any third party and (ii) shall not apply to any claims for such damages as a result of material breaches of the Loan Documents by or the gross negligence, bad faith or willful misconduct of such Lender, and each of their respective Affiliates, directors, employees, attorneys, agents or sub-agents, as determined by a court of competent jurisdiction in a final, non-appealable judgment.

(c)          If any payment of principal of, or Conversion of, any SOFR Advance is made by Borrower to or for the account of a Lender as a result of a payment or Conversion pursuant to Section 2.04, 2.06(b) or 4.04, acceleration of the maturity of the Term Advances pursuant to Section 8.01 or for any other reason, or if the Borrower fails to make any payment or prepayment of a Term Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 8.01 or otherwise, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including any loss (but excluding loss of anticipated profits or margin), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Term Advance.

(d)        The Lead Arranger, the Depositary and their respective Affiliates shall be an express third party beneficiary of this Section 10.03.

(e)       The obligations to indemnify in this Section 10.03 shall survive any resignation or removal of the Administrative Agent, Collateral Agent or Depositary and the termination of this Agreement.

SECTION 10.04  Set-Off.  Subject to the Intercreditor Agreement and in addition to any rights now or hereafter granted under applicable Law and not by way of limitation of any such rights, if an Event of Default shall have occurred and be continuing, each Lender is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Debt evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Debt at any time held or owing by such Lender or any branch or agency thereof or any Affiliate thereof to or for the credit or the account of the Borrower against and on account of the obligations and liabilities of the Borrower to such Lender hereunder or the other Loan Documents, including all claims of any nature or description arising out of or connected hereto or with any other Loan Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Term Advances or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations and liabilities, or any of them, may be contingent or unmatured.  The right of set-off provided in this Section 10.04 shall not apply to any Excluded Property.

SECTION 10.05  Amendments and Waivers.

(a)        Required Lenders’ Consent.  Subject to the terms of Sections 4.01, and 10.05(d) and additional requirements of Section 10.05(b) and 10.05(c), no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Borrower Party therefrom, shall in any event, except as provided herein (including, Refinancing Amendments entered into in accordance with the terms of Section 2.08 herein and Extension Amendments entered into in accordance with the terms of Section 2.09 herein) or in any other Loan Document, be effective without the written concurrence the Borrower and the Required Lenders or the Administrative Agent (acting on behalf of the Required Lenders).

(b)        Affected Lenders’ Consent.  Without the written consent of each Lender (other than, in the case of clause (x) below, a Defaulting Lender) that would be directly and adversely affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)          extend the scheduled final maturity of any Term Advance or Term B Note or the availability period of any Commitment hereunder;

(ii)          waive, reduce or postpone any scheduled amortization payment (but not any prepayment);

(iii)         [reserved];

(iv)         reduce the rate of interest on any Term Advance or any fee or any premium payable to such Lender hereunder (other than, in each case, any waiver of any increase in the interest rate applicable to any Term Advance pursuant to Section 4.02 or any other amount hereunder);

(v)          extend the time for payment of any interest or fees to such Lender;

(vi)         forgive the principal amount of any Term Advance or reduce the principal amount of any Term Advance;

(vii)        amend, modify, terminate or waive any provision of Section 10.05(a), this Section 10.05(b), Section 10.05(c) or any other provision of this Agreement that expressly provides that the consent of each affected Lender or all Lenders is required;

(viii)      amend the definition of “Required Lenders” or “Required Class Lenders” hereunder or the definitions of “Outstanding Amount” or “Required Secured Parties” (in each case, as defined in the Intercreditor Agreement); provided, that, with the consent of the Required Lenders, additional extensions of credit pursuant hereto may be included in the definition of “Required Lenders” or “Required Class Lenders” hereunder or the definitions of “Outstanding Amount” or “Required Secured Parties” (in each case, as defined in the Intercreditor Agreement) on substantially the same basis as the Term Advances and Commitments are included on the Effective Date;

(ix)        release all or substantially all of the Collateral, or the Borrower from the Security Agreement, except as expressly provided in the Loan Documents;

(x)         amend or modify the pro rata or ratable distribution or sharing requirements of Section 2.03, Section 2.04, Section 4.05 or Section 4.07; provided, that, notwithstanding anything to the contrary contained herein, the foregoing shall not be construed to prohibit non-pro rata “paydowns” of Term Advances in connection with assignments to Non-Debt Fund Affiliates or to the Borrower made in accordance with Section 10.06(d) or Section 10.06(e), as applicable;

(xi)       consent to the assignment or transfer by any Borrower Party of any of its rights and obligations under any Loan Document; or

(xii)          amend the “waterfall” provisions in Section 4.1 of the Intercreditor Agreement.

(c)         Other Consents.  No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Borrower Party therefrom, shall:

(i)          [reserved];

(ii)         without the consent of the Required Lenders or the consent of Lenders holding a majority of the Commitments or Term Advances directly affected thereby, (A) change the order of application of any prepayment of Term Advances from the application thereof set forth in the applicable provisions of Section 2.04 of this Agreement or Section 4.1 of the Intercreditor Agreement, in any manner that disproportionately affects the Lenders under the Term B Facility differently from the other Lenders or other Secured Parties or (B) otherwise disproportionately affect the obligation of the Borrower to make any payment of the Term Advances to the Lenders under the Term B Facility from the other Lenders or other Secured Parties; provided, that the Required Lenders may waive, in whole or in part, any prepayment so long as the application as between Facilities, of any portion of such prepayment which is still required to be made is not altered;

(iii)         [reserved];

(iv)         amend, modify, terminate or waive any provision of Article IX as the same applies to any Agent or the Depositary, or any other provision hereof (including any applicable provisions of Section 10.05(b) and Section 10.05(c)) or of any Loan Document as the same applies to the rights, powers, privileges or obligations of any such Agent or the Depositary, in each case, without the consent of such Agent or the Depositary, as applicable;

(v)          [reserved]; or

(vi)        amend, modify or waive this Agreement or any other Loan Document so as to alter the ratable treatment of Obligations arising under the Loan Documents and obligations arising under Permitted Interest Rate Agreements or Permitted Secured Commodity Hedge and Power Sale Agreements, or the definition of “Hedge Bank”, “Commodity Hedge Counterparty”, “Interest Rate Agreement”, “Commodity Hedge and Power Sale Agreement”, “Permitted Interest Rate Agreement”, “Permitted Secured Commodity Hedge and Power Sale Agreement”, “Obligations” or “Secured Parties” (as such terms or (terms with similar meanings) are defined in this Agreement or any applicable Loan Document), in each case in a manner materially adverse to any Commodity Hedge Counterparty or Hedge Bank, as applicable, without the written consent of such Commodity Hedge Counterparty or Hedge Bank; or

(vii)       other than in connection with any debtor-in-possession financing or use of the Collateral in any insolvency proceeding under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Debtor Relief Laws, subordinate (x) the Liens securing any of the Obligations on all or substantially all of the Collateral (“Existing Liens”) to the Liens securing any other Debt for borrowed money or (y) any Obligations in contractual right of payment to any other Debt for borrowed money (any such other Debt for borrowed money, to which such Liens securing any of the Obligations or such Obligations, as applicable, are subordinated, “Senior Debt”), in either the case of subclause (x) or (y), unless each adversely affected Lender has been offered a bona fide opportunity to fund or otherwise provide its pro rata share (based on the amount of Obligations that are adversely affected thereby held by each Lender) of the Senior Debt on the same terms (other than bona fide backstop fees, any arrangement or restructuring fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction; such fees and expenses, “Ancillary Fees”) as offered to all other providers (or their Affiliates) of the Senior Debt and to the extent such adversely affected Lender decides to participate in the Senior Debt, receive its pro rata share of the fees and any other similar benefit (other than Ancillary Fees) of the Senior Debt afforded to the providers of the Senior Debt (or any of their Affiliates) in connection with providing the Senior Debt pursuant to a written offer made to each such adversely affected Lender describing the material terms of the arrangements pursuant to which the Senior Debt is to be provided, which offer shall remain open to each adversely affected Lender for a period of not less than five (5) Business Days; provided, however, that (A) if any such adversely affected Lender does not accept an offer to provide its pro rata share of such Senior Debt within the time specified for acceptance in such offer being made, such adversely affected Lender shall be deemed to have declined such offer, and (B) any subordination expressly permitted by this Agreement (as in effect on the Effective Date) or by the Intercreditor Agreement shall not be restricted by subclauses (x) or (y) above.

(d)         Amendments to Cure Ambiguities, Defects etc.  Notwithstanding the other provisions of this Section 10.05, the Borrower and the Administrative Agent may (but shall have no obligation to) amend or supplement the Loan Documents without the consent of any Lender or other Borrower Party: (i) to cure any ambiguity, defect or inconsistency; (ii) to make any change that would provide any additional rights or benefits to any of the Lenders; (iii) to make, complete or confirm any grant of Collateral permitted or required by this Agreement or any of the Collateral Documents or any release of any Collateral that is otherwise permitted under the terms of this Agreement and the Collateral Documents; (iv) to correct any typographical errors, drafting mistakes or other similar mistakes that do not modify the intended rights and obligations of the parties hereto; (v) to amend the Loan Documents as set forth in Section 7.02(w) or (vi) to implement the provisions of the Fee Letters, and such amendment or supplement shall become effective without any further action or consent unless the Required Lenders object to such amendment or supplement within five (5) Business Days of notification of such amendment or supplement to the Lenders. Notification of such amendment or supplement shall be made by the Administrative Agent to the Lenders on or prior to five (5) Business Days prior to the amendment becoming effective.

(e)         Execution of Amendments, etc.  The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Borrower Party in any case shall entitle any Borrower Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.05 shall be binding upon each Lender at the time outstanding and each future Lender.

(f)          Intercreditor Agreement.  Notwithstanding anything to the contrary set forth herein, any amendment, modification, termination or consent to, of or under any Collateral Document permitted pursuant to this Section 10.05 shall be subject to the applicable terms of the Intercreditor Agreement.

(g)         No Hedge and Swap Counterparty Consents. No Commodity Hedge Counterparty or counterparty to an Interest Rate Agreement that obtains the benefit of the provisions of any Loan Documents or the benefit of any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of any Loan Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.

SECTION 10.06  Successors and Assigns; Participations.

(a)          Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of the parties (and (i) with respect to the indemnification provisions hereof, to the benefit of any other Persons entitled to indemnification hereunder and (ii) to the extent provided in Section 9.13, to the benefit of the Depositary).  No Borrower Parties’ rights or obligations hereunder nor any interest therein may be assigned or delegated by any of the Borrower Parties without the prior written consent of the Administrative Agent and all Lenders.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and the Lenders and any other Persons entitled to indemnification hereunder) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Register.  The Administrative Agent, acting for this purpose (but only for this purpose) as the non-fiduciary agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at its address referred to in Section 10.01 a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment under each Facility of, and principal amount of and stated interest on the Term Advances owing under each Facility to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower or any Lender (it being understood that no Lender shall be entitled to view any information in the Register beyond the names and addresses of such Lender and any entry relating to such Lender’s own Term Advances or Commitments) at any reasonable time and from time to time upon reasonable prior notice.  The Borrower, the Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Term Advances listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Term Advance shall be effective, in each case unless and until recorded in the Register following receipt of an Assignment and Assumption effecting the assignment or transfer thereof as provided in Section 10.06(f).  Each assignment shall be recorded in the Register on the Business Day the Assignment and Assumption is received by the Administrative Agent, if received by 12:00 noon (New York City time), and on the following Business Day if received after such time, prompt notice thereof shall be provided to the Borrower and a copy of such Assignment and Assumption shall be maintained.  The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.”  Any request, authority or consent of any Person which, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Term Advances.

(c)         Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights (in minimum amounts of $1,000,000) and obligations under this Agreement, including all or a portion of its Commitment or Term Advances owing to it or other Obligations:

(i)           to any Person meeting the criteria of clause (a) of the definition of the term of “Eligible Assignee” upon the giving of notice to the Borrower and Administrative Agent;

(ii)         to any Person meeting the criteria of clause (b) of the definition of the term of “Eligible Assignee” upon giving of notice to the Borrower and the Administrative Agent and consented to by the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed; provided, that each such assignment pursuant to this Section 10.06(c)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by the Borrower and the Administrative Agent or as shall constitute the aggregate amount of the Term Advances and Commitments under the Term B Facility of the assigning Lender); and

(iii)       in the case of Term B Commitments and Term B Advances, upon giving notice to the Borrower and the Administrative Agent, to any Non-Debt Fund Affiliate so long as the conditions in Section 10.06(e) are satisfied, to any Debt Fund Affiliate so long as conditions in Section 10.06(f) are satisfied, or to the Borrower so long as the conditions in Section 10.06(g) are satisfied.

The consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments under this Section 10.06(c) unless (x) any Payment or Bankruptcy Event of Default has occurred and is continuing at the time of such assignment, (y) such assignment is to a Lender, an Affiliate of a Lender or a Related Fund or (z) such assignment is an assignment of the Term B Facility and is made to an assignee previously approved by the Borrower during primary syndication; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof.

Each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under any or all of the Facilities.

Pledges of loans in accordance with applicable Law shall be permitted.

(d)          Disqualified Institutions.

(i)          Notwithstanding anything herein to the contrary, no assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person, unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation.  For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (1) such assignee shall not retroactively be disqualified from becoming a Lender and (2) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution.  Any assignment in violation of this Section 10.06(d)(i) shall not be void, but the provisions of Section 10.06(d)(i), Section 10.06(d)(iii), and Section 10.06(d)(iv) below shall apply.

(ii)         If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of Section 10.06(d)(i), or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense, upon notice to the applicable Disqualified Institution and the Agents, (A) terminate any Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Commitment, (B) in the case of outstanding Term Advances held by Disqualified Institutions, purchase or prepay such Term Advance by paying the lesser of (1) the principal amount thereof and (2) the amount that such Disqualified Institution paid to acquire such Term Advances, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.06), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations of such Term Advances, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)         Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (1) have the right to receive information, reports or other materials provided to Lenders by any of the Borrower Parties, the Administrative Agent, the Collateral Agent or any Lender, (2) attend or participate in meetings attended by the Lenders and any of the Agents, or (3) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent, the Collateral Agent or the Lenders and (B) (1) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (2) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to the Bankruptcy Code or any other Debtor Relief Law (a “Plan”), each Disqualified Institution party hereto hereby agrees (x) not to vote on such Plan, (y) if such Disqualified Institution does vote on such Plan notwithstanding the restriction in the foregoing clause (x), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief laws) and (z) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (y).

(iv)       The Administrative Agent and the Lenders shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions.  Without limiting the generality of the foregoing, neither the Administrative Agent nor any Lender shall (A) be obligated to ascertain, monitor or inquire as to whether any other Lender or participant or prospective Lender or participant is a Disqualified Institution or (B) have any liability with respect to or arising out of any assignment or participation of Term Advances or Commitments, or disclosure of confidential information, by any other Person to any Disqualified Institution.

(e)          Assignments to Non-Debt Fund Affiliate.  So long as no Default or Event of Default has occurred and is continuing or would result therefrom, each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Term B Commitments or Term B Advances owing to it (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under the Term B Facility) to any Non-Debt Fund Affiliate through (x) any offer to purchase or take by assignment open to all Lenders on a pro rata basis in accordance with an Auction or (y) open market purchases on a non-pro rata basis, in each case subject to the following limitations:

(i)           the aggregate principal amount of Term B Advances purchased by assignment pursuant to this Section 10.06 and held at any one time by Non-Debt Fund Affiliates may not exceed twenty-five percent (25%) of the outstanding principal amount of all Term B Advances; and

(ii)          such Non-Debt Fund Affiliate, in its capacity as Lender, shall (A) not have any voting or approval rights whatsoever under the Loan Documents (including for purposes of any action requiring the approval of “Required Lenders” or pursuant to Section 10.05) other than with respect to those matters (1) set forth in Section 10.05(b) to the extent such Non-Debt Fund Affiliate is a Lender affected thereby or (2) that disproportionately affect such Non-Debt Fund Affiliate in its capacity as a Lender as compared to the effect of such matters on the other Lenders, or be permitted to require any Agent or any other Lender to undertake any action (or refrain from taking any action) pursuant to or with respect to the Loan Documents, (B) not be permitted to, in its capacity as a Lender, attend any meeting or conference call with any Agent, any Lender or any Borrower Party, receive any information from any Agent, any Lender or any Borrower Party or have any rights of inspection or access relating to any Borrower Party (in each case, unless any Borrower Party shall be permitted to attend such meeting or call, receive such information or have any such rights or inspection or access), (C) not be permitted to make or bring any claim, in its capacity as Lender, against any Agent or any Lender with respect to the duties and obligations of such Person under the Loan Documents and (D) shall agree that the Administrative Agent shall vote on behalf of such Non-Debt Fund Affiliate in connection with any Plan; provided, that, without the written consent of the Non-Debt Fund Affiliate, no Plan shall affect the Non-Debt Fund Affiliate (in its capacity as a Term B Lender) in a disproportionately adverse manner than its effect on the other Term B Lenders.

(f)          Assignment to Debt Fund Affiliate.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Term B Commitments or Term B Advances owing to it (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under the Term B Facility) to any Debt Fund Affiliate through (i) any offer to purchase or take by assignment open to all Term B Lenders on a pro rata basis in accordance with customary procedures and/or (ii) open market purchases on a non-pro rata basis; provided, that, for any “Required Lender” votes, any Debt Fund Affiliates cannot, in the aggregate, account for more than 49.9% of the amounts included in the determination of whether such consent or waiver has been obtained.

(g)          Assignments to the Borrower.  Notwithstanding anything to the contrary contained in this Section 10.06 or any other provision of this Agreement, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Term B Commitment or Term B Advances owing to it (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under the Term B Facility) to the Borrower through (x) any offer to purchase or take by assignment open to all Lenders on a pro rata basis in accordance with an Auction or (y) open market purchases or other privately negotiated purchases (including debt-for-debt exchanges) on a non-pro rata basis, in each case subject to the following limitations:

(i)          the Borrower may conduct one or more modified Dutch auctions (each, an “Auction”) to repurchase all or any portion of the Term Advances, provided, that (A) notice of the Auction shall be made to all Term B Lenders on a pro rata basis (in proportion to each such Term B Lender’s outstanding Term Advances at such time) and (B) the Auction shall be conducted pursuant to such procedures as the Auction Manager may establish which are consistent with this Section 10.06(g) and are otherwise reasonably acceptable to the Borrower, the Auction Manager and the Administrative Agent;

(ii)         with respect to all repurchases made by the Borrower pursuant to this Section 10.06(g), (A) the Borrower shall deliver to the Auction Manager a certificate of an authorized officer or authorized signatory stating that no Default or Event of Default has occurred and is continuing or would result from such repurchase and (B) the assigning Lender and the Borrower shall execute and deliver to the Auction Manager an Affiliate Assignment Agreement; and

(iii)        following repurchase by the Borrower pursuant to this Section 10.06(g), the Term Advances so repurchased shall, without further action by any Person, be automatically cancelled for all purposes and no longer outstanding (and may not be resold by the Borrower), for all purposes of this Agreement and all other Loan Documents, including (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (C) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document.  In connection with any Term Advances repurchased and cancelled pursuant to this Section 10.06(g), the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.

(h)         Mechanics.  Assignments shall be executed by manual execution and delivery to the Administrative Agent of an Assignment and Assumption, together with a processing and recordation fee of $3,500 (it being understood that such recordation fee shall not apply to any assignments by any Initial Lender or any of its Affiliates pursuant to initial syndication) (which shall be limited to one processing and recordation fee for each assignment to or between Related Funds); provided, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  Assignments shall be effective as of the Assignment Effective Date.  In connection with all assignments there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, as the assignee under such Assignment and Assumption may be required to deliver pursuant to Section 4.06(e).

(i)          Effect of Assignment.  Subject to the terms and conditions of this Section 10.06, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Term Advances and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.08) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Loan Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee; and (iv) if any such assignment occurs after the issuance of any Term B Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Term B Notes to Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Term B Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the outstanding Term Advances of the assignee and/or the assigning Lender.

(j)          Participations.  Each Lender shall have the right at any time to sell one or more participations to any Person (other than any Sanctioned Person, Disqualified Institution or the Borrower or any of its Affiliates) in all or any part of its Commitments, Term Advances or in any other Obligation.  The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Term Advance or Term B Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates or other amounts hereunder) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Term Advance shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Loan Documents) supporting the Term Advances hereunder in which such participant is participating.  The Borrower agrees that each participant shall be entitled to the benefits of Sections 4.04, 4.06 and Section 10.03(c) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, that (A) a participant shall not be entitled to receive any greater payment under Section 4.04 or 4.06 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless such entitlement to receive a greater payment results from a change in applicable Law that occurs after the participant acquired the applicable participation and (B) a participant shall not be entitled to the benefits of Section 4.06 unless such participant agrees, for the benefit of the Borrower, to comply with Section 4.06 as though it were a Lender (it being understand that the tax forms required under Section 4.06 shall be delivered solely to the participating lender); provided, further, that, except as specifically set forth in clauses (i) and (ii) of this sentence, nothing herein shall require any notice to the Borrower or any other Person in connection with the sale of any participation.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.04 as though it were a Lender, provided such participant agrees to be subject to Section 4.07 as though it were a Lender.

(k)          Participant Register.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for Tax purposes), maintain a register on which it enters the name and address of each participant and the principal amount of (and stated interest on) each participant’s interest in the Term Advances or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Term Advances or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, making of a Term Advance or other obligation is in registered form under United States Treasury Regulations Section 5f.103-1(c).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(l)         Certain Other Assignments.  In addition to any other assignment permitted pursuant to this Section 10.06, any Lender may assign and/or pledge all or any portion of its Term Advances, the other Obligations owed by or to such Lender, and its Term B Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank or any other central bank having jurisdiction over such Lender as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank or such other central bank; provided, that no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further that, in no event shall the applicable Federal Reserve Bank or such other central bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(m)       Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable ratable share of Term Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Lender hereunder (and interest accrued thereon); provided, that, notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

SECTION 10.07 Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

SECTION 10.08  Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Term Advance.  Notwithstanding anything herein or implied by law to the contrary, the agreements of the Borrower set forth in Sections 4.04, 4.06, 10.02, 10.03, 10.04 and 10.17 and the agreements of the Lenders set forth in Sections 4.07, 9.03(b) and 9.06 shall survive the payment of the Term Advances, the reimbursement of any amounts drawn thereunder, and the termination hereof.

SECTION 10.09  No Waiver; Remedies Cumulative.  No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents or any of the Interest Rate Agreements or Commodity Hedge and Power Sale Agreements.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Subject to the terms of the Intercreditor Agreement, the authority to enforce rights and remedies hereunder against the Borrower Parties shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.01 for the benefit of all the Lenders; provided, that subject to the terms of the Intercreditor Agreement, the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder, (b) any Lender from exercising setoff rights in accordance with Section 10.04 (subject to the terms of Section 4.07), (c) [reserved], (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to Borrower Parties under any Debtor Relief Law or (e) any Person expressly entitled to indemnification hereunder from asserting a claim for such indemnification; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder, then (i) the Required Lenders shall have the rights otherwise provided to the Administrative Agent pursuant to Section 8.01 and (ii) in addition to the matters set forth in clause (b) of the preceding proviso and subject to Section 4.07, any Lender may, with the consent of the Required Lenders, enforce any rights or remedies available to it and as authorized by the Required Lenders.

SECTION 10.10  Marshalling; Payments Set Aside.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower Parties or any other Person or against or in payment of any or all of the Obligations.  To the extent that the Borrower Parties make a payment or payments to the Administrative Agent or the Lenders (or to Administrative Agent, on behalf of the Lenders), or any Agent or Lender enforces any security interests or exercise its rights of setoff or recoupment, and such payment or payments or the proceeds of such enforcement or setoff, recoupment or any part thereof are subsequently invalidated, declared to be or are otherwise avoided as fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

SECTION 10.11  Severability.  In case any provision in or obligation hereunder or under any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 10.12  Obligations Several; Lenders’ Rights Independent.  The obligations of Lenders hereunder are several, and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder.  Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a Joint Venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof, and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

SECTION 10.13  Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

SECTION 10.14  Applicable Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 10.15  Consent To Jurisdiction.  ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK (EXCEPT THAT AN ACTION TO FORECLOSE ON THE MORTGAGES SHALL BE BROUGHT IN THE COUNTY IN WHICH THE MORTGAGE PROPERTY IS LOCATED).  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.01; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS AND THE LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 10.16  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE CREDIT EXTENSIONS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

SECTION 10.17  Confidentiality.  Each Lender shall hold all Non-Public Information regarding the Borrower and its businesses identified as such by the Borrower and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling such Lender’s own confidential information, it being understood and agreed by the Borrower that, in any event, a Lender may make (a) disclosures of such information on a confidential basis to Affiliates of such Lender and to such Lender and such Affiliates’ respective agents and advisors (and to other Persons authorized by a Lender, Agent or Depositary to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17)  (so long as each such Person agrees to keep the same confidentiality as in accordance with this Section 10.17), (b) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Term Advances or any participations therein, to any successor Agent or successor Depositary or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Interest Rate Agreements or Commodity Hedge and Power Sale Agreements or any other swap or derivatives transaction relating to the Operating Parties and their obligations (provided, that, prior to any disclosure, such assignee, transferee or participant shall undertake to preserve the confidentiality of any confidential information relating to the Borrower received by it from any Agent or any Lender (it being acknowledged that any “click through” confidentiality provision contained on any DebtDomain/IntraLinks/IntraAgency or another relevant website shall suffice for purposes of this proviso)), (c) disclosure to any rating agency in connection with rating any Borrower Parties or the Facilities on a confidential basis, (d) disclosures required or requested by any Governmental Authority or representative thereof or by the National Association of Insurance Commissioners (or any successor thereto) or pursuant to legal or judicial process; provided, that unless specifically prohibited by applicable Law or court order, each Lender shall make reasonable efforts to  notify the Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such Non-Public Information prior to disclosure of such information, (e) disclosures to any other party hereto or to the Depositary, (f) disclosures in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (g) disclosures to the extent that such information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to an Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower Parties, (h) disclosures to any credit insurance provider relating to the Borrower and its obligations (so long as each such Person agrees to keep the same confidentiality as in accordance with this Section 10.17), (i) disclosures to any actual or potential credit provider or investor in connection with a financing or securitization or proposed financing or securitization of all or a part of any amounts payable to or for the benefit of any Lender or its Affiliates under the Loan Documents (so long as each such Person agrees to keep the same confidentiality as in accordance with this Section 10.17) and (j) other disclosures with the consent of the Borrower.  In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.

SECTION 10.18  Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable Law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Term Advances made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if and when the Term Advances made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Term Advances made hereunder or be refunded to the Borrower.  Any refunded amounts shall be retained by the Borrower and deposited (or caused to be deposited) into the Revenue Account.

SECTION 10.19  Counterparts; Electronic Execution.

(a)         Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  This Agreement may be delivered by the exchange of signed signature pages by e-mail or other electronic means (including a “.pdf” or “.tif” file), and any printed or copied version of any signature page so delivered shall have the same force and effect as an originally signed version of such signature page.

(b)         Electronic Execution.  The words “executed”, “execution,” “signed,” “signature,” “delivery” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement and the transactions contemplated hereby (including, without limitation, amendments, supplements, modifications, waivers, joinders, notices and consents) shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other state laws based on the Uniform Electronic Transactions Act, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

SECTION 10.20  Effectiveness.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

SECTION 10.21  Patriot Act.  Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower Parties that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower Parties, which information includes the name and address of the Borrower Parties and other information that will allow such Lender or Agent, as applicable, to identify the Borrower Parties in accordance with the Patriot Act.  The Borrower Parties shall, promptly following a request by any Agent or Lender, provide all documentation and other information that such Agent or Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and Anti-Money Laundering Laws, including the Patriot Act.

SECTION 10.22  Collateral Documents.  Each Lender hereby acknowledges and agrees on behalf of itself that the Lien priorities and other matters related to the Loan Documents and the Collateral are subject to and governed by the Security Agreement, the Intercreditor Agreement and the other Collateral Documents.  Each Lender, by delivering its signature page hereto, funding its Term Advances on the Effective Date and/or executing an Assignment and Assumption (as applicable) shall be deemed to have (a) acknowledged receipt of, consented to and approved the Security Agreement, the Intercreditor Agreement, the Depositary Agreement and the other Collateral Documents and (b) authorized and directed the Administrative Agent and the Collateral Agent to perform their respective obligations thereunder.

SECTION 10.23  No Advisory or Fiduciary Relationship.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower Party hereby acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between such Borrower Party and its Affiliates and any Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Agent or any Lender has advised or is advising such Borrower Party or any Affiliate thereof on other matters, (ii) the arranging and other services regarding this Agreement provided by the Agents and the Lenders are arm’s-length commercial transactions between the Borrower Parties, on the one hand, and the Agents and the Lenders, on the other hand, (iii) the Borrower Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent that they have deemed appropriate and (iv) the Borrower Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Agents and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower Parties or any of their respective Affiliates, or any other Person; (ii) none of the Agents and the Lenders has any obligation to any Borrower Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of any Borrower Party and its Affiliates, and none of the Agents and the Lenders has any obligation to disclose any of such interests to any Borrower Party or any of its Affiliates.  To the fullest extent permitted by Law, the Borrower Parties hereby waive and release any claims that they may have against the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.24  Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Interest Rate Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)        In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.

(b)        In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(c)       Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered as of the date first written above.

LONG RIDGE ENERGY LLC, as Borrower

By:	/s/ Robert Wholey
Name:	Robert Wholey
Title:	President

LONG RIDGE ENERGY GENERATION LLC, as an Operating Party

By:	/s/ Robert Wholey
Name:	Robert Wholey
Title:	President

OHIO GASCO LLC, as an Operating Party

By:	/s/ Robert Wholey
Name:	Robert Wholey
Title:	President

[Signature Page to Credit Agreement]

CITIZENS BANK, N.A.,
as Administrative Agent

By:	/s/ Brady Bingham
Name:	Brady Bingham
Title:	Vice President

[Signature Page to Credit Agreement]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Collateral Agent

By:	/s/ Joshua A. Hahn
Name:	Joshua A. Hahn
Title:	Vice President

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A.,
as an Initial Lender and Term B Lender

By:	/s/ Maya Venkatraman
Name:	Maya Venkatraman
Title:	Authorized Signatory

[Signature Page to Credit Agreement]